UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☑                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☑	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

CH ENERGY GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: CH Energy Group, Inc. Common Stock, $0.10 par value.

(2)	Aggregate number of securities to which transaction applies: As of March 29, 2012, 14,914,853 shares of CH Energy Group, Inc. Common Stock outstanding, including 24,909 restricted shares; 11,540 outstanding options granted under the company equity plans with exercise prices below $65.00 per share; and 310,121 performance shares, restricted stock units and deferred stock units granted under the company equity plans.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee was determined based upon the sum of (A) 14,914,853 shares of CH Energy Group, Inc. Common Stock outstanding (including 24,909 restricted shares) multiplied by $65.00 per share; (B) 11,540 options granted under the company equity plans with exercise prices below $65.00 per share multiplied by $16.38 (which is the difference between $65.00 and the weighted average exercise price of $48.62 per share); and (C) 310,121 performance shares, restricted stock units and deferred stock units granted under the company equity plans multiplied by $65.00 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00011460 by the sum calculated in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:
$989,812,313

(5)	Total fee paid:
$113,433

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Proxy Statement –

Subject to Completion, dated April 2, 2012

284 South Avenue

Poughkeepsie, New York 12601-4839

www.CHEnergyGroup.com

                    , 2012

Dear Shareholder,

On February 20, 2012, CH Energy Group, Inc., which we refer to as CH Energy, entered into a merger agreement with Fortis Inc., which we refer to as Fortis. If the merger is completed, you will be entitled to receive $65.00 in cash, without interest, for each share of our common stock that you own at the time of the merger.

I am pleased to invite you to a special meeting of shareholders of CH Energy to vote on this transaction and related matters. The special meeting will be held at CH Energy’s offices in Poughkeepsie, New York, on                     , 2012, at                     (Eastern Time).

A notice of the special meeting and the proxy statement for use in connection with the solicitation, by CH Energy’s board of directors, of proxies to be used at the special meeting are enclosed.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement under which CH Energy would be acquired by an indirect wholly-owned subsidiary of Fortis, the largest investor-owned distribution utility in Canada, and certain related matters.

After careful consideration, our board of directors has unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of CH Energy and its shareholders and unanimously recommends that you vote “FOR” the adoption of the merger agreement and the related matters.

We believe that this transaction represents an outstanding opportunity for CH Energy’s shareholders. We have always believed strongly in CH Energy and its business plan and had not considered CH Energy to be for sale before Fortis approached us with its compelling offer. Once we looked at that offer, however, it became clear that there might never be a better time to consider a sale of the company.

Prior to the announcement of the Fortis transaction, CH Energy shares had performed very strongly, reaching an all-time high closing price of $59.37 on December 29, 2011. As of February 17, 2012, the last trading day prior to the announcement of the merger, our share price had increased 21.1% over the previous year and 39.9% over the previous 18 months, compared to increases in the mean trading price of peer firms1 of 12.6% and 21.0%, respectively, over those periods. As of February 17, 2012, CH Energy shares also traded at a price to 2011 earnings ratio of 19.8, as compared to peer firms that traded at a mean ratio of 17.7. While we credit the quality of our services and employees as accounting for some of these differences, we cannot be sure that our trading price will not decline to levels more in line with our peer firms in the future.

[1]	Peer firms include Consolidated Edison, Inc., Northeast Utilities, NorthWestern Corporation, NSTAR, Pepco Holdings, Inc., UIL Holdings Corporation and WGL Holdings, Inc.

We also saw larger economic forces contributing to the run-up in our trading price, which could reverse themselves going forward. For example, our trading price and the trading prices of our peer firms have historically moved in opposite directions to interest rates, with dividend-paying utility stocks becoming relatively attractive in low-interest rate environments. We are currently in one of the lowest interest rate environments in recent history, and we do not believe it is very likely for interest rates to fall much further, while we believe there is significant risk that interest rates could rise over both the short and long term. Our stock price also saw a significant increase after the reduction in the tax rate applicable to dividends in 2003, and there are proposals to increase the tax rate on dividends, which would reduce the after-tax value of our dividends to many of our shareholders.

We therefore saw the Fortis offer as an opportunity to lock in a premium to the historically high trading prices our shareholders have enjoyed recently. The definitive merger agreement we have entered into with Fortis provides for a cash payment to you of $65.00 per share. In addition, Fortis agreed that we are permitted to make dividend payments through the closing of the transaction, which we believe also contributes to our stock price trading above the $65.00 per share merger consideration following the announcement of the merger. The $65.00 per share merger consideration represents a 9.5% premium over our all-time high closing price. This is one of the highest premiums over an all-time high closing price obtained in any utility acquisition in the last ten years. This amount also represents multiples of 10.4 times CH Energy’s 2011 EBITDA (earnings before interest, taxes, depreciation and amortization) and 21.9 times CH Energy’s 2011 earnings per share, representing one of the highest sets of transaction multiples for comparable utility acquisitions in the last ten years.

In addition to these benefits to our shareholders, our board of directors carefully considered the potential impact of the proposed merger on our customers, community and employees, as contemplated by both our charter and New York law, and concluded that the transaction would benefit all of these constituencies as well. Our headquarters will remain in Poughkeepsie, maintaining our ties with the community that we serve. Fortis has a federation-style model that permits the utilities it owns to operate largely independently, meaning that little will change in our day-to-day services and operations. On a broader scale, however, our customers will benefit from our ability to learn and adopt Fortis best practices to improve services and, through Fortis, obtain enhanced access to capital to fund investments and technology improvements. Our employees will have access to new opportunities within the Fortis family and the benefit of Fortis commitments to maintain wages and benefits. Fortis has also committed to continuing our charitable and community outreach efforts following the completion of the merger.

We also note that the completion of the transaction is conditioned on, among other requirements, obtaining the approval of the New York Public Service Commission and the Federal Energy Regulatory Commission, neither of which will approve the transaction unless they believe it to be in the public interest. We will be working with both commissions over the coming months, and may put into place additional benefits for our customers and community as needed. The completion of the transaction is also conditioned on the receipt of certain other governmental approvals.

Even with all of the above advantages, our board of directors worked to ensure that our merger agreement would not preclude an even better transaction partner from coming forward. As discussed in more detail in the attached proxy statement, after Fortis approached us, our board, with the help of its financial advisors, surveyed strategic alternatives and the possibility of alternative transaction partners. We concluded there were few, if any, other transaction partners that we believed would have interest in a transaction and the ability to consummate a transaction at an attractive price. Accordingly, under these circumstances, our board of directors determined to proceed with discussions with Fortis without putting CH Energy up for sale, and thereby minimize the risk of premature leaks and potential disruption of our business and employees. In any case, we ensured that the definitive merger agreement permits us to respond, prior to shareholder approval and with specified limitations, to unsolicited alternative proposals, and identifies procedures permitting us to terminate the Fortis merger agreement prior to shareholder approval and enter into an agreement for a superior proposal, subject to payment of an unusually low break-up fee (compared to other comparable transactions) equal to only 2% of the equity value of the Fortis transaction. Since February 21, 2012, when we announced the transaction, no party has approached us regarding an alternative transaction.

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Based on the above factors and other factors described in the attached proxy statement, after careful consideration, our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and the related matters.

Your vote is very important, regardless of the number of shares of common stock you own. We cannot consummate the merger unless the merger agreement is approved by holders of at least a majority of the outstanding shares of CH Energy common stock entitled to vote on the merger proposal.

Only holders of record of shares of CH Energy common stock at the close of business on ,                    2012, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid return envelope, or give your proxy by telephone by calling the toll-free number on your proxy card or by following the instructions on your proxy card to vote using the Internet. You may revoke the proxy at any time prior to its exercise at the special meeting in the manner described in the proxy statement accompanying this letter. Completing a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote. Your vote in person at the special meeting will supersede any previously submitted proxy.

If your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

If you fail to return your proxy or to attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote AGAINST the adoption of the merger agreement.

The attached proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to this document. We encourage you to read this document and the merger agreement carefully and in their entirety. You may also obtain more information about CH Energy from documents we have filed with the Securities and Exchange Commission.

Thank you in advance for your continued support and your consideration of this matter.

Sincerely,

/s/ Steven V. Lant

Steven V. Lant

Chairman of the Board, President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated                     , 2012 and is first being mailed to shareholders on or about                     , 2012.

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284 South Avenue

Poughkeepsie, New York 12601-4839

www.CHEnergyGroup.com

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on                    2012

To the Shareholders of CH Energy Group, Inc.:

A special meeting of shareholders of CH Energy Group, Inc., a New York corporation, which we refer to as CH Energy, will be held at CH Energy’s offices, 284 South Avenue, Poughkeepsie, New York 12601-4839, on                     , 2012, at                      (Eastern Time) for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of February 20, 2012, by and among FortisUS Inc., a Delaware corporation, Cascade Acquisition Sub Inc., a New York corporation and a wholly owned subsidiary of FortisUS Inc., Fortis Inc. (solely for purposes of certain provisions thereof), a corporation incorporated under the Corporations Act of Newfoundland and Labrador, and CH Energy, as it may be amended from time to time, pursuant to which Cascade Acquisition Sub Inc. will merge with and into CH Energy, with CH Energy continuing as the surviving corporation.

2. To consider and cast an advisory, nonbinding vote to approve the compensation that may be paid or become payable to CH Energy named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger—Interests of CH Energy’s Directors and Executive Officers in the Merger—Quantification of Change of Control and Termination Payments and Benefits to the CH Energy Named Executive Officers” beginning on page 47, which we call the advisory say-on-merger-pay proposal.

3. To consider and vote on a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to adopt the merger agreement.

4. To act upon any other matters that may properly come before the special meeting.

The close of business on                     , 2012 is the record date for the purpose of determining the shareholders who are entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Each shareholder is entitled to one vote for each share of CH Energy common stock held on the record date.

THE CH ENERGY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT. CH Energy cannot consummate the merger unless the merger agreement is approved by holders of at least a majority of the outstanding shares of CH Energy common stock entitled to vote on the merger proposal.

In considering the recommendation of the CH Energy board with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. Our board of directors was aware of, and considered, these differing interests, to the extent such interests existed at the time, in evaluating and negotiating the merger agreement and the merger, and in unanimously recommending that the merger agreement be adopted by the shareholders of CH Energy. See “The Merger—Interests of CH Energy’s Directors and Executive Officers in the Merger” beginning on page 44 of this proxy statement for a more detailed discussion of these interests.

THE BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADVISORY SAY-ON-MERGER-PAY PROPOSAL AND “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

The attached proxy statement describes the proposed merger, the actions to be taken in connection with the merger and the merger-related compensation that may be provided to our named executive officers. A proxy for use at the meeting in the form accompanying this Notice is hereby solicited on behalf of the Board of Directors from holders of CH Energy common stock.

Regardless of whether you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares will be represented at the special meeting. If you have Internet access, we encourage you to submit your proxy via the Internet. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the adoption of the merger agreement, “FOR” the approval of the advisory say-on-merger-pay proposal and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the special meeting. Your prompt attention is greatly appreciated.

If you fail to return your proxy or to attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

By Order of the Board of Directors,

/s/ Denise D. VanBuren

Denise D. VanBuren, Corporate Secretary and Vice President—Corporate Communications

                    , 2012

Poughkeepsie, New York

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ADDITIONAL INFORMATION

This document incorporates important business and financial information about CH Energy from documents that are not included in or delivered with this document. See “Where You Can Find More Information” on page 76. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from CH Energy Group, Inc., 284 South Avenue, Poughkeepsie, New York 12601-4839, Attn: Corporate Secretary, telephone (845) 452-2000. You will not be charged for any of these documents that you request. If you wish to request documents, you should do so by                     , 2012 in order to receive them before the special meeting. This proxy statement and CH Energy’s Annual Report to Shareholders for the fiscal year ended December 31, 2011 are available at www.CHEnergyGroup.com by selecting “Investor Relations” and then selecting “Financial Reports.”

For additional questions about the merger, assistance in submitting proxies or voting shares of CH Energy common stock, or additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street—22nd Floor

New York, New York 10005

Banks and Brokers call collect: (212) 269-5550

All others call toll-free: (800) 207-3158

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SUMMARY

The following summary highlights information in this proxy statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. In addition, this proxy statement incorporates by reference important business and financial information about CH Energy Group, Inc. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find More Information” on page 76. We sometimes make reference to CH Energy Group, Inc. and its subsidiaries in this proxy statement by using the terms “CH Energy,” the “Company,” “we,” “our” or “us.” Each item in this summary includes a page reference directing you to a more complete description of the item in this proxy statement.

The Companies (Page 24)

CH Energy Group, Inc. CH Energy Group, Inc., a New York corporation that was organized in 1998, is an energy delivery company headquartered in Poughkeepsie, New York. Our common stock is listed on the New York Stock Exchange, which we refer to as the NYSE, under the symbol “CHG.” Our principal executive offices are located at 284 South Avenue, Poughkeepsie, New York 12601-4839. Our telephone number is (845) 452-2000. CH Energy’s home page on the Internet is www.CHEnergyGroup.com. The information provided on CH Energy’s website is not part of this proxy statement and is not incorporated herein by reference.

Fortis Inc. Fortis Inc., which we refer to as Fortis Parent, is a corporation incorporated under the Corporations Act of Newfoundland and Labrador. Fortis Parent is the largest investor-owned distribution utility in Canada with assets totaling approximately $13.8 billion (based on an exchange rate of 0.9833 US Dollars per Canadian Dollar as of December 31, 2011) and revenue totaling approximately $3.7 billion for the fiscal year ended December 31, 2011 (based on an average exchange rate of 1.011 US Dollars per Canadian Dollar for such fiscal year). Fortis Parent serves more than two million gas and electricity customers. Its regulated holdings include electric utilities in five Canadian provinces and two Caribbean countries and a natural gas utility in British Columbia, Canada. Fortis Parent owns non-regulated generation assets, primarily hydroelectric, across Canada and in Belize and Upper New York State, and hotels and commercial office and retail space in Canada. Fortis Parent common stock is listed on the Toronto Stock Exchange under the symbol “FTS.” Fortis Parent’s executive offices are located at The Fortis Building, Suite 1201, 139 Water Street, St. John’s, Newfoundland and Labrador A1B 3T2, Canada and its telephone number is (709) 737-2800.

FortisUS Inc. FortisUS Inc., which we refer to as FortisUS, is a Delaware corporation and an indirect wholly-owned subsidiary of Fortis Parent. FortisUS is a holding company that was created to own FortisUS Energy Corporation, which we refer to as FortisUS Energy, an indirect wholly-owned subsidiary of Fortis Parent, and potentially to make future investments in the United States. FortisUS’ executive offices are located at The Fortis Building, Suite 1201, 139 Water Street, St. John’s, Newfoundland and Labrador A1B 3T2, Canada and its telephone number is (709) 737-2800.

Cascade Acquisition Sub Inc., which we refer to as Merger Sub, is a New York corporation and a wholly owned subsidiary of FortisUS, which was formed solely for the purpose of facilitating FortisUS’s acquisition of CH Energy. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with its acquisition of CH Energy. Upon consummation of the proposed merger, Merger Sub will merge with and into CH Energy and will cease to exist. Merger Sub’s principal executive offices’ address and telephone number are c/o The Fortis Building, Suite 1201, 139 Water Street, St. John’s, Newfoundland and Labrador A1B 3T2, Canada, (709) 737-2800.

The Merger (Page 25)

The Agreement and Plan of Merger, dated as of February 20, 2012, which we refer to as the merger agreement, by and among FortisUS, Merger Sub, CH Energy and Fortis Parent (solely for purposes of certain provisions thereof), provides that subject to the terms and conditions of the merger agreement, Merger Sub will merge with and into CH Energy, with CH Energy continuing as the surviving corporation, which we refer to as the merger. As a result of the merger, CH Energy will become an indirect wholly-owned subsidiary of Fortis Parent. Upon completion of the proposed merger, shares of CH Energy common stock will no longer be listed on any stock exchange or quotation system. If the merger agreement is adopted and the merger is completed, each outstanding share of CH Energy common stock (other than shares of CH Energy common stock held by CH Energy or its subsidiaries or by FortisUS, Fortis Parent or Merger Sub, or any of their respective wholly-owned subsidiaries) will be converted into the right to receive $65.00 in cash, without interest, less any applicable withholding taxes. The merger agreement is attached to this proxy statement as Annex A. We urge you to read carefully the merger agreement in its entirety as it is the legal document governing the merger.

The Special Meeting (Page 18)

Date, Time and Place. The special meeting will be held at CH Energy’s offices, 284 South Avenue, Poughkeepsie, New York 12601-4839, on                     , 2012, at                      (Eastern Time).

Purpose. You will be asked to consider and vote upon (1) the adoption of the merger agreement, (2) on an advisory, non-binding basis, the compensation that may be paid or become payable to CH Energy’s named executive officers that is based on or otherwise relates to the merger, which we refer to as the advisory say-on-merger-pay proposal, (3) the adjournment of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and (4) such other business as may properly come before the special meeting.

Record Date and Quorum. You are entitled to vote at the special meeting if you owned shares of CH Energy common stock at the close of business on                     , 2012, the record date for the special meeting. You will have one vote for each share of CH Energy common stock that you owned on the record date. As of the record date, there were              shares of CH Energy common stock issued and outstanding and entitled to vote at the special meeting. The presence at the special meeting, in person or by proxy, of the holders of              shares of CH Energy common stock (a majority of CH Energy outstanding common stock entitled to vote at the special meeting) constitutes a quorum for the purpose of considering the proposals. If you submit a properly executed proxy card, even if you abstain from voting, your shares of CH Energy common stock will be counted for the purposes of determining whether a quorum is present at the special meeting.

Vote Required. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of CH Energy common stock entitled to vote on the merger proposal. The approval of the advisory say-on-merger-pay proposal requires the affirmative vote of a majority of the votes cast by holders of shares of CH Energy common stock present or represented by proxy at the special meeting and entitled to vote thereon. If there are insufficient votes at the time of the special meeting, or any adjournment or postponement thereof, to adopt the merger agreement, then CH Energy may seek to adjourn or postpone the special meeting one or more times for a period of not more than 30 calendar days in the aggregate. The approval of a proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies, whether or not a quorum is present, would require the affirmative vote of the holders of at least a majority of the shares of CH Energy common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

Effect of Abstentions and Broker Non-Votes on Voting. Abstentions and shares not represented at the special meeting and not voted in person or by proxy will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Abstentions and shares not represented at the special meeting and not voted in person or by proxy will have no effect on the advisory say-on-merger-pay proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, if necessary or appropriate, but shares not represented at the special meeting and not voted in person or by proxy will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate. Because brokers or banks holding shares of CH Energy common stock in “street name” may vote your shares of CH Energy common stock on the adoption of the merger agreement, the advisory say-on-merger-pay proposal, or adjournments of the special meeting, if necessary or appropriate, only if you provide instructions on how to vote, your failure to provide instructions will result in your shares not being present at the meeting and not being voted on those proposals. It is very important that ALL of our shareholders vote their shares of CH Energy common stock, so please promptly complete and return the enclosed proxy card or submit your proxy by telephone or via the Internet.

How to Vote. After carefully reading and considering the information contained in this proxy statement, we urge you to vote your shares as soon as possible so that your shares are represented at the special meeting. You have a choice of voting by proxy over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m. Eastern Time on                     , 2012. You can also vote in person at the meeting, but we encourage you to submit your proxy card promptly in any event. If a bank or broker holds your shares, you may be able to vote by telephone or via the Internet if the bank or broker offers these options. Please follow the instructions you receive from your bank or broker. Unless you specify to the contrary on your proxy card, all of your shares represented by valid proxies will be voted “FOR” the merger proposal, the say-on-merger-pay proposal and the proposal to permit the proxies to vote, in their discretion, on the postponement or adjournment of the special meeting, if necessary. The persons named as proxies will not have the discretion to vote in favor of any postponement or adjournment as to any shares of our common stock that have been voted against the merger proposal.

IF YOU HOLD YOUR SHARES IN CERTIFICATED FORM, PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. If the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to exchange your stock certificates or surrender your book-entry shares for the merger consideration.

Revocation of Proxies. Any proxy given by a CH Energy shareholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	if a proxy was submitted by telephone or the Internet, by submitting another proxy by telephone or the Internet in accordance with the instructions on the proxy card;

•	by delivering to CH Energy’s Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by submitting a later-dated proxy card relating to the same shares of CH Energy common stock; or

•	by attending the special meeting and voting in person (a CH Energy shareholder’s attendance at the meeting will not, by itself, revoke your proxy; the shareholder must vote in person at the meeting).

“Street name” holders of CH Energy common stock should contact their brokerage firm, bank, trust or other nominee to obtain instructions as to how to change or revoke their proxies.

Recommendation of the CH Energy Board (Page 30)

The CH Energy board of directors, which we refer to as the CH Energy board, unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of CH Energy and its shareholders. The CH Energy board unanimously recommends that CH Energy shareholders vote “FOR” the adoption of the merger agreement, “FOR” the approval of the advisory say-on-merger-pay proposal and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

You should read “The Merger—Reasons for the Merger; Recommendation of the CH Energy Board” for a more detailed discussion of the factors that the CH Energy board considered in deciding to recommend the adoption of the merger agreement and approval of the merger.

Opinion of Lazard Frères & Co. LLC (Page 32)

On February 20, 2012, our financial advisor, Lazard Frères & Co. LLC, which we refer to in this proxy statement as Lazard, rendered its written opinion, consistent with its oral opinion rendered on February 19, 2012, to our board of directors that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the merger consideration of $65.00 in cash per share of outstanding CH Energy common stock, subject to adjustments for reclassifications, stock splits (including reverse stock splits), recapitalizations, split-ups, combinations, exchanges of shares, readjustments or other similar transactions, or stock dividends or stock distributions, to be paid to holders of such CH Energy common stock (other than to (i) CH Energy (as the holder of treasury shares) or any of the subsidiaries of CH Energy and (ii) Fortis Parent, FortisUS, Merger Sub or any of their respective wholly-owned subsidiaries, which are collectively referred to in this discussion as “excluded holders”) in the merger was fair, from a financial point of view, to such holders.

The full text of Lazard’s written opinion, dated February 20, 2012, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this proxy statement as Annex B and is incorporated by reference herein in its entirety. The following summary of Lazard’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Lazard’s opinion and this section carefully and in their entirety. Lazard’s engagement and its opinion were for the benefit of our board of directors (in its capacity as such) and Lazard’s opinion was rendered to our board of directors in connection with its evaluation of the merger and addressed only the fairness as of the date of the opinion, from a financial point of view, to holders of CH Energy common stock (other than the excluded holders) of the consideration to be paid to such holders in the merger. Lazard’s opinion was not intended to, and does not, constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger or any matter relating thereto.

For a further discussion of Lazard’s opinion, see “The Merger—Opinion of Lazard Frères & Co. LLC” beginning on page 32.

Treatment of Options, Restricted Shares and Other Equity Awards (Page 58)

Stock Options. Upon the closing of the merger, each outstanding option to acquire CH Energy common stock, whether or not vested, that remains outstanding as of the closing of the merger will be cancelled in exchange for the right to receive a cash payment equal to the number of shares of CH Energy common stock underlying the option multiplied by the amount by which the per share merger consideration exceeds the applicable exercise price of the option, less any applicable withholding taxes.

Equity-Based Awards Other than Options. Upon the closing of the merger, each restricted share, phantom share, deferred stock unit, restricted stock unit, performance share and other share-based award (all of which we refer to as other equity-based awards) that is not subject to performance criteria will vest in full and be cancelled and converted into a right to receive a cash payment equal to the number of shares of CH Energy common stock subject to the award multiplied by the per share merger consideration less any applicable withholding taxes. Other equity-based awards subject to performance criteria will vest based on target or actual performance levels (whichever results in a higher number of shares) and be cancelled for a cash payment equal to the number of shares of CH Energy common stock that vest in respect of such other equity-based award multiplied by the per share merger consideration, with any expenses or costs arising in connection with the merger or any non-recurring charges that would not reasonably be expected to have been incurred had the merger not occurred excluded in determining the level of attainment.

Material U.S. Federal Income Tax Consequences of the Merger (Page 50)

In general, the receipt of cash in exchange for shares of CH Energy common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Holders of CH Energy common stock should consult their tax advisors about the tax consequences to them of the exchange of shares of CH Energy common stock for cash pursuant to the merger in light of their particular circumstances.

Interests of CH Energy’s Directors and Executive Officers in the Merger (Page 44)

When considering the recommendation of the CH Energy board with respect to the proposed transactions, you should be aware that CH Energy’s executive officers and directors may have interests in the proposed transactions that are different from, or in addition to, those of CH Energy’s shareholders more generally. These interests may present such executive officers and directors with actual or potential conflicts of interest. The CH Energy board was aware of these interests during its deliberations on the merits of the proposed transactions and in deciding to recommend that you vote for the adoption of the merger agreement and approval of the transactions contemplated by the merger agreement at the special meeting. These interests include:

•

The automatic vesting and conversion upon the consummation of the merger of outstanding options to purchase shares of CH Energy common stock and other equity-based awards into the right to receive (i) in the case of each option, an amount in cash equal to the product of (x) the number of shares of CH Energy common stock subject to the option and (y) the amount by which the per share merger consideration exceeds the exercise price per share of such option, and (ii) in the case of each other equity-based award, an amount in cash equal to the product of the number of shares of CH Energy common stock subject to such award and the per share merger consideration, with the number of shares earned in respect of performance-vesting awards determined assuming target level of attainment or based on actual attainment of the applicable performance conditions as of the end of the quarter immediately preceding the consummation of the merger, whichever results in a greater number of shares, without proration (with any expenses or costs arising in connection with the merger or any non-recurring charges that would not reasonably be expected to have been incurred had the merger not occurred excluded in determining the level of attainment).

•

Our executive officers are party to change of control employment agreements with us that, effective for a two- (or, in the case of certain executive officers, three-) year period immediately following a change of control of us, which would include the merger, provide for the continuation of the executive’s pre-merger authority, duties and responsibilities in all material respects and for the continuation of the executive’s pre-merger base salary, incentive compensation and benefits. Under our change of control employment agreements, in the event of a termination of an executive officer’s employment without “cause” or a resignation of the executive officer for “good reason,” in each case within two (or, in the case of certain officers, three) years following (or, under certain circumstances, in anticipation of) the merger, our executive officers would, subject to their execution of a release of claims against us and compliance with certain restrictive covenants set forth in their respective agreements, receive certain compensation and benefits, including (i) cash severance, (ii) payment of a pro-rated amount in respect of the bonus granted to the executive for the year in which the termination occurs, (iii) continuation of healthcare and welfare benefits, and (iv) outplacement services. Two of our executive officers would also be eligible for reimbursement of excise taxes imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), on any severance payments and other benefits unless the value of the payments and benefits does not exceed 110% of the maximum amount payable without triggering such excise taxes (the “safe harbor amount”), in which case the payments and benefits will be reduced to such safe harbor amount. Severance payments and other benefits to other executive officers in excess of the safe harbor amount would be cut back to the safe harbor amount if the executive would, on an after-tax basis, receive greater payments and benefits after such cutback than if such executive’s payments and benefits had not been reduced and had been subject to the excise tax under Section 4999 of the Code.

•

Upon the consummation of the merger, unvested amounts under our supplemental executive retirement plan will become fully vested for one of our executive officers. Additionally, in the case of our executive officers, upon a termination of employment that qualifies the executive for severance pay under the executive’s change of control employment agreement (in the case of our most recent directors and executives deferred compensation plan, upon a termination by reason of retirement or disability during the two-year period immediately after the merger), (i) the executive is entitled to receive a distribution of the executive’s account balance under our directors and executives deferred compensation plans in accordance with his or her previously filed distribution election, in the case of our prior directors and executives deferred compensation plan, regardless of whether the executive is age 55 or greater at the time of termination, and (ii) the executive’s benefit, if any, under our supplemental executive retirement plan is computed as if the executive’s employment with us continued for a number of years equal to the executive’s severance multiple, with the executive’s compensation equal to the compensation required by the executive’s change of control employment agreement.

•

Up to three members of CH Energy’s board of directors designated by CH Energy and reasonably acceptable to FortisUS, including our Chief Executive Officer, may remain on the board of directors of CH Energy following the merger and will not be removed, except for cause, until at least the second anniversary of the closing date of the merger. It is expected that most of CH Energy’s executive officers will remain executive officers of CH Energy following the merger.

For a more detailed discussion of these interests, see “The Merger—Interests of CH Energy’s Executive Officers and Directors in the Merger” beginning on page 44.

Beneficial Ownership (Page 73)

As of                     , 2012, the directors and executive officers of CH Energy beneficially owned in the aggregate             shares of CH Energy common stock entitled to vote at the special meeting or approximately     % of CH Energy’s outstanding common stock. We currently expect that each of these individuals will vote all of his or her shares of CH Energy common stock in favor of each of the proposals.

Financing Arrangement (Page 55)

Fortis Parent estimates that the total amount of funds necessary to be paid to our shareholders and holders of our other equity-based interests to complete the merger and to pay fees and expenses in connection with the merger is approximately $1 billion. Additionally, Fortis Parent expects to assume approximately $500 million of consolidated debt currently outstanding at CH Energy. Fortis Parent and its subsidiaries have consolidated multi-year credit facilities of approximately $2.2 billion, of which approximately $1.9 billion was unused at December 31, 2011 (in each case, based on an exchange rate of 0.9833 US Dollars per Canadian Dollar as of December 31, 2011). Fortis Parent expects to use cash on hand and its available short term credit facilities to finance the acquisition of CH Energy initially. The acquisition will be financed on a long-term basis consistent with Fortis Parent’s current capital structure and commitment to maintaining its A- credit rating. The merger is not conditioned on Fortis Parent obtaining financing on any particular terms or at all.

No Dissenters’ Rights (Page 71)

Pursuant to Section 910 of the New York Business Corporation Law, which we refer to as the NYBCL, CH Energy’s shareholders will not be entitled to exercise dissenters’ rights if the merger is adopted and consummated because our common stock was listed on the NYSE on the record date.

Conditions to the Merger (Page 67)

Conditions to Each Party’s Obligations. Each party’s obligation to consummate the merger is subject to the satisfaction or waiver of the following mutual conditions:

•	adoption of the merger agreement by the shareholders of CH Energy;

•	absence of any order, decree, judgment, injunction or other ruling by any governmental entity that prevents or prohibits the consummation of the merger;

•	the obtaining of required governmental approvals without any conditions that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on CH Energy; and

•	the receipt of written confirmation from the Committee on Foreign Investment in the United States that there are no unresolved national security concerns with respect to the merger.

Conditions to CH Energy’s Obligations. The obligation of CH Energy to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

•	the representations and warranties of FortisUS and Merger Sub must be true and correct, subject to specified materiality qualifications; and

•	FortisUS’s and Merger Sub’s performance in all material respects of and compliance in all material respects with all of their agreements and covenants under the merger agreement.

Conditions to FortisUS’s and Merger Sub’s Obligations. The obligation of FortisUS and Merger Sub to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

•	the representations and warranties of CH Energy must be true and correct, subject to specified materiality qualifications;

•	CH Energy’s performance in all material respects of and compliance in all material respects with all of its obligations and covenants under the merger agreement; and

•

there not having occurred since the date of the merger agreement any undisclosed changes, events or occurrences that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on CH Energy.

Termination of the Merger Agreement (Page 68)

CH Energy and FortisUS may terminate the merger agreement by mutual written consent at any time before the consummation of the merger. In addition, with certain exceptions, either FortisUS or CH Energy may terminate the merger agreement at any time before the consummation of the merger if:

•

the merger has not been completed on or before February 20, 2013 (which we refer to as the outside date), which may be extended to August 20, 2013 or beyond in certain cases related to governmental approvals;

•	the approval of the merger shall not have been obtained at the special meeting;

•

any court of competent jurisdiction or other governmental entity shall have issued a final and non-appealable order or injunction or otherwise permanently enjoined, restrained or prohibited the merger; or

•	the other party has breached or failed to perform its representations, warranties, covenants or agreements contained in the merger agreement, subject to certain materiality standards and cure periods.

CH Energy may also terminate the merger agreement prior to obtaining shareholder approval to enter into a transaction with respect to a superior proposal after following the procedures set forth in the merger agreement as described in more detail in “The Merger Agreement—Termination of the Merger Agreement” beginning on page 68 and payment of a termination fee of $19.7 million.

FortisUS may also terminate the merger agreement prior to obtaining CH Energy shareholder approval if the CH Energy board changes its recommendation of the merger or CH Energy enters into a definitive agreement with respect to a superior proposal.

Termination Fees (Page 69)

CH Energy has agreed to pay FortisUS a termination fee of $19.7 million if FortisUS terminates the agreement because the CH Energy board has changed its recommendation in favor of the merger, or CH Energy or FortisUS terminates the agreement because CH Energy enters into a definitive agreement with respect to a superior proposal.

CH Energy will be obligated to reimburse up to $4 million of FortisUS’s expenses if (i) FortisUS or CH Energy terminates the merger agreement because the merger has not been completed by the outside date or because the approval of CH Energy shareholders was not obtained at the special meeting or FortisUS terminates the merger agreement based on a breach of the merger agreement by CH Energy, and (ii) a competing proposal has been made or publicly disclosed and not withdrawn prior to the termination of the merger agreement. In addition, if within 12 months after such termination, a definitive agreement providing for an acquisition transaction is entered into, or an acquisition transaction is consummated by CH Energy with, the person who made the acquisition proposal prior to such termination or with any other third party making an acquisition proposal within three months following such termination, CH Energy will be obligated to pay FortisUS a termination fee of $19.7 million (less any expense reimbursement previously paid). In no event will more than one termination fee be payable.

No Solicitation (Page 63)

From and after the date of the merger agreement until the date, if any, on which the merger agreement is terminated, CH Energy has agreed not to, and not permit or authorize its directors, officers, or employees to, and to instruct its representatives not to, directly or indirectly initiate or knowingly solicit, encourage or facilitate the submission of any acquisition proposal, or, subject to certain exceptions with respect to responding to an unsolicited acquisition proposal that constitutes or is reasonably likely to lead to a superior proposal, participate in any discussions or negotiations with respect to any acquisition proposal or that could reasonably be expected to lead to an acquisition proposal. As discussed above, CH Energy may terminate the merger agreement prior to obtaining shareholder approval, to enter into a transaction with respect to a superior proposal after following the procedures set forth in the merger agreement as described in more detail in “The Merger Agreement—Termination of the Merger Agreement” beginning on page 68 and payment of a termination fee of $19.7 million.

Regulatory Approvals (Page 52)

The consummation of the merger will require obtaining approvals, consents or waivers from, or making filings with, a number of United States federal and state public utility, antitrust and other regulatory authorities including (i) the Department of Justice and the Federal Trade Commission pursuant to the Hart-Scott-Rodino Act, (ii) the Federal Energy Regulatory Commission under the Federal Power Act, (iii) the Committee on Foreign Investment in the United States pursuant to the Exon-Florio Amendment to the Defense Production Act, and (iv) the New York Public Service Commission.

Although we believe that we will receive the required consents and approvals necessary to complete the merger, there can be no assurance as to the timing of these consents and approvals or as to our ultimate ability to obtain such consents or approvals (or any additional required consents or approvals which may otherwise become necessary) or that such consents or approvals will be obtained on terms and subject to conditions satisfactory to us and FortisUS. FortisUS is required to use its reasonable best efforts to take all actions as may be necessary to avoid or eliminate any impediment so as to close the merger before the outside date, but it is not required to agree to divestitures or hold separate orders, or accept operational restrictions that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on CH Energy and its subsidiaries combined.

Current Market Price of CH Energy Common Stock (Page 71)

The closing sale price of CH Energy common stock on the NYSE on                     , 2012 was $        . You are encouraged to obtain current market quotations for CH Energy common stock in connection with voting your shares.

Certain Litigation Related to the Merger (Page 54)

CH Energy, its directors, Fortis Parent, FortisUS, and Merger Sub have each been named as defendants in lawsuits brought by CH Energy shareholders challenging the proposed merger and seeking, among other things, to enjoin the merger. The defendants intend to vigorously defend against these actions. For a more detailed discussion of the litigation related to the proposed transaction, see “The Merger—Certain Litigation Related to the Merger” beginning on page 54.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a holder of shares of CH Energy common stock. For important additional information, please refer to the more detailed discussion contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	When and where will the special meeting of shareholders be held?

A:	The special meeting of CH Energy shareholders will be held at CH Energy’s offices, 284 South Avenue, Poughkeepsie, New York 12601-4839, on , 2012, at (Eastern Time). See “The Special Meeting” beginning on page 18.

Q:	When is the merger expected to be completed?

A:	We and FortisUS are working toward completing the merger as quickly as possible. We and FortisUS expect to complete the merger promptly after we receive approval by our shareholders at the special meeting and receive all necessary regulatory approvals. We currently anticipate that the merger will be completed in the first quarter of 2013. See “The Merger Agreement—Conditions to the Merger.”

Q:	What are the proposals that will be voted on at the special meeting?

A:	You will be asked to consider and vote upon (1) the adoption of the merger agreement, (2) the approval of the advisory say-on-merger-pay proposal, as described in the section of the proxy statement entitled “The Merger—Interests of CH Energy’s Directors and Executive Officers in the Merger—Quantification of Change of Control and Termination Payments and Benefits to the CH Energy Named Executive Officers”, (3) the adjournment of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting, and (4) such other business as may properly come before the special meeting.

Q:	What will a CH Energy shareholder receive when the merger occurs?

A:	For every share of CH Energy common stock held at the time of the merger, CH Energy shareholders will be entitled to receive $65.00 in cash, without interest, less any applicable withholding taxes. We refer to this amount in this proxy statement as the per share merger consideration.

Q:	What will happen in the merger to stock options and other equity-based awards that have been granted to employees, officers and directors of CH Energy?

A:	Stock options and other equity-based awards that have been granted to employees, officers and directors of CH Energy will be treated as follows:

•

Stock Options. Upon the closing of the merger, each outstanding option to acquire CH Energy common stock, whether or not vested, will be cancelled in exchange for the right to receive a cash payment equal to the number of shares of CH Energy common stock underlying the option multiplied by the amount by which the per share merger consideration exceeds the applicable exercise price of the option, less any applicable withholding taxes.

•

Equity-Based Awards Other than Options. Upon the closing of the merger, other equity-based awards that are not subject to performance criteria will vest in full and be cancelled and converted into a right to receive a cash payment equal to the number of shares of CH Energy common stock subject to the award multiplied by the per share merger consideration. Other equity-based awards subject to performance criteria will vest based on target or actual performance levels (whichever results in a higher number of shares) and be cancelled for a cash payment equal to the number of shares of CH Energy common stock subject to such other equity-based award multiplied by the per share merger consideration. Any expenses or costs arising in connection with the merger or any non-recurring charges that would not reasonably be expected to have been incurred had the merger not occurred will be excluded in determining the level of attainment.

Q:	Who is entitled to attend and vote at the special meeting?

A:	The record date for the special meeting is , 2012. If you owned shares of CH Energy common stock as of the close of business on the record date, you are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. As of the record date, there were shares of CH Energy common stock issued and outstanding.

Q:	Do I need to attend the special meeting in person?

A:	No. It is not necessary for you to attend the special meeting in person in order to vote your shares.

Q:	What vote of our shareholders is required to adopt the merger agreement?

A:	Under New York law, the adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of CH Energy common stock entitled to vote on the merger proposal. If a CH Energy shareholder does not vote in person or by proxy, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Q:	What vote of our shareholders is required to approve the advisory say-on-merger-pay proposal?

A:	The approval of the advisory say-on-merger-pay proposal requires the affirmative vote of a majority of the votes cast by holders of shares of CH Energy common stock present or represented by proxy at the special meeting and entitled to vote thereon. If a CH Energy shareholder does not vote in person or by proxy, it will have no effect on the outcome of any vote on the advisory say-on-merger-pay proposal. Because the vote is advisory only, if the proposal does not receive the affirmative vote of the holders of a majority of the votes cast by holders of shares of CH Energy common stock, the failure to obtain such vote would not be binding on CH Energy.

Q:	What vote of our shareholders is required to adopt the proposal to adjourn the special meeting to a later time, if necessary or appropriate, to solicit additional proxies?

A:	Whether or not a quorum is present, a proposal to approve an adjournment of the special meeting to a later time, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of at least a majority of shares of CH Energy common stock represented in person or by proxy at the special meeting and entitled to vote thereon. If a CH Energy shareholder does not vote in person or by proxy, it will have no effect on the outcome of any vote to adjourn the special meeting.

Q:	Why am I being asked to consider and cast an advisory, nonbinding vote to approve the compensation that may be paid or become payable to CH Energy’s named executive officers that is based on or otherwise relates to the merger?

A:	In July 2010, the SEC adopted rules that require companies to seek a non-binding, advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to the proposed merger (such payments referred to as change of control payments). See “Proposals to be Considered at the Special Meeting—Item 2—Advisory Vote Regarding Certain Executive Compensation.”

Q:	What will happen if CH Energy shareholders do not approve the advisory say-on-merger-pay proposal?

A:

The vote to approve the advisory say-on-merger-pay proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, you may vote in favor of Item 2 and not in favor of Item 1, or vice versa. Approval of the advisory say-on-merger-pay proposal is not a condition to consummation of the merger, and it is advisory in nature only, meaning it will not be binding on either CH Energy or FortisUS. Accordingly, to the extent that CH Energy is contractually obligated to pay the merger-related compensation, if the proposed transaction with FortisUS is completed, such compensation will be payable, subject only to the conditions applicable to such compensation payments, regardless of the outcome of the advisory vote.

Q:	How does the CH Energy board recommend that I vote on the proposals?

A:	The CH Energy board has unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of CH Energy shareholders and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the approval of the advisory say-on-merger-pay proposal, as described in the section entitled “The Merger—Interests of CH Energy’s Directors and Executive Officers in the Merger—Change of Control and Termination Benefits Under CH Energy Plans.” You should read the section entitled “The Merger—Reasons for the Merger; Recommendation of the CH Energy Board” beginning on page 30. The CH Energy board also recommends that you vote “FOR” the adoption of the proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies to facilitate the adoption of the merger agreement.

Q:	Do any of CH Energy’s directors or officers have interests in the merger that may differ from those of CH Energy shareholders?

A:	Yes. In considering the recommendation of the CH Energy board with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. Our board of directors was aware of, and considered, these differing interests, to the extent such interests existed at the time, in evaluating and negotiating the merger agreement and the merger, and in unanimously recommending that the merger agreement be adopted by the shareholders of CH Energy. See “The Merger—Interests of CH Energy’s Directors and Executive Officers in the Merger” beginning on page 44 of this proxy statement for a more detailed discussion of these interests.

Q:	How are votes counted?

A:	Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “FOR” and “AGAINST” votes and abstentions. Because under New York law the adoption of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of CH Energy common stock entitled to vote on the merger proposal, the failure to vote in person or by proxy, or the abstention from voting will have the same effect as a vote “AGAINST” the adoption of the merger agreement. Because the approval of the advisory say-on-merger-pay proposal requires the affirmative vote of a majority of the votes cast by holders of shares of CH Energy common stock present or represented by proxy at the special meeting and entitled to vote thereon, abstentions and shares not represented at the special meeting in person or by proxy will have no effect on the proposal. Because the adoption of a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, requires the affirmative vote of at least a majority of the shares of CH Energy common stock represented in person or by proxy at the special meeting and entitled to vote thereon, abstentions will count as a vote “AGAINST” such proposal, but the failure to vote your shares in person or by proxy will have no effect on the outcome of the proposal.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, including the annexes and the other documents referred to in this proxy statement, please vote your shares in one of the ways described below. You have one vote for each share of CH Energy common stock you own as of the record date.

Q:	How do I vote if I am a shareholder of record?

A:	You may vote by:

•	submitting your proxy by using the Internet voting instructions printed on each proxy card you receive;

•	submitting your proxy by using the telephone number printed on each proxy card you receive;

•	submitting your proxy by completing, signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope; or

•	by appearing in person at the special meeting and voting by ballot.

If you are submitting your proxy by telephone or via the Internet, your voting instructions must be received by                    , Eastern time, on                    , 2012.

Submitting your proxy via the Internet, by telephone or by mailing in your proxy card will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail, via the Internet or by telephone even if you plan to attend the special meeting in person to ensure that your shares of CH Energy common stock are represented at the special meeting.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the approval of the advisory say-on-merger-pay proposal and “FOR” the adoption of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	How do I vote if my shares of CH Energy common stock are held by my brokerage firm, bank, trust or other nominee?

A:	If your shares of CH Energy common stock are held in a brokerage account or by another nominee, such as a bank or trust, then the brokerage firm, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered to be the beneficial owner of those shares of CH Energy common stock, with your shares being held in “street name.” “Street name” holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank, trust or other nominee how to vote their shares. Your brokerage firm, bank, trust or other nominee will only be permitted to vote your shares of CH Energy common stock for you at the special meeting if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your brokerage firm, bank, trust or other nominee regarding how to instruct them to vote your shares. If you wish to vote in person at the special meeting, you must bring a proxy from your brokerage firm, bank, trust or other nominee authorizing you to vote at the special meeting.

In addition, because any shares of CH Energy common stock you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, shares held in “street name” will not be combined for voting purposes with shares you hold of record. To be sure your shares of CH Energy common stock held in “street name” are voted, you should instruct your brokerage firm, bank, trust or other nominee to vote your shares. Shares of CH Energy common stock held by a corporation or business entity must be voted by an authorized officer of the entity.

Q:	What if I fail to instruct my brokerage firm, bank, trust or other nominee how to vote?

A:	Your brokerage firm, bank, trust or other nominee will not be able to vote your shares of CH Energy common stock unless you have properly instructed your nominee on how to vote. Because the adoption of the merger agreement requires an affirmative vote of at least a majority of the outstanding shares of CH Energy common stock, the failure to provide your nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. The failure to instruct your broker or other nominee with voting instructions on how to vote your shares will have no effect on the approval of the other proposals to be voted on at the special meeting.

Q:	What constitutes a quorum for the special meeting?

A:	The presence, in person or by proxy, of shareholders representing a majority of the shares of CH Energy common stock entitled to vote at the special meeting will constitute a quorum for the special meeting. All shares of CH Energy common stock held by shareholders that are present in person or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such shareholders abstain from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Q:	What does it mean if I receive more than one proxy?

A:	If you receive more than one proxy, it means that you hold shares of CH Energy common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to sign and return each proxy card you receive by mail or submit your proxy by telephone or via the Internet by using the different control number(s) on each proxy card.

Q:	May I change my vote after I have delivered my proxy?

A:	Yes. If you are the shareholder of record of CH Energy common stock, you have the right to change or revoke your proxy at any time prior to it being voted at the special meeting:

•	if you submitted your proxy by telephone or the Internet, by submitting another proxy by telephone or the Internet in accordance with the instructions on the proxy card;

•	by delivering to CH Energy’s Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by submitting a later-dated proxy card relating to the same shares of CH Energy common stock; or

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

CH Energy Group, Inc.

284 South Avenue

Poughkeepsie, New York 12601-4839

Attn.: Denise D. VanBuren, Corporate Secretary and Vice President – Corporate Communications

If you are a “street name” holder of CH Energy common stock, you should contact your brokerage firm, bank, trust or other nominee to obtain instructions as to how to change or revoke your proxy.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of CH Energy common stock for the per share merger consideration. If your shares of CH Energy common stock are held in “street name” by your brokerage firm, bank, trust or other nominee, you will receive instructions from your brokerage firm, bank, trust or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES NOW.

Q:	Should I send in my stock options, restricted stock units, and/or deferred stock units now?

A:

No. After the merger is completed, your stock options, restricted stock units and/or deferred stock units will either be automatically exchanged for the applicable merger consideration, or you will receive further instructions for such exchange. PLEASE DO NOT SEND IN YOUR STOCK OPTIONS, RESTRICTED STOCK UNITS AND/OR DEFERRED STOCK UNITS NOW.

Q:	What happens if I sell my shares of CH Energy common stock before the special meeting?

A:	The record date for shareholders entitled to vote at the special meeting is earlier than the date of the special meeting and the expected closing date of the merger. If you transfer your shares of CH Energy common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but the right to receive the merger consideration will go to the person who holds your shares at the time the merger is consummated.

Q:	Am I entitled to dissenters’ rights in connection with the merger?

A:	No. Under New York law, CH Energy’s shareholders will not be entitled to exercise dissenters’ rights if the merger is adopted and consummated because our common stock was listed on the NYSE on the record date. For more information regarding appraisal rights, see “No Dissenters’ Rights” on page 71.

Q:	Who can answer further questions?

A:	For additional questions about the merger, assistance in submitting proxies or voting shares of CH Energy common stock, or additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street—22nd Floor

New York, New York 10005

Banks and Brokers call collect: (212) 269-5550

All others call toll-free: (800) 207-3158

If your brokerage firm, bank, trust or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank, trust or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “predict,” “potential,” “contemplates,” “expects,” “may,” “will,” “likely,” “could,” “should” or “would” or other similar words or phrases. These statements are subject to risks, uncertainties and other factors, including, among others:

•	the possibility that various conditions precedent to the consummation of the merger will not be satisfied or waived;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the ability to obtain shareholder and regulatory approvals of the merger on the timing and terms thereof;

•	deviations from normal seasonal weather and storm activity;

•	fuel prices;

•	energy supply and demand;

•	potential future acquisitions;

•	legislative, regulatory, and competitive developments;

•	interest rates;

•	access to capital;

•	market risks;

•	changes in market rules affecting the electric and natural gas industry;

•	cost recovery;

•	the ability to obtain adequate and timely rate relief;

•	changes in fuel supply or costs including future market prices for energy, capacity, and ancillary services;

•	the success of strategies to satisfy electricity, natural gas, fuel oil, and propane requirements;

•	the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements;

•

the outcome of any legal proceedings that have been or may be instituted against CH Energy and/or others relating to the merger agreement, and the transactions contemplated thereby, including the merger;

•	limitations placed on our ability to operate the business by the merger agreement;

•	the amount of the costs, fees, expenses, impairments, and other charges related to the merger;

•	the effect of the announcement of the merger on our business and customer relationships, standing with regulators, operating results and business generally;

•	any downgrade in our credit ratings as a result of the merger;

•	diversion of management’s attention from ongoing business concerns; and

•	certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism.

In addition, we are subject to risks and uncertainties and other factors detailed in CH Energy’s annual report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Securities and Exchange Commission, which we refer to as the SEC, on February 16, 2012, and updated in our subsequently filed current report on Form 8-K, filed with the SEC on February 21, 2012, which should be read in conjunction with this proxy statement. See “Where You Can Find More Information” on page 76. Many of the factors that will determine CH Energy’s future results are beyond CH Energy’s ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent CH Energy’s views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to CH Energy shareholders as part of the solicitation of proxies by the CH Energy board for use at the special meeting to be held at CH Energy’s offices, 284 South Avenue, Poughkeepsie, New York 12601-4839, on                     , 2012, at (Eastern Time) or at any postponement or adjournment thereof. The purpose of the special meeting is for CH Energy shareholders to consider and vote upon (i) adoption of the merger agreement, (ii) on an advisory, non-binding basis, approval of compensation that may be paid or become payable to our named executive officers in connection with the merger, as described in the section of the proxy statement entitled “The Merger—Interests of CH Energy’s Directors and Executive Officers in the Merger—Quantification of Change of Control and Termination Payments and Benefits to the CH Energy Named Executive Officers,” (iii) the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies and (iv) such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting. If CH Energy shareholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A, and you are urged to read the merger agreement in its entirety.

Record Date and Quorum

We have fixed the close of business on                     , 2012 as the record date for the special meeting, and only holders of record of CH Energy common stock on the record date are entitled to vote at the special meeting. As of the record date, there were shares of CH Energy common stock outstanding and entitled to vote.

Each share of CH Energy common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of CH Energy common stock entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Shares of CH Energy common stock represented at the special meeting but not voted, including shares of CH Energy common stock for which proxies have been received but for which shareholders have abstained from voting, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING

ITEM 1—THE MERGER

As discussed elsewhere in this proxy statement, our shareholders will consider and vote on a proposal to adopt the merger agreement. You should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is attached as Annex A to this proxy statement.

The Board unanimously recommends that CH Energy shareholders vote “FOR” the adoption of the merger agreement.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your shares of CH Energy common stock represented by such proxy card will be voted “FOR” the adoption of the merger agreement.

ITEM 2—ADVISORY VOTE TO APPROVE CERTAIN EXECUTIVE COMPENSATION IN CONNECTION WITH THE MERGER

Section 14A of the Securities Exchange Act of 1934 (which, as amended, we refer to as the Exchange Act), which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of CH Energy’s named executive officers that is based on or otherwise relates to the proposed merger, as disclosed in this information statement/proxy statement/prospectus, including the compensation table and the related narrative named executive officer compensation disclosures set forth in “The Merger—Interests of CH Energy’s Directors and Executive Officers in the Merger” (referred to as the “change of control payments”). We refer to this vote as the advisory say-on-merger-pay proposal. Accordingly, CH Energy’s shareholders are being provided with the opportunity to cast an advisory vote on such payments.

As an advisory vote, this proposal is not binding upon CH Energy or the CH Energy board, and approval of this proposal is not a condition to completion of the proposed merger. However, CH Energy seeks your support and believes that your support is appropriate because CH Energy has a comprehensive executive compensation program that is designed to link its executives’ compensation as closely as possible with CH Energy’s performance and to align the executives’ interests with yours as shareholders. The plans and arrangements pursuant to which the change of control payments may become payable were, except with respect to any new arrangements entered into in connection with the proposed merger, previously disclosed to CH Energy’s shareholders as part of the Compensation Discussion and Analysis and related sections of CH Energy’s annual proxy statements. The change of control payments are a part of CH Energy’s comprehensive executive compensation program and are intended to align CH Energy’s named executive officers’ interests with yours as shareholders by ensuring their continued retention and commitment during critical events such as the proposed merger, which may create significant personal uncertainty for them.

Accordingly, CH Energy asks you to vote on the following resolution:

“RESOLVED, that CH Energy’s shareholders approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to CH Energy’s named executive officers that is based on or otherwise relates to the proposed transactions, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of CH Energy’s Directors and Executive Officers in the Merger” (which disclosure includes the compensation table and related narrative named executive officer compensation disclosures required pursuant to Item 402(t) of Regulation S-K).”

The Board unanimously recommends that CH Energy shareholders vote “FOR” the advisory say-on-merger-pay proposal.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your shares of CH Energy common stock represented by such proxy card will be voted “FOR” the advisory say-on-merger-pay proposal.

ITEM 3—APPROVE AN ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO PERMIT FURTHER SOLICITATION OF PROXIES

Shareholders may be asked to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

The Board unanimously recommends that shareholders vote “FOR” a proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your shares of CH Energy common stock represented by such proxy card will be voted “FOR” a proposal to adjourn the special meeting, if necessary or appropriate.

VOTING

Shareholder Vote Required to Adopt the Proposals at the Special Meeting

Item 1—The Merger. Adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the shares of CH Energy common stock outstanding and entitled to vote on the merger proposal.

Item 2—Advisory Vote Regarding Certain Executive Compensation. A majority of the votes cast by holders of shares of CH Energy common stock present or represented by proxy at the special meeting and entitled to vote is required to approve the advisory say-on-merger-pay proposal. The required vote on this Item 2 is based on the number of votes cast, not the number of outstanding shares or the number of shares present. While the CH Energy board intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, not binding on CH Energy or FortisUS and, if the proposed merger with FortisUS is approved by CH Energy shareholders and consummated, the compensation required to be paid by such arrangements will be payable even if this Item 2 is not approved.

Item 3—Approve an Adjournment of the Special Meeting, if Necessary or Appropriate, to Permit Further Solicitation of Proxies. Whether or not a quorum is present, a proposal to approve an adjournment of the special meeting, if necessary or appropriate, requires the approval of a majority of shares of CH Energy common stock present or represented by proxy at the special meeting.

Effect of Abstentions and Broker Non-Votes

Abstentions and shares not in attendance at the special meeting and not voted by proxy will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Abstentions and shares not in attendance at the special meeting and not voted by proxy will have no effect on the approval of the advisory say-on-merger-pay proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, if necessary or appropriate, but shares not in attendance at the special meeting and not voted by proxy will have no effect on any proposal to adjourn the special meeting.

Because brokerage firms, banks, trusts or other nominees holding shares of CH Energy common stock in “street name” may vote your shares of CH Energy common stock on the adoption of the merger agreement, the advisory say-on-merger-pay proposal, or adjournments of the special meeting, if necessary or appropriate, only if you provide instructions on how to vote, your failure to provide instructions will result in your shares not being present at the meeting and not being voted on those proposals. It is very important that ALL of our shareholders vote their shares of CH Energy common stock, so please promptly complete and return the enclosed proxy card or submit your proxy by telephone or via the Internet.

Voting and Proxies

Shareholders have a choice of voting by proxy over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your brokerage firms, banks, trusts or other nominees to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m. Eastern Time on                     , 2012.

If you submit your proxy through use of the Internet or by telephone voting procedures or by returning your signed proxy card, but do not include “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares will be voted in favor of that proposal. If you indicate “ABSTAIN” on the proposal to adopt the merger agreement or the proposal to adjourn the special meeting, it will have the same effect as a vote “AGAINST” that proposal. If you indicate “ABSTAIN” on the approval of the advisory say-on-merger-pay proposal, it will have no effect on the outcome of the vote on that proposal. If you wish to vote by proxy and your shares are held by a bank or broker, you must follow the voting instructions provided to you by the bank or broker. Unless you give your bank or broker instructions on how to vote your shares, your bank or broker will not be able to vote your shares on the proposals.

If you wish to vote by person and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

If you do not submit a proxy or otherwise vote your shares of CH Energy common stock in any of the ways described above, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will have no effect on the approval of the advisory say-on-merger-pay proposal or an approval of a proposal to adjourn the special meeting, if necessary or appropriate.

If you have any questions about how to vote or direct a vote in respect of your shares of CH Energy common stock, you may contact our proxy solicitor at:

D.F. King & Co., Inc.

48 Wall Street—22nd Floor

New York, New York 10005

Banks and Brokers call collect: (212) 269-5550

All others call toll-free: (800) 207-3158

Shareholders should not send in their stock certificates with their proxy cards. A letter of transmittal with instructions for the surrender of certificates representing shares of CH Energy common stock will be mailed to shareholders if the merger is completed.

Revocation of Proxies

Any proxy given by a CH Energy shareholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	if a proxy was submitted by telephone or the Internet, by submitting another proxy by telephone or the Internet in accordance with the instructions on the proxy card;

•	by delivering to CH Energy’s Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by submitting a later-dated proxy card relating to the same shares of CH Energy common stock; or

•

by attending the special meeting and voting in person (a CH Energy shareholder’s attendance at the meeting will not, by itself, revoke his or her proxy; the shareholder must vote in person at the meeting).

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

CH Energy Group, Inc.

284 South Avenue

Poughkeepsie, New York 12601-4839

Attn.: Denise D. VanBuren, Corporate Secretary and Vice President—Corporate Communications

“Street name” holders of CH Energy common stock should contact their brokerage firm, bank, trust or other nominee to obtain instructions as to how to change or revoke their proxies.

Solicitation Costs

We are soliciting the enclosed proxy card on behalf of our board and we will bear the expenses in connection with the solicitation of proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

We have retained D.F. King & Co., Inc. to assist in the solicitation process. We will pay D.F. King & Co., Inc. a fee of approximately $                 plus reimbursement of out-of-pocket costs and expenses. We also have agreed to indemnify D.F. King & Co., Inc. against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

In addition, FortisUS, Fortis Parent, and their respective directors, officers, employees and agents may solicit proxies in favor of the merger agreement and against any resolution submitted by any holder of CH Energy common stock, including by using the services of dealers and proxy solicitation services, to secure the approval and adoption of the merger agreement by CH Energy shareholders.

We will ask brokerage firms, banks, trusts and other nominees to forward our proxy solicitation materials to the beneficial owners of shares of CH Energy common stock held of record by such nominee holders. We will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Postponements and Adjournments

The special meeting may be postponed or adjourned (for a period of not more than 30 calendar days in the aggregate) for the purpose of soliciting additional proxies or for other reasons as determined in the sole discretion of the chairman of the meeting or a majority of the shares represented at the meeting. Your shares will be voted on any postponement or adjournment proposal in accordance with the instructions indicated in your proxy.

Shareholder List

A list of our shareholders entitled to vote at the special meeting will be available for examination by any of our shareholders at the special meeting.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, D.F. King & Co., Inc., toll-free at (800) 207-3158 or collect at (212) 269-5550.

Exchange of Stock Certificates

Our shareholders should not send stock certificates with their proxies. Separate transmittal documents for the surrender of shares of CH Energy common stock in exchange for the merger consideration, if the merger is approved, will be mailed to our shareholders promptly following the effective date of the merger. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES NOW. See “The Merger Agreement—Payment Procedures” beginning on page 57.

THE COMPANIES

CH Energy Group, Inc.

CH Energy Group, Inc., which we refer to as CH Energy, a New York corporation that was organized in 1998, is an energy delivery company headquartered in Poughkeepsie, New York. Regulated transmission and distribution subsidiary Central Hudson Gas & Electric Corporation serves approximately 300,000 electric and about 75,000 natural gas customers in eight counties of New York State’s Mid-Hudson River Valley, delivering natural gas and electricity in a 2,600-square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District at Albany. CH Energy also operates Central Hudson Enterprises Corporation, a non-regulated subsidiary composed primarily of Griffith Energy Services, which supplies petroleum products and related services to approximately 56,000 customers in the Mid Atlantic Region. Our common stock is listed on the New York Stock Exchange, which we refer to as the NYSE, under the symbol “CHG.” Our principal executive offices are located at 284 South Avenue, Poughkeepsie, New York 12601-4839. Our telephone number is (845) 452-2000. Our home page on the Internet is www.CHEnergyGroup.com. The information provided on CH Energy’s website is not part of this proxy statement and is not incorporated herein by reference.

Fortis Inc.

Fortis Inc., which we refer to as Fortis Parent is a corporation incorporated under the Corporations Act of Newfoundland and Labrador. Fortis Parent common stock is listed on the Toronto Stock Exchange under the symbol “FTS.” Fortis Parent executive offices are located at The Fortis Building, Suite 1201, 139 Water Street, St. John’s, Newfoundland and Labrador A1B 3T2, Canada and its telephone number is (709) 737-2800.

Fortis Parent is the largest investor-owned distribution utility in Canada with assets totaling approximately $13.8 billion (based on an exchange rate of 0.9833 US Dollars per Canadian Dollar as of December 31, 2011) and revenue totaling approximately $3.7 billion for the fiscal year ended December 31, 2011 (based on an average exchange rate of 1.011 US Dollars per Canadian Dollar for such fiscal year). Fortis Parent serves more than two million gas and electricity customers. Its regulated holdings include electric distribution utilities in five Canadian provinces and two Caribbean countries and a natural gas utility in British Columbia, Canada. Regulated utility assets comprise approximately 91% of Fortis Parent’s total assets, with the balance comprised of non-regulated generation assets, commercial office and retail space and hotels. Through FortisUS Energy, Fortis Parent owns and operates four hydroelectric generating stations in upper New York State with a total combined capacity of approximately 23 MW.

FortisUS, Inc.

FortisUS, Inc., which we refer to as FortisUS is a Delaware corporation and an indirect wholly-owned subsidiary of Fortis Parent. FortisUS is a holding company that was created to own FortisUS Energy and potentially to make future investments in the United States. FortisUS’ executive offices are located at The Fortis Building, Suite 1201, 139 Water Street, St. John’s, Newfoundland and Labrador A1B 3T2, Canada and its telephone number is (709) 737-2800.

Cascade Acquisition Sub Inc.

Cascade Acquisition Sub Inc., which we refer to as Merger Sub, is a New York corporation and a wholly-owned subsidiary of FortisUS, which was formed solely for the purpose of facilitating FortisUS’ acquisition of CH Energy. It has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with its acquisition of CH Energy. Upon consummation of the proposed merger, Merger Sub will merge with and into CH Energy and will cease to exist. Merger Sub’s address is The Fortis Building, Suite 1201, 139 Water Street, St. John’s, Newfoundland and Labrador A1B 3T2, and its telephone number is (709) 737-2800.

THE MERGER

Background of the Merger

CH Energy and its board of directors frequently review and assess CH Energy’s financial and strategic alternatives available to enhance shareholder value as well as CH Energy’s competitive position, strategic prospects and direction. Through this review and analysis, several strategic transactions undertaken over the last several years, and its activities as an energy distributor, CH Energy and its board of directors are aware of its strategic environment, relative operating and trading performance, and developments in its industry, including merger activity. In connection with such ongoing strategic review, CH Energy has engaged Lazard as its financial advisor since 1999 and Wachtell, Lipton, Rosen & Katz as its special legal counsel since 1998 to advise in connection with a variety of financial and strategic matters.

In late May 2011, Christopher M. Capone, Executive Vice President and Chief Financial Officer of CH Energy, was approached by a representative of Bank of America Merrill Lynch indicating that an unnamed Canadian company might have interest in acquiring CH Energy. On June 2, 2011, Mr. Capone discussed this development with the CH Energy board.

On June 3, 2011, Mr. Capone called the representative of Bank of America Merrill Lynch to ask the identity of the counterparty before engaging in conversations regarding a potential transaction, and Bank of America Merrill Lynch identified the counterparty as Fortis Parent. In late July, Lazard called Mr. Barry Perry, Vice President, Finance and Chief Financial Officer of Fortis Parent, to confirm that Bank of America Merrill Lynch had been authorized by Fortis Parent to contact an unidentified northeastern United States utility company. Mr. Perry confirmed that Bank of America Merrill Lynch had been so authorized and stated that the unidentified company was CH Energy, with which Fortis Parent did have an interest in pursuing discussions regarding a potential transaction, but had concerns about continuing with any inquiry that could result in an auction process. Fortis Parent had been involved in an auction process that led to its execution of a merger agreement with Central Vermont Public Service Corporation in May 2011 that was terminated in July 2011 in connection with a competing bid by a third party. Lazard stated that CH Energy would let Fortis Parent know if it was interested in further discussions. Also in late July, CH Energy’s financial advisor had a conference call with representatives of Bank of America Merrill Lynch in which similar matters were discussed.

From July to September 2011, CH Energy’s financial advisor conducted, at the request of the CH Energy board, a comprehensive strategic review of CH Energy’s management plan as well as an analysis of available external alternatives, including a potential transaction with Fortis Parent.

On August 23, 2011, Mr. Steven V. Lant, Chairman, President and Chief Executive Officer of CH Energy, Mr. Capone, Mr. James P. Laurito, Executive Vice President of CH Energy, Mr. John E. Gould, Executive Vice President and General Counsel of CH Energy, and Mr. Stacey Renner, Treasurer of CH Energy, discussed Fortis Parent’s interest with the CH Energy board of directors, including risks of proceeding with a discussion such as diversion of management attention from the business operations, exposing CH Energy to increased risk of an unsolicited takeover proposal, disclosure of confidential information in the due diligence process, and incurrence of incremental expenses. It was the view of the CH Energy board of directors that discussions with Fortis Parent should proceed to see what proposal Fortis Parent would make.

On September 6, 2011, Mr. Capone and Mr. Perry spoke by telephone, and Mr. Perry confirmed that Fortis Parent remained interested in pursuing discussions with CH Energy regarding a potential transaction and discussed Fortis Parent’s strategic goals for the acquisition, including concerns about participating in any auction, but did not make any specific proposal.

On September 23, 2011, the CH Energy board of directors discussed the expression of interest from Fortis Parent, including a discussion by CH Energy’s legal counsel regarding the fiduciary duties and responsibilities of the board in considering and responding to such expressions of interest.

On October 4, 2011, Mr. Lant and Mr. Capone met in New York City with Mr. Stanley Marshall, President and Chief Executive Officer of Fortis Parent, and Mr. Perry, to discuss the possibility of a transaction. The parties discussed the utility industry and various aspects of a potential transaction, including the regulatory implications, potential impact on customers, employees and other constituencies, as well as the two companies’ respective operating philosophies. Although valuation was discussed in general terms, the parties did not discuss a potential price and the Fortis Parent representatives did not make a proposal.

On October 12, 2011, Mr. Lant and Mr. Capone reviewed the meeting with the Fortis Parent representatives with the CH Energy board, which discussed a possible transaction with Fortis Parent and the process and possible timeline for obtaining a definitive proposal from Fortis Parent. On October 25, 2011, Mr. Lant called Mr. Marshall to inform him that CH Energy was prepared to pursue further discussions with Fortis Parent.

In early November 2011, outside counsel for Fortis Parent and outside counsel for CH Energy had several discussions regarding a confidentiality agreement, and on November 8, 2011, the confidentiality agreement was finalized and entered into. Following the execution of the confidentiality agreement, CH Energy provided preliminary due diligence materials to Fortis Parent for its review, and on November 9, 2011, Mr. Capone and Mr. Renner met with Mr. Perry and Mr. James Spinney, Manager, Treasury of Fortis Parent, to review preliminary due diligence materials.

On November 17, 2011, Mr. Lant reviewed with the CH Energy board the status of discussions with Fortis Parent and discussed with the board inviting Fortis Parent to submit a non-binding proposal. On November 22, 2011, Mr. Lant called Mr. Marshall and informed him that CH Energy’s financial advisor, Lazard, would be sending Mr. Perry a letter inviting Fortis Parent to submit a written non-binding acquisition proposal. Mr. Lant and Mr. Marshall also discussed the status of Fortis Parent’s due diligence efforts and agreed to meet promptly after CH Energy’s receipt of the written proposal.

On November 22, 2011, Lazard sent to Mr. Marshall and Mr. Perry a process letter requesting and providing instructions for the submission of a written non-binding acquisition proposal by November 28, 2011, that CH Energy could evaluate. On November 23, 2011, Mr. Capone, Mr. Perry, Mr. Spinney, and other representatives of Fortis Parent, as well as representatives of CH Energy’s and Fortis Parent’s financial advisors, discussed on a conference call a number of due diligence matters, including regarding CH Energy’s past and projected financial performance, regulatory oversight, capital expenditures, and operations.

On November 28, 2011, Fortis Parent submitted a nonbinding proposal to acquire CH Energy for $62.70 in cash per outstanding share of CH Energy common stock, subject to further due diligence and other customary conditions but without any financing contingency. This price proposal represented a 19.7% premium over the closing price of CH Energy common stock on November 25, 2011, the last trading day prior to the submission of the proposal, a multiple of 20.4 times CH Energy’s then-projected earnings per share for 2011 and a multiple of 9.5 times CH Energy’s projected earnings before interest, taxes, depreciation and amortization for 2011.

Mr. Lant and Mr. Capone met in New York City with Mr. Marshall and Mr. Perry on November 30, 2011, to discuss various non-price aspects of the proposal, including regulatory risks, significant projects in which CH Energy was engaged, corporate governance (including Fortis Parent’s preference to retain the management teams of acquired companies), and support for community outreach programs. Mr. Lant and Mr. Capone noted that any reaction on the proposed price would need to wait until the upcoming meeting of the CH Energy board scheduled for December 15, 2011.

At the December 15 meeting, the CH Energy board, together with Mr. Lant, Mr. Capone, Mr. Gould, Mr. Laurito, Mr. Renner and CH Energy’s financial and legal advisors, engaged in an extensive discussion of the proposal and the other strategic alternatives available to CH Energy, as well as its fiduciary duties and responsibilities in connection with the proposal and potential regulatory hurdles to the consummation of the proposed transaction. In particular, the CH Energy board considered continuing to pursue its standalone business strategy and making strategic investments or acquisitions, taking into account the scale of CH Energy relative to its competitors, competition in CH Energy’s markets and the scale that the CH Energy board and management believed would be necessary to position CH Energy to achieve greater value for shareholders than the value offered by Fortis Parent. The CH Energy board also discussed approaching other potential transaction partners, and in this context considered, among other things, the limited universe and financial resources of potential transaction partners, the fact that Fortis Parent had expressed unwillingness to participate in an auction, risks of leaks and further diversion of management, and potential merger agreement terms that could permit CH Energy to consider alternative proposals even after entering into an agreement with Fortis Parent. It was the view of the CH Energy board that CH Energy should continue to explore a potential transaction solely with Fortis Parent, including by sharing additional due diligence information with Fortis Parent and beginning the negotiation of a merger agreement, but that the board would need to remain informed of further discussions on a current basis and that the board was not willing to conclude a transaction unless Fortis Parent increased its current proposal of $62.70 per share.

The CH Energy board had a further discussion on December 20, 2011, with CH Energy’s management and advisors regarding a potential transaction with Fortis Parent. In that discussion, the CH Energy board continued to believe that CH Energy should seek a higher price and sought to have some opportunity for CH Energy management to conduct due diligence on how other companies acquired by Fortis Parent were affected by the acquisition. Mr. Lant accordingly called Mr. Marshall on December 21, 2011, to relay these matters.

Over the next several weeks, CH Energy and Fortis Parent continued to explore a potential transaction. On January 4, 2012, Mr. Capone, Mr. Perry and Mr. Spinney had a conference call to discuss the timeline for Fortis Parent’s due diligence efforts. On January 5, 2012, the standing Strategy and Finance Committee of the CH Energy board met, with all directors of the CH Energy board present, with management and CH Energy’s financial and legal advisors to discuss a draft merger agreement that had been prepared by its legal counsel and to discuss its approach to negotiations with Fortis Parent. On January 6, 2012, Fortis Parent sent to CH Energy an initial detailed due diligence request list, to which CH Energy began to gather information in order to respond. On January 10, 2012, CH Energy’s counsel sent a draft merger agreement to Fortis Parent’s counsel. On January 18, 2012, CH Energy made available to Fortis Parent additional due diligence materials in an electronic data room, which was continuously updated through the execution of the merger agreement.

From January 9 through January 13, 2012, Mr. Lant and Mr. Laurito traveled to Calgary, Canada and Vancouver, Canada to meet with senior management personnel of Fortis Alberta and senior management of FortisBC Inc., Fortis Parent’s regulated utilities in Calgary and Vancouver, respectively, to learn how those subsidiaries of Fortis Parent operate and reach decisions as Fortis Parent subsidiaries.

On January 30, 2012, the Strategy and Finance Committee of the CH Energy board, with all directors of the CH Energy board present, met with management and CH Energy’s financial and legal advisors, to discuss the status and expected timeline for a revised proposal from Fortis Parent. The board also revisited potential strategic alternatives in light of intervening developments, including upward movement in the trading price of CH Energy’s common stock.

On February 1, 2012, CH Energy’s financial advisor, at the direction of CH Energy, contacted Mr. Perry to discuss the status of Fortis Parent’s due diligence and when Fortis Parent would be prepared to submit a revised proposal. On February 2, 2012, Mr. Capone, CH Energy’s financial and legal advisors, Mr. Perry and Fortis Parent’s counsel held a conference call to discuss the draft merger agreement, including issues regarding CH Energy’s rights with respect to alternative proposals (taking into account the nature of the negotiation process) and the allocation of regulatory risks. Over the next two weeks, representatives of CH Energy and Fortis Parent participated in several due diligence calls.

On February 6, 2012, Mr. Lant called Mr. Marshall to reiterate that the CH Energy board did not find the proposed price to be acceptable given the information Fortis Parent now had regarding the low risk profile of CH Energy and the value of CH Energy’s standalone plan, and requested that Fortis Parent submit its best and final proposal on both price and merger agreement terms by February 10, 2012, prior to the CH Energy board meeting on February 14, 2012. Mr. Marshall indicated he would be willing to work towards that goal, but that the Fortis Parent board of directors was not scheduled to meet to consider the transaction until late February. On February 7, 2012, Fortis Parent’s counsel sent to CH Energy’s counsel its initial comments to the proposed merger agreement.

The Strategy and Finance Committee of the CH Energy board met again, with other directors of the CH Energy board present, on February 8, 2012, and received from management and CH Energy’s financial and legal advisors an update on the discussions with Fortis Parent, including issues in the draft merger agreement regarding, among others, the ability of CH Energy to respond to and accept alternative transaction proposals, the allocation of regulatory risks, and the circumstances under which Fortis Parent would be permitted not to consummate the transaction. The committee also discussed the expected timeline for the submission of a final proposal. On February 8 and 9, 2012, three executives of Fortis Parent regulated utility subsidiaries toured a number of locations in the Central Hudson service territory and delivery system.

On February 9, 2012, Mr. Perry called CH Energy’s financial advisor to request that the parties try to resolve outstanding issues on the merger agreement terms ahead of Fortis Parent’s submission of a final proposal, which it would be able to submit on February 13. CH Energy’s and Fortis Parent’s respective counsel discussed the merger agreement later that day, focusing on issues that again included matters related to CH Energy’s ability to respond to and accept alternative transaction proposals and the allocation of regulatory risks, as well as the circumstances under which Fortis Parent would be permitted not to consummate the proposed transaction, the treatment of CH Energy employees in and after the transaction, and restrictions on CH Energy’s operations and declaration of dividends prior to the consummation of the proposed transaction.

On February 10, 2012, Mr. Marshall called Mr. Lant to confirm that it would submit a final proposal by February 13 but reiterated that the Fortis Parent board would not meet before late February. Further calls on the timing of the Fortis Parent board consideration and the risks to CH Energy of premature disclosure and extended distraction that could result from such timing were held that day between CH Energy’s financial advisor and Mr. Perry, and between CH Energy’s and Fortis Parent’s respective counsel. On February 11, 2012, in response to a further request from Mr. Lant, Mr. Marshall called Mr. Lant and committed to accelerating the meeting of the Fortis Parent board of directors. Later that day, CH Energy’s counsel sent a revised version of the merger agreement to Fortis Parent’s counsel.

On February 12, 2012, CH Energy’s counsel and Fortis Parent’s counsel participated in a conference call to discuss the merger agreement. On February 13, 2012, Fortis Parent’s counsel sent to CH Energy’s counsel a revised draft of the merger agreement, and the respective counsel exchanged emails and participated in conference calls to discuss the merger agreement and seek resolution on remaining issues, including regarding alternative transaction proposals and regulatory risks. That same day, CH Energy’s financial advisor called Mr. Perry to determine whether Fortis Parent would be submitting a revised proposal and to determine whether its due diligence was complete, each of which Mr. Perry confirmed.

Later on February 13, 2012, Mr. Marshall called Mr. Lant to propose a revised price of $64.20 per share, which Mr. Lant indicated he would discuss with the CH Energy board. The proposal was confirmed by a letter received by CH Energy later that day.

The following morning, on February 14, 2012, Fortis Parent’s counsel sent to CH Energy’s counsel a revised draft of the merger agreement, which addressed a number of CH Energy’s concerns regarding the allocation of regulatory risks and the circumstances in which Fortis Parent would not be obligated to consummate the proposed transaction, but continued to raise concerns, despite some concessions, regarding CH Energy’s ability to respond to and accept alternative transaction proposals and the treatment of employees of CH Energy following the consummation of the proposed transaction.

The Strategy and Finance Committee of the CH Energy board met later that day, with all directors of the CH Energy board present, with management and CH Energy’s financial and legal advisors to discuss the proposal, the possibility of other strategic alternatives or transaction partners, the draft terms of the merger agreement, regulatory process and risks, and the timing and announcement strategy if the transaction went forward. In particular, the committee and other directors noted the benefits of proceeding with an all-cash transaction at a premium to CH Energy’s historically high trading valuations; macroeconomic and legal risks, such as interest rate movements, changes in dividend taxation, and regulatory concerns, that could reduce such trading valuations in the future; the ability of CH Energy to consider an alternative transaction proposal that emerged following the signing of a definitive agreement with Fortis Parent; and the improvements in CH Energy’s operating results that would be required to achieve the same shareholder return as the price offered by Fortis Parent. However, the committee and the other directors continued to have concerns about certain of the terms of the merger agreement, including those relating to the treatment of CH Energy employees, and determined to seek an additional increase in the price to at least $65.00 per share. Following the meeting, CH Energy’s financial advisor, at the direction of CH Energy, called Mr. Perry to communicate that the offered price would need to be further improved to at least $65.00 per share for the CH Energy board to consider the proposal. Subsequently, Mr. Lant and Mr. Marshall spoke by telephone, and Mr. Marshall agreed, subject to the approval of the Fortis Parent board of directors, to increase the price to $65.00 per share. Mr. Lant notified the CH Energy board of the increased price proposal.

On February 15, 2012, CH Energy’s financial advisor and Mr. Perry discussed next steps to finalize discussions for the meetings of the CH Energy board and the Fortis Parent board of directors. CH Energy’s counsel and Fortis Parent’s counsel discussed outstanding issues on the merger agreement. On February 16, 2012, CH Energy’s counsel sent to Fortis Parent a revised draft of the merger agreement. On February 17, 2012, Mr. Perry, Mr. Capone, CH Energy’s financial advisor, and CH Energy’s and Fortis Parent’s respective counsel participated in a conference call to seek resolution of the outstanding issues in the merger agreement.

Late in the evening of February 18, 2012, Fortis Parent’s counsel sent to CH Energy’s counsel a revised draft of the merger agreement with several language changes. CH Energy’s counsel had further discussions with Fortis Parent’s counsel overnight and the following morning. Later on February 19, 2012, CH Energy’s financial advisor called Mr. Perry to discuss the outstanding issues. Mr. Perry called Mr. Capone to discuss the issues further, and then Mr. Perry, Mr. Capone, CH Energy’s financial advisor, and CH Energy’s and Fortis Parent’s respective counsel participated in a conference call to resolve all outstanding issues.

The CH Energy board met in the afternoon of February 19, 2012. CH Energy’s financial advisor reviewed its financial analysis of the transaction and presented its oral opinion that, based upon and subject to the factors and assumptions set forth therein, as of February 19, 2012, the $65.00 in cash per share of CH Energy common stock to be paid to the holders of CH Energy common stock (other than CH Energy or any of its subsidiaries, Fortis Parent, FortisUS, Merger Sub or any of their respective wholly owned subsidiaries) pursuant to the merger agreement was fair from a financial point of view to such holders. This analysis and opinion are summarized below in “—Opinion of Lazard Frères & Co. LLC.” CH Energy’s counsel reviewed the duties and responsibilities of the board of directors, and the terms of the merger agreement. Following its discussion, the CH Energy board unanimously determined that the merger and the other transactions contemplated by the merger agreement were fair to and in the best interests of CH Energy and its shareholders, adopted resolutions approving and adopting the proposed merger agreement and the merger, and recommended, subject to the terms and conditions in the proposed merger agreement, that CH Energy’s shareholders approve and adopt the merger agreement.

In the evening of February 20, 2012, the Fortis Parent board held a meeting. Management and Fortis Parent’s financial advisors and legal advisors reviewed the transaction. Following discussion, the Fortis Parent board unanimously adopted resolutions approving and adopting the merger substantially in the form contemplated by the merger agreement and the other transactions and agreements contemplated by the merger agreement.

Later in the day on February 20, 2012, the merger agreement was executed by CH Energy, Fortis Parent, FortisUS and Merger Sub. The trading markets for both CH Energy and Fortis Parent were closed on

February 20, 2012, and accordingly, CH Energy and Fortis each issued a press release before the market opened on February 21, 2012, announcing entry into the merger agreement.

Reasons for the Merger; Recommendation of the CH Energy Board

In evaluating the merger agreement, the CH Energy board met on several occasions with and received advice from CH Energy’s management and legal and financial advisors. In reaching its decision, the CH Energy board considered a number of factors, including the following factors which the CH Energy board viewed as generally supporting its decision to approve and enter into the proposed merger agreement and recommend that CH Energy shareholders vote “FOR” the adoption of the merger agreement:

•	the current and prospective business climate in the industry in which CH Energy operates, including the potential for future rate changes or other regulatory actions;

•	the potential impact of macroeconomic changes on CH Energy or the trading price of its common stock, including changes in interest rates or the taxation of dividends;

•

the significant value offered by the per share merger consideration relative to CH Energy’s current and projected earnings and other financial metrics and analyses, as more fully described in “—Opinion of Lazard Frères & Co. LLC” beginning on page 32;

•	the fact that the consideration to be received by our common shareholders in the merger will consist entirely of cash, which will provide liquidity and certainty of value;

•

the fact that the merger agreement permits CH Energy to continue paying a quarterly cash dividend of not more than $0.555 per share of CH Energy common stock until nine months after CH Energy shareholder approval and not more than $0.57 for quarterly dividends for periods thereafter;

•

the high trading price of CH Energy’s common stock, both on an absolute basis and on the basis of trading multiples relative to CH Energy’s peers, which reached its all-time (prior to the announcement of the proposed merger) high closing price of $59.37 on December 29, 2011 and as of February 17, 2012, had increased 19.4% over the preceding year and 49.9% over the preceding 18 months, and the opportunity to secure that price plus a substantial premium for CH Energy’s shareholders;

•

the fact that the per share merger consideration represents a 9.5% premium over our all-time (prior to the announcement of the proposed merger) high closing price, a multiple of 10.4 times CH Energy’s 2011 earnings before interest, taxes, depreciation and amortization, and a multiple of 21.9 times CH Energy’s 2011 earnings per share, all of which we believe are among the highest such measures for comparable utility acquisitions of the last ten years;

•

the risks of adverse changes to our trading valuation, including due to potential increases in interest rates (which has historically been correlated with a downward movement of the trading prices in dividend-paying utility stocks) and to the potential approval of proposals to increase the tax rates on dividends;

•	the value of achieving our long-term strategic plan as a stand-alone company as compared to the opportunity afforded to our shareholders to receive an attractive price/premium in cash today;

•

the likelihood of achieving our long-term strategic plan, including risks associated with competition in the energy industry, the small scale of CH Energy’s operations, volatile wholesale power supply markets, and the possibility of future regulatory challenges that would impact our allowed rate of return, rate structures and ability to recover costs;

•	the limited alternatives reasonably available to CH Energy if it did not pursue a merger and the limited number of potential alternative merger partners;

•

the oral opinion of Lazard that, based upon and subject to the factors and assumptions set forth therein, as of February 19, 2012, the per share merger consideration to be paid to the holders of CH Energy common stock (other than CH Energy or any of its subsidiaries, Fortis Parent, FortisUS, Merger Sub or any of their respective wholly owned subsidiaries) pursuant to the merger agreement was fair from a financial point of view to such holders, which was confirmed in a written opinion dated February 20, 2012, as more fully described in “—Opinion of Lazard Frères & Co. LLC” beginning on page 32;

•

the provisions in the merger agreement permitting CH Energy to terminate the merger agreement in order to accept a superior proposal, subject to payment of a $19.7 million termination fee, or approximately only 2% of the equity market value of CH Energy at the $65.00 per share deal value, which the CH Energy board was advised was below the average termination fee in comparable transactions, all as more fully described in “The Merger Agreement—No Solicitation” beginning on page 63 and “The Merger Agreement—Termination of the Merger Agreement” beginning on page 68;

•

the other terms and conditions of the merger agreement, including the commitments by Fortis Parent and FortisUS contained therein with respect to obtaining regulatory approvals, and the likelihood of completing the proposed merger on the anticipated schedule;

•

the reputation of Fortis Parent and the “federation” model of Fortis Parent’s operations, which would leave CH Energy able to maintain its existing management and practices with respect to its customers, employees and community while taking advantage of the knowledge base, experiences and best practices of Fortis Parent and its subsidiaries;

•

the commitments by FortisUS in the merger agreement to continue CH Energy’s record of charitable contributions and community involvement, including keeping CH Energy’s headquarters in Poughkeepsie, and to maintain compensation and benefits levels for CH Energy’s employees, including officers, until at least the second anniversary of the effective time of the merger; and

•

the benefits to CH Energy customers deriving from the opportunity to adopt the best practices of Fortis Parent and its subsidiaries and enhanced access to capital to fund investments and technology that will improve services.

The CH Energy board weighed these advantages against a number of other factors that it viewed as weighing negatively against the proposed merger, including:

•

the risk that regulatory agencies may not approve the proposed merger or may impose onerous terms and conditions on their approvals that Fortis Parent would not be required to accept (see “—Regulatory Approvals” beginning on page 52);

•

the size of the premium over the CH Energy trading price immediately prior to the announcement of the transaction represented by the per share merger consideration given the historically high recent trading prices of CH Energy;

•

the possibility that macroeconomic and industry factors contributing to the financial performance of CH Energy and the trading price of CH Energy common stock would continue for a longer period than expected or become even more favorable;

•

the risks and costs to us if the merger is not consummated, including the diversion of management and employee attention, the restrictions on the operation of the business under the merger agreement, and the potential effect of such diversion and restrictions on our business and relations with customers and suppliers;

•	the fact that under New York law, CH Energy shareholders would not be entitled to appraisal rights with respect to the merger; and

•

the risks of the type and nature described in the “Risk Factors” sections of the annual and quarterly reports incorporated herein by reference and the matters described under “Cautionary Statement Regarding Forward-Looking Statements.”

In view of the wide variety of factors considered in connection with its evaluation of the proposed merger and the complexity of these matters, the CH Energy board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to adopt and approve the merger agreement and to make its recommendation to CH Energy shareholders. In addition, individual members of the CH Energy board may have given differing weights to different factors. In reaching its determination to adopt and approve the merger agreement, the CH Energy board conducted an overall review of the factors described above, including thorough discussions with CH Energy’s management and outside legal and financial advisors. Our board of directors also considered certain interests our directors and executive officers have in the merger that are different from, or in addition to, those of our common shareholders generally, which are discussed under the section entitled “The Merger—Interests of CH Energy’s Directors and Executive Officers in the Merger—Quantification of Change of Control and Termination Payments and Benefits to the CH Energy Named Executive Officers” beginning on page 47.

The CH Energy board has unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of CH Energy shareholders, and unanimously adopted and approved the merger agreement and the transactions contemplated by the merger agreement. The CH Energy board unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement.

Opinion of Lazard Frères & Co. LLC

CH Energy (which for purposes of this section refers only to CH Energy Group, Inc. but not its subsidiaries) retained Lazard to provide it with financial advisory services and a fairness opinion in connection with the merger. On February 20, 2012, Lazard rendered its written opinion, consistent with its oral opinion rendered on February 19, 2012, to our board of directors that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the merger consideration of $65.00 in cash per share of outstanding CH Energy common stock, subject to adjustments for reclassifications, stock splits (including reverse stock splits), recapitalizations, split-ups, combinations, exchanges of shares, readjustments or other similar transactions, or stock dividends or stock distributions, to be paid to holders of such CH Energy common stock, other than the “excluded holders,” in the merger was fair, from a financial point of view, to such holders. For purposes of this section, “excluded holders” means (i) CH Energy (as the holder of treasury shares) or any of the subsidiaries of CH Energy or (ii) Fortis Parent, FortisUS, Merger Sub or any of their respective wholly owned subsidiaries.

The full text of Lazard’s written opinion, dated February 20, 2012, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this proxy statement as Annex B and is incorporated by reference herein in its entirety. The following summary of Lazard’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Lazard’s opinion and this section carefully and in their entirety.

Lazard’s engagement and its opinion were for the benefit of our board of directors (in its capacity as such) and Lazard’s opinion was rendered to our board of directors in connection with its evaluation of the merger and addressed only the fairness as of the date of the opinion, from a financial point of view, to holders of CH Energy common stock (other than the excluded holders) of the consideration to be paid to such holders in the merger. Lazard’s opinion was not intended to, and does not, constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger or any matter relating thereto. Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. Lazard did not express any opinion as to the price at which shares of CH Energy common stock may trade at any time subsequent to the announcement of the merger. In connection with its engagement, Lazard was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction with CH Energy, and Lazard was not requested to consider, and its opinion did not address, the relative merits of the merger as compared to any other transaction or business strategy in which CH Energy might engage or the merits of the underlying decision by CH Energy to engage in the merger.

In connection with its opinion, Lazard:

•	Reviewed the financial terms and conditions of a draft of the merger agreement, dated February 19, 2012;

•	Reviewed certain publicly available historical business and financial information relating to CH Energy;

•	Reviewed various financial forecasts and other data provided to Lazard by CH Energy relating to the business of CH Energy;

•	Held discussions with members of the senior management of CH Energy with respect to the business and prospects of CH Energy;

•	Reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the business of CH Energy;

•	Reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of CH Energy;

•	Reviewed historical stock prices and trading volumes of CH Energy common stock; and

•	Conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of CH Energy or concerning the solvency or fair value of CH Energy, and Lazard was not furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in Lazard’s analyses, Lazard assumed, with the consent of CH Energy, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of CH Energy. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they were based.

In rendering its opinion, Lazard assumed, with the consent of CH Energy, that the merger would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Representatives of CH Energy advised Lazard, and Lazard assumed, that the merger agreement, when executed, would conform to the draft reviewed by Lazard, dated February 19, 2012, in all material respects. Lazard also assumed, with the consent of CH Energy, that obtaining the necessary governmental, regulatory or third-party approvals and consents for the merger would not have an adverse effect on CH Energy or the merger. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that CH Energy had obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the per share merger consideration to the extent expressly specified in the opinion) of the merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the per share merger consideration or otherwise.

In connection with rendering its opinion, Lazard performed certain financial analyses and reviews of certain information that Lazard deemed appropriate in connection with rendering its opinion as summarized below under

“—Summary of Lazard Financial Analyses” and “—Other Analyses.” The summary of the analyses and reviews provided below under “—Summary of Lazard Financial Analyses” and “—Other Analyses” is not a complete description of the analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to partial analysis or summary description. Considering selected portions of these analyses and reviews or the summary contained in “—Summary of Lazard Financial Analyses” and “—Other Analyses,” without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard’s opinion. In arriving at its opinion, Lazard considered the results of all of its analyses and reviews and did not attribute any particular weight to any particular analysis or review or application thereof considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses and reviews.

For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of CH Energy. No company, business or transaction used in Lazard’s analyses and reviews, as a comparison, is identical to CH Energy, its business or the merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Lazard’s analyses and reviews. The estimates contained in Lazard’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual results or values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and reviews are inherently subject to substantial uncertainty.

Summary of Lazard Financial Analyses

The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Lazard’s analyses and reviews.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 15, 2012 and is not necessarily indicative of current market conditions.

Consolidated Comparable Company Multiples Analysis

Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data related to selected comparable publicly traded regulated utility companies whose operations Lazard believed, based on its experience with companies in the regulated utility industry, to be similar to CH Energy’s operations for purposes of this analysis. Lazard then compared such information to the corresponding information for CH Energy.

The selected group of companies used in this analysis, which we refer to in this proxy statement as the CH Energy comparable companies, was as follows:

•	Consolidated Edison, Inc.

•	Northeast Utilities

•	NorthWestern Corporation

•	NSTAR

•	Pepco Holdings, Inc.

•	UIL Holdings Corporation

•	WGL Holdings, Inc.

Lazard selected the companies reviewed in this analysis because, among other things, the CH Energy comparable companies operate businesses similar to the business of CH Energy. However, no selected company is identical to CH Energy. Accordingly, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the merger and that qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of CH Energy and the CH Energy comparable companies that could affect the public trading values of each also are relevant.

Lazard calculated and compared various financial multiples and ratios of each of the CH Energy comparable companies, including, among other things:

•	the ratio of each company’s February 15, 2012 closing share price to its calendar year 2012 and 2013 estimated earnings per share, commonly referred to as “EPS”; and

•

the ratio of each company’s enterprise value, calculated as the market capitalization of each company (based on each company’s closing share price as of February 15, 2012 and fully-diluted share count as of December 31, 2011), plus debt, less cash, cash equivalents and marketable securities as of December 31, 2011, to its calendar year 2012 and 2013 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as “EBITDA.”

The EPS and EBITDA estimates for each of the CH Energy comparable companies used by Lazard in its analysis were based on I/B/E/S, which represents publicly available consensus estimates. The following table summarizes the results of this review:

CH Energy Comparable Companies Multiples
Share Price to 2012E EPS	14.4x – 16.8x
Share Price to 2013E EPS	13.5x – 16.4x
Enterprise Value to 2012E EBITDA	7.8x – 8.8x
Enterprise Value to 2013E EBITDA	7.4x – 8.6x

Based on an analysis of the relevant metrics for each of the CH Energy comparable companies, Lazard selected reference ranges of:

•	14.50x to 16.75x for share price to 2012 estimated EPS and 13.75x to 16.50x for share price to 2013 estimated EPS; and

•	8.00x to 8.50x for enterprise value to estimated 2012 EBITDA and 7.75x to 8.25x for enterprise value to estimated 2013 EBITDA.

Lazard applied each such range of share price to EPS multiples, which are referred to as “P/E multiples,” for the CH Energy comparable companies to the estimated EPS of CH Energy, as reflected in the financial forecasts for CH Energy prepared by the management of CH Energy, which are referred to in this discussion as the “CH Energy management case” and are described in “—Financial Forecasts” beginning on page 42, and applied each such range of enterprise values to EBITDA for the CH Energy comparable companies to the estimated EBITDA of CH Energy, as reflected in the CH Energy management case. From this analysis, Lazard estimated an implied price per share range for shares of CH Energy common stock, as compared to the per share merger consideration provided in the merger agreement as set forth below:

Implied Price Per Share Range	Merger Consideration
$49.50 – $57.00	$65.00

Sum-of-the-Parts Comparable Company Multiples Analysis

A sum-of-the-parts valuation analysis reviews a company’s operating performance and outlook on a segment-by-segment basis to determine an implied market value for the enterprise as a whole. With respect to CH Energy, Lazard analyzed the respective standalone valuations of the following CH Energy operating subsidiaries:

•	Central Hudson Gas & Electric;

•	Griffith; and

•	CH Energy’s administrative, management and support services operations and certain other businesses of CH Energy, referred to as “Corporate and Other.”

With respect to Central Hudson Gas & Electric, Griffith and Corporate and Other, Lazard calculated and compared various multiples and financial ratios for each such operating subsidiary of CH Energy and for the CH Energy comparable companies and their various segments, considering such companies’ and respective segments’ operations, lines of business, markets, sizes and geographies. Lazard applied a reference range of 14.50x to 16.75x for estimated share price to 2012 estimated earnings for Central Hudson Gas & Electric, as reflected in the CH Energy management case. Lazard believed, based on its experience with gas and electric utility companies, that this range, determined as described above in “—Consolidated Comparable Company Multiples Analysis,” was appropriate. Lazard applied a reference range of 5.0x to 6.0x the estimated 2012 EBITDA for each of Griffith and Corporate and Other, as reflected in the CH Energy management case, which Lazard believed was appropriate for CH Energy’s fuel distribution business and the balance of CH Energy’s businesses.

The following table summarizes the resulting ranges of enterprise value for each of the operating subsidiaries:

Enterprise Value (in millions)
Central Hudson Gas & Electric	$1,157 –$1,263
Griffith	$61 – $73
Corporate and Other	$3 – $3

Lazard then calculated the sum of the valuation of each operating subsidiary described above and subtracted the value of net debt (which, as of December 31, 2011, was $495 million including preferred stock, as reflected in the historical financial information for CH Energy provided by management of CH Energy) to calculate a consolidated equity value of CH Energy and then divided by the fully-diluted share count of CH Energy (which, as of December 31, 2011, was estimated at 15.0 million shares) to calculate a consolidated equity value per share. Based on the foregoing analysis, Lazard calculated an implied price per share range for shares of CH Energy common stock, as compared to the per share merger consideration provided in the merger agreement as set forth below:

Implied Price Per Share Range	Merger Consideration
$48.25 – $56.00	$65.00

Consolidated Discounted Cash Flow Analysis

Lazard performed a consolidated discounted cash flow analysis of CH Energy, which is a valuation methodology used to derive a valuation of a company by calculating the present value of estimated future cash flows of the company. “Future cash flows” refers to projected unlevered free cash flows of a company. Lazard calculated the discounted cash flow value for CH Energy as the sum of the net present value of each of:

•	the estimated future cash flows that CH Energy is expected to generate for each of years 2012 through 2015; and

•	the estimated value of CH Energy at the end of 2015, or the terminal value.

The estimated future cash flow was derived from data provided by CH Energy under the CH Energy management case, as the CH Energy management case did not itself provide an explicit calculation of unlevered free cash flows. The following table sets forth the actual unlevered cash flow as calculated by Lazard for 2011 and the estimated unlevered free cash flow as calculated by Lazard for each of years 2012 through 2015:

Calendar Year
2011A	2012E	2013E	2014E	2015E
(in millions)
$ 101	$9	$(3)	$(5)	$1

For its discounted cash flow calculations, Lazard applied discount rates ranging from 6.00% to 6.50%. Such discount rates were based on the mid-range of Lazard’s judgment of the estimated range of weighted average cost of capital, based on a number of factors, including, among others, the average unlevered risk profile of CH Energy’s selected group of comparable companies as set forth above in “—Consolidated Comparable Company Multiples Analysis,” CH Energy’s weighted after-tax cost of its long-term debt, and CH Energy’s consolidated leverage. The terminal value of CH Energy was calculated applying various exit EBITDA multiples ranging from 8.00x to 8.50x and applying various exit P/E multiples, ranging from 15.00x to 17.00x. The exit EBITDA multiples were selected by Lazard by reference to enterprise value to EBITDA trading multiples calculated for CH Energy as well as the enterprise value to EBITDA trading multiples of the CH Energy comparable companies. The exit P/E multiples were selected by Lazard by reference to P/E multiples calculated for CH Energy as well as the P/E multiples of the CH Energy comparable companies.

Lazard applied such ranges of exit EBITDA multiples and exit P/E multiples to the relevant financial data of CH Energy, consistent with the CH Energy management case, to determine a terminal value for CH Energy. Lazard averaged the price per share ranges implied by these calculations and, from this analysis, estimated an implied price per share range for shares of CH Energy common stock, as compared to the per share merger consideration provided in the merger agreement as set forth below:

Implied Price Per Share Range	Merger Consideration
$50.75 – $58.00	$65.00

Sum-of-the-Parts Discounted Cash Flow Analysis

Lazard performed a discounted cash flow analysis for CH Energy on a sum-of-the-parts basis, separately conducting a discounted cash flow analysis for each of the following CH Energy operating subsidiaries:

•	Central Hudson Gas & Electric;

•	Griffith; and

•	Corporate and Other.

To value the Central Hudson Gas & Electric segment, Lazard performed a four-year discounted cash flow analysis applying discount rates ranging from 6.00% to 6.50% and deriving a terminal value based on an exit P/E multiple range of 14.50x to 16.75x. To value each of the Griffith and Corporate and Other segments, Lazard performed a four-year discounted cash flow analysis applying discount rates ranging from 6.75% to 7.75% and deriving terminal values based on an exit EBITDA multiple range of 5.00x to 6.00x. The respective discount rate ranges applicable to each of the Central Hudson Gas & Electric, Griffith and Corporate and Other segments were based on Lazard’s judgment of the estimated range of weighted average cost of capital for each such segment, based in part on analyses of selected public companies Lazard viewed as reasonably comparable to each such segment. The exit P/E multiple for the Central Hudson Gas & Electric segment was based on multiples of selected public companies Lazard viewed as reasonably comparable to the Central Hudson Gas & Electric segment. The exit EBITDA multiples for each of the Griffith and Corporate and Other segments were based on multiples of selected public companies Lazard viewed as reasonably comparable to each such segment.

The following table summarizes the resulting ranges of enterprise value for each of the operating subsidiaries:

Enterprise Value (in millions)
Central Hudson Gas & Electric	$1,107 – $1,228
Griffith	$83 – $98
Corporate and Other	$6 – $7

Lazard then calculated the sum of the valuation of each operating subsidiary described above and subtracted the value of net debt (which, as of December 31, 2011, was $495 million including preferred stock, as reflected in the historical financial information for CH Energy provided by management of CH Energy) to calculate a consolidated equity value of CH Energy and then divided by the fully-diluted share count of CH Energy (which, as of December 31, 2011, was estimated at 15.0 million shares) to calculate a consolidated equity value per share. Based on the foregoing analysis, Lazard calculated an implied price per share range for shares of CH Energy common stock, as compared to the per share merger consideration provided in the merger agreement as set forth below:

Implied Price Per Share Range	Merger Consideration
$47.75 – $55.75	$65.00

Selected Precedent Transactions Multiples Analysis

Lazard reviewed and analyzed selected precedent merger and acquisition transactions involving companies in the power and utilities industry it viewed as comparable to CH Energy. In performing this analysis, Lazard reviewed certain financial information and transaction multiples relating to the companies involved in such selected transactions and compared such information to the corresponding information for CH Energy. Specifically, Lazard reviewed 26 merger and acquisition transactions announced since June 1999 involving companies in the power and utilities industry for which sufficient public information was available.

The selected group of transactions reviewed in this analysis was as follows:

Announcement Date	Acquiror	Target
7/12/2011	Gaz Metro	Central Vermont Public Service
4/28/2011	Exelon Corporation	Constellation Energy Group, Inc.
4/20/2011	The AES Corporation	DPL Inc.
12/8/2010	Algonquin Power & Utilities Corp.	Granite State Electric Company / EnergyNorth Natural Gas Inc.
4/28/2010	PPL Corporation	E.ON U.S. LLC
3/12/2010	Emera Inc.	Maine & Maritimes Corporation
2/11/2010	FirstEnergy Corp.	Allegheny Energy, Inc.
4/22/2009	Algonquin Power & Utilities Corp. / Emera Inc. / California Pacific Electric Company	Assets of NV Energy, Inc.
4/20/2009	Chesapeake Utilities Corporation	Florida Public Utilities Company
10/26/2007	Macquarie Infrastructure Partners	Puget Energy, Inc.
6/25/2007	Iberdrola, S.A.	Energy East Corporation
2/26/2007	KKR & Co. L.P. / TPG Capital	TXU Corp.
2/7/2007	Great Plains Energy Incorporated / Black Hills Corporation	Aquila, Inc.
7/10/2006	WPS Resources Corporation	Peoples Energy Corporation
7/5/2006	Macquarie Infrastructure Partners	Duquesne Light Holdings, Inc.
6/22/2006	Northern New England Energy Corporation	Green Mountain Power Corporation
2/27/2006	National Grid plc	KeySpan Corporation
5/24/2005	MidAmerican Energy Holdings Company	PacifiCorp
5/9/2005	Duke Energy Corporation	Cinergy Corp.
7/26/2004	PNM Resources, Inc.	TNP Enterprises, Inc.
2/3/2004	Ameren Corporation	Illinois Power Company
4/28/2002	Ameren Corporation	CILCORP Inc.
2/20/2001	Energy East Corporation	RGS Energy Group, Inc.
2/12/2001	Pepco Holdings, Inc.	Conectiv
6/29/2000	Emera Inc.	Bangor Hydro-Electric Company
6/14/1999	Energy East Corporation	Central Maine Power Company

To the extent publicly available, Lazard reviewed, among other things, the P/E multiples paid to each of the target companies implied by the selected transactions by comparing the per share acquisition price to the relevant target company’s estimated EPS for the full fiscal year in which the relevant transaction was announced, and the enterprise value to EBITDA multiples of each of the target companies implied by the selected transactions by comparing the enterprise value implied by the acquisition price to the relevant target company’s estimated EBITDA for each of such years. Estimated EPS and EBITDA amounts for the target companies was based on I/B/E/S or other publicly available financial information/analyst research. The following table summarizes the results of this review:

	Selected Precedent Transactions P/E Multiples	Selected Precedent Transactions Enterprise Value to EBITDA Multiples
High	22.7x	9.8x
Mean	16.4x	8.4x
Median	17.1x	8.8x
Low	11.9x	5.9x

Based on an analysis of the relevant metrics for each of the transactions, Lazard applied a P/E multiple range of 15.00x to 19.50x to the 2012 estimated EPS of CH Energy and a P/E multiple range of 15.00x to 18.00x to the 2013 estimated EPS of CH Energy. Lazard also applied an EBITDA multiple range of 8.25x to 9.00x to the 2012 estimated EBITDA of CH Energy and an EBITDA multiple range of 8.00x to 8.75x to the 2013 estimated EBITDA of CH Energy. The 2012 and 2013 EPS and EBITDA estimates for CH Energy were as reflected in the CH Energy management case. From this analysis, Lazard estimated an implied price per share range for shares of CH Energy common stock, as compared to the per share merger consideration provided in the merger agreement as set forth below:

Implied Price Per Share Range	Merger Consideration
$52.25 – $62.75	$65.00

Other Analyses

The analyses and data described below were presented to our board of directors for informational purposes only and did not provide the basis for, and were not otherwise material to, the rendering of Lazard’s opinion.

52-Week High / Low Trading Prices

Lazard reviewed the range of trading prices of shares of CH Energy common stock for the 52 weeks ended on February 15, 2012. Lazard observed that, during such period, the intraday share price of CH Energy common stock ranged from $47.44 per share to $59.74 per share, as compared to the per share merger consideration of $65.00 per share.

Dividend Discount Analysis

Lazard performed a dividend discount analysis of shares of CH Energy common stock, which calculates an implied equity value per share by discounting to the present the value of the future dividends per share of CH Energy common stock expected to be paid by CH Energy, based on an assumed equity discount rate and an assumed average amount of annual dividend growth or dividend growth rate. The following assumptions were used for the years 2012 through 2015:

•	an equity discount rate range of 9.00% to 10.00%;

•	an expected 2012 annual dividend per share of $2.24; and

•	an average annual dividend growth of $0.07 per share.

For the years subsequent to 2015, the following assumptions were used:

•	an equity discount rate range of 9.00% to 10.00%;

•	an expected 2015 annual dividend per share of $2.44; and

•	a dividend growth rate range of 1.50% to 3.00%.

To arrive at an appropriate equity discount rate range for CH Energy, Lazard analyzed the cost of equity capital for the CH Energy comparable companies. The average amount of annual dividend growth and the expected dividend per share assumed for the years 2012 through 2015 were based on the CH Energy management case. The dividend growth rate range and the expected 2015 dividend per share assumed for the years subsequent to 2015 were also based on the CH Energy management case.

Based on this analysis, Lazard calculated an implied price per share range for shares of CH Energy common stock, as compared to the per share merger consideration provided in the merger agreement as set forth below:

Implied Price Per Share Range	Merger Consideration
$27.25 – $37.25	$65.00

Premium-to-Market Analysis

Lazard reviewed the premiums paid in the selected transactions listed above in “—Selected Precedent Transactions Multiples Analysis.” The implied premiums in this analysis were calculated by comparing, to the extent publicly available, the per share acquisition price to the relevant target company’s (i) closing share price one day prior to the date the relevant transaction was announced, (ii) average closing share price for the five-day period prior to the date the relevant transaction was announced and (iii) average closing share price for the 20-day period prior to the date the relevant transaction was announced. The median of premiums ranged from 17.3% to 23.8% and the mean of premiums ranged from 22.9% to 24.1%.

Based on the foregoing analysis, Lazard applied a range of premiums based on these transactions of 12.5% to 25.0% to the 20-day volume-weighted average share price of $57.18 of CH Energy common stock as of February 15, 2012. From this analysis, Lazard estimated an implied equity value per share range for CH Energy common stock, as compared to the per share merger consideration provided in the merger agreement as set forth below:

Implied Price Per Share Range	Merger Consideration
$64.25 – $71.50	$65.00

Returns Analysis

Lazard performed an illustrative returns analysis utilizing exit EBITDA multiples ranging from 8.0x to 9.0x, based on estimated EBITDA multiple ranges for 2012 and 2013, and an assumed required equity return ranging from 10.0% to 14.0%, based on an illustrative required range of equity returns expected by long-term investors, in each case as applied to an assumed 2016 terminal year EBITDA of $208 million. The results of this analysis implied an equity value per share range for CH Energy common stock, as compared to the per share merger consideration provided in the merger agreement as set forth below:

Implied Price Per Share Range	Merger Consideration
$50.75 – $64.50	$65.00

Miscellaneous

In connection with Lazard’s services as financial advisor to CH Energy with respect to the merger, CH Energy agreed to pay Lazard a fee equal to $6,185,000 less previously paid retainers of $150,000, of which one-fourth became payable upon the public announcement of the merger, one-fourth is contingent upon approval of the merger by CH Energy’s shareholders and the remainder is contingent upon the closing of the merger. CH Energy has also agreed to reimburse Lazard for certain expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related persons under certain circumstances against various liabilities that may arise from or be related to Lazard’s engagement, including certain liabilities under United States federal securities laws. Lazard and certain of its affiliates in the past have provided certain investment banking services to CH Energy, for which it has received compensation, including, during the past two years, having advised on the disposition of certain assets from CH Energy’s fuel oil distribution business in 2009 and 2010.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In addition, in the ordinary course of their respective businesses, Lazard, LFCM Holdings LLC (an entity indirectly owned in large part by current and former managing directors of Lazard) and their respective affiliates may actively trade securities of CH Energy, Fortis Parent and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of CH Energy, Fortis Parent and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the opinion committee of Lazard.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as investment banker to CH Energy because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions, as well as its familiarity with the business of CH Energy.

CH Energy and FortisUS Inc. determined the per share merger consideration of $65.00 in cash per share of CH Energy common stock, to be paid to the holders of CH Energy common stock (other than the excluded holders) in the merger, through arm’s-length negotiations, and our board of directors unanimously approved such per share merger consideration. Lazard did not recommend any specific consideration to our board of directors or any other person or indicate that any given consideration constituted the only appropriate consideration for the merger. Lazard’s opinion was one of many factors considered by our board of directors, as discussed further in “—Reasons for the Merger; Recommendation of the CH Energy Board” beginning on page 30.

Financial Forecasts

CH Energy does not, as a matter of general practice, publicly disclose financial projections due to the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections. In evaluating a possible transaction with Fortis Parent, management of CH Energy provided forecasts of CH Energy’s results of operations to Fortis Parent and to the CH Energy board and its financial advisors prior to the execution of the merger agreement. A summary of the forecasts is included in this proxy statement. You should note that the forecasts constitute forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Information” on page 16.

These forecasts were not prepared for public disclosure. Nonetheless, a summary of the forecasts is provided in this proxy statement only because the forecasts were made available to the CH Energy board and its financial advisor in evaluating a potential transaction with Fortis Parent. The forecasts are subjective in many respects. There can be no assurance that the forecasts will be realized or that actual results will not be significantly higher or lower than projected. The forecasts also cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. Economic and business environments can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the forecasts will be achieved. The inclusion of the forecasts in this proxy statement does not constitute an admission or representation by CH Energy that the information is material.

In addition, the forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles in the United States (which we refer to as GAAP), the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither CH Energy’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

The forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of CH Energy. CH Energy believes the assumptions that its management used as a basis for the forecasts were reasonable at the time management prepared the forecasts and reflected the best available estimates and judgments at the time, taking into account the relevant information available to management at the time and presented at the time, to the best of CH Energy’s knowledge and belief, a reasonable projection of future financial performance of CH Energy. Important factors that may affect actual results and cause the forecasts not to be achieved include deviations from normal seasonal weather and storm activity, fuel prices, energy supply and demand, potential future acquisitions, legislative, regulatory, and competitive developments, interest rates, access to capital, market risks, electric and natural gas industry restructuring and cost recovery, the ability to obtain adequate and timely rate relief, changes in fuel supply or costs, including future market prices for energy, capacity, and ancillary services, the success of strategies to satisfy electricity, natural gas, fuel oil, and propane requirements, the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements and other factors described or referenced under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 16. Accordingly, there can be no assurance that the forecasts will be realized or that future financial results will not materially vary from the forecasts, and the forecasts should not be relied upon as being indicative of future results and you are cautioned not to rely on this forward-looking information.

In addition, the forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for CH Energy’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur after the date the forecasts were prepared and that was not anticipated at the time the forecasts were prepared. Some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date the forecasts were prepared. For example, the forecasts assume increasing capital expenditures and allowed return on equity that would depend on various regulatory actions, including in potential rate cases that we may choose not to pursue in light of the pending merger. Except as may be required by law, CH Energy disclaims any obligation to update or otherwise revise the forecasts to reflect circumstances, economic conditions or other developments existing or occurring after the date the forecasts were prepared or to reflect the occurrence of future events, even if any or all of the assumptions on which the forecasts were based are no longer appropriate. These considerations should be taken into account in reviewing the forecasts, which were prepared as of an earlier date.

The following is a summary of the forecasts prepared by management of CH Energy and given to the CH Energy board and its financial advisor:

Summary of the Financial Forecasts

	Fiscal Year
	2012E	2013E	2014E	2015E
	(Dollars in thousands, other than Earnings Per Share)
Total Operating Revenues	$974,077	$1,002,500	$1,034,609	$1,070,196
Operating Income	$78,286	$81,340	$86,069	$93,318
Net Income	$51,109	$51,150	$53,720	$58,102
Earnings Per Share	$3.47	$3.41	$3.46	$3.65

Interests of CH Energy’s Directors and Executive Officers in the Merger

When considering the recommendation of the CH Energy board with respect to the proposed merger, you should be aware that CH Energy’s executive officers and directors may have interests in the proposed transactions that are different from, or in addition to, those of CH Energy’s shareholders more generally. These interests may present such executive officers and directors with actual or potential conflicts of interest. The CH Energy board was aware of these interests during its deliberations on the merits of the proposed transactions and in deciding to recommend that you vote for the adoption of the merger agreement at the special meeting.

Acceleration of Vesting and Conversion of Equity and Equity-based Awards

Two of our executive officers, Mr. Lant and Ms. VanBuren, hold vested options to purchase shares of CH Energy common stock, each with an exercise price of $48.62 per share, and each of our executive officers holds other unvested equity-based awards granted under our equity compensation plans. Two non-employee members of our board of directors (Messrs. Grubel and Kruse) hold vested options to purchase 1,000 shares of CH Energy common stock, each with an exercise price of $48.62 per share, granted under our equity compensation plans. All of the non-employee members of our board of directors and certain of our executive officers hold notional or “phantom” interests denominated in shares of CH Energy common stock under our director and executives deferred compensation plan, which are called “deferred stock units”.

Upon the consummation of the merger, each outstanding stock option and other equity-based award will, to the extent unvested, automatically vest (with the number of shares earned in respect of performance-vesting awards determined assuming target level of attainment or based on actual attainment of the applicable performance conditions as of the end of the quarter immediately preceding the consummation of the merger, whichever results in a greater number of shares, in each case without proration) and be converted into the right to receive the per share merger consideration for all shares subject to (or, in the case of performance-vesting awards, earned or deemed earned in respect of) such awards (in the case of stock options, less the exercise price).

For an estimate of the amounts that would be payable to each of our named executive officers, including Steven V. Lant (Chairman of the Board, President and Chief Executive Officer), Christopher M. Capone (Executive Vice President and Chief Financial Officer), James P. Laurito (Executive Vice President of CH Energy Group and of Central Hudson), W. Randolph Groft (President and Chief Operating Officer of Griffith) and John E. Gould (Executive Vice President and General Counsel), for their unvested other equity-based awards in connection with the merger (which would exclude any options held by such officers because all such options are vested), see “—Quantification of Change of Control and Termination Payments and Benefits to the CH Energy Named Executive Officers” below. We estimate that the aggregate amount that would be payable to CH Energy’s executive officers who are not named executive officers for their unvested other equity-based awards (which would exclude any options held by such officers because all such options are vested) if the effective time of the merger were March 31, 2012, is approximately $1,002,300.

Change of Control and Termination Benefits Under CH Energy Plans

Except with respect to Mr. Gould, our executive officers are party to change of control employment agreements with us that, effective for a two- (or, in the case of Messrs. Lant, Capone and Laurito, three-) year period immediately following a change of control of us, which would include the merger, provide for the continuation of the executive’s pre-merger authority, duties and responsibilities in all material respects and for the continuation of the executive’s pre-merger base salary, incentive compensation and benefits. In the event of a termination of employment without “cause” or a resignation for “good reason,” in each case within two (or, in the case of Messrs. Lant, Capone and Laurito, three) years following (or, under certain circumstances, in anticipation of) the merger, our executive officers would, subject to their execution of a release of claims against us and compliance with certain restrictive covenants set forth in their respective agreements, receive certain compensation and benefits paid or provided by CH Energy under such agreements. In the case of Mr. Gould, termination benefits (as described below) are, subject to his execution of a release of claims against us and his compliance with the restrictive covenants set forth in his employment agreement with us, provided upon a termination of his employment without “cause” or his resignation for “good reason.” Such benefits include:

•

Cash severance payments made in twelve equal monthly installments after the executive’s termination of employment in an aggregate amount equal to (i) in the case of all executive officers other than Mr. Gould, the product of (x) assuming that the executive’s employment is terminated within the first year immediately following the consummation of the merger, a severance multiple of three in the case of Messrs. Lant, Capone and Laurito and two in the case of each other executive officer, and (y) the sum of the executive’s then-current base salary and the average annual bonus earned by the executive under our executive annual incentive plan for the three fiscal years ending prior to the merger (the “Average Annual Bonus”), and (ii) in the case of Mr. Gould, the sum of (A) his base salary continued from his termination date through the end of the term of his agreement (i.e., December 31, 2014), and (B) his target incentive award under our executive annual incentive plan multiplied by the number of years from his termination date through the end of the term of his agreement (i.e., December 31, 2014), with any partial year in the case of (B) rounded up to a whole year. Under the change of control agreements, the severance multiple for each executive officer decreases from two (or, in the case of Messrs. Lant, Capone and Laurito, three) to one (or, in the case of Messrs. Lant, Capone and Laurito, two) if such termination occurs after the first anniversary of the merger and on or before the second anniversary of the merger (and, in the case of Messrs. Lant, Capone and Laurito, the multiple decreases from two to one if the termination occurs after the second anniversary of the merger but on or before the third anniversary of the merger);

•

Other than in the case of Mr. Gould, a prorated bonus payment equal to the product of (i) the executive’s Average Annual Bonus and (ii) a fraction, the numerator of which is the number of days in the fiscal year through the termination date and the denominator of which is 365;

•

Other than in the case of Mr. Gould, continuation of healthcare and welfare benefits for the executive and the executive’s dependents for a number of years equal to the executive’s severance multiple (i.e., assuming that the executive’s employment is terminated within the first year immediately following the merger, three in the case of Messrs. Lant, Capone and Laurito and two in the case of each other executive officer), subject to mitigation upon receiving similar benefits from another employer;

•

Outplacement services through the end of the second calendar year following termination in an amount up to $30,000 (provided to Mr. Gould consistent with company practice for departing executives and provided to other executive officers pursuant to their change of control employment agreements);

•

In the case of Mr. Gould, the remaining retirement credits that would have been credited under our directors and executives deferred compensation plan on behalf of Mr. Gould after his termination date had he continued employment until the end of the term of the agreement (i.e., December 31, 2014) are credited;

•	Payment of legal fees and expenses incurred by the executive to enforce any rights or benefits under the executive’s employment agreement; and

•

Messrs. Lant and Laurito are each eligible for reimbursement of excise taxes imposed under Section 4999 of the Code on any severance payments and other benefits provided under their respective change of control employment agreements or otherwise, unless the value of the payments and benefits does not exceed 110% of the maximum amount payable without triggering such excise taxes (the “safe harbor amount”), in which case the payments and benefits will be reduced to such safe harbor amount. Each of our other executive officers is entitled to receive a “cutback” on any severance payments and other benefits provided under the executive’s change of control employment agreement or otherwise if the executive would, on an after-tax basis, receive greater payments and benefits after such cutback than if such executive’s payments and benefits had not been reduced and had been subject to the excise tax under Section 4999 of the Code.

Under the change of control employment agreements and Mr. Gould’s employment agreement, “good reason” generally means (i) a material reduction in the executive’s authority, duties or responsibilities (subject to our right to cure such reduction), (ii) a failure to provide the level of benefits required to be provided under the executive’s agreement during the post-merger protection period (i.e., the two- or three-year periods immediately after the merger) (and in the case of Mr. Gould, a failure to provide the level of benefits required to be provided under his employment agreement), subject to our right to cure such failure, (iii) a relocation of the executive’s place of work of 50 or more miles (and, in the case of Mr. Gould, a relocation of his principal office from Poughkeepsie, New York), (iv) any purported termination by us or any of our affiliated companies of the executive’s employment otherwise than as expressly permitted by the respective change of control employment agreement or employment agreement; or (v) any failure by us or any of our affiliated companies to require any successor to all or substantially all of our business and/or assets to assume the respective change of control employment agreement or employment agreement.

Certain other benefits and payments in respect of our executive officers and directors will be triggered in connection with the merger. Upon the consummation of the merger, unvested amounts under our supplemental executive retirement plan will become fully vested for Mr. Capone. Additionally, in the case of our executive officers, upon a termination of employment that qualifies the executive for severance pay under the executive’s change of control employment agreement (in the case of our most recent directors and executives deferred compensation plan, upon a termination by reason of retirement or disability during the two-year period immediately after the merger):

•

the executive is entitled to receive a distribution of the executive’s account balance under our directors and executives deferred compensation plans in accordance with his or her previously filed distribution election, in the case of our prior directors and executives deferred compensation plan, regardless of whether the executive is age 55 or greater at the time of termination;

•

Messrs. Lant and Capone’s benefit under our supplemental executive retirement plan is computed as if the executive’s employment with us continued for a number of years equal to the executive’s severance multiple (i.e., assuming that the executive’s employment is terminated within the first year immediately following the consummation of the merger, three), with the executive’s compensation equal to the compensation required by the executive’s change of control employment agreement; and

•

under our non-qualified deferred compensation plans for non-employee members of the CH Energy board, amounts deferred under the plans with respect to each non-employee director become payable at the time such director ceases to be a member of the CH Energy board, which is expected to occur for certain of our non-employee directors in connection with the merger.

Code Section 280G Tax Mitigation Actions

Pursuant to the merger agreement, CH Energy may take certain actions to mitigate adverse tax consequences triggered under Code Sections 280G and 4999 in connection with the proposed transaction, including, for example, accelerating the vesting of payments or accelerating the payment of amounts that would otherwise be paid in 2013 into 2012.

Incentive Compensation and Transaction Expenses

The merger agreement provides that, in calculating the level of attainment of performance criteria applicable to performance-vesting restricted share and unit awards and any other short- or long-term cash or equity incentive awards that are subject to performance-vesting conditions, the Company will exclude expenses and costs arising as a result of or in connection with the transactions contemplated by the merger agreement (including the merger) and any non-recurring charges that, had the merger and the transactions contemplated by the merger agreement not occurred, would not reasonably be expected to arise.

Continued Service of CH Energy Directors and Officers

Pursuant to the merger agreement, up to three members of CH Energy’s board of directors designated by CH Energy and reasonably acceptable to FortisUS, including our Chief Executive Officer, may remain on the board of directors of CH Energy following the merger and will not be removed, except for cause, until at least the second anniversary of the closing date of the merger. It is also expected that most of CH Energy’s executive officers may remain executive officers of CH Energy following the merger.

Quantification of Change of Control and Termination Payments and Benefits to the CH Energy Named Executive Officers

The following table sets forth the amount of payments and benefits that each CH Energy named executive officer would receive in connection with the merger, assuming the merger occurred on March 23, 2012, and (except as provided otherwise in the footnotes to the table) the employment of the named executive officer were terminated other than for cause or the named executive officer resigned for good reason, in each case on such date. The payments and benefits are subject to a non-binding advisory vote of CH Energy’s shareholders, as described under “Proposals to be Considered at the Special Meeting—Item 2-Advisory Vote Regarding Certain Executive Compensation.” For additional details regarding the terms of the payments quantified below, see “The Merger—Interests of CH Energy’s Directors and Executive Officers in the Merger,” which appears in the disclosures immediately above beginning on page 44.

Change of Control and Termination Compensation

Named Executive Officer (a)	Cash ($) (b)[1]	Equity ($) (c)[2]	Pension/ NQDC ($) (d)[3]	Perquisites / Benefits ($) (e)[4]	Tax Reimbursement (f)[5]	Other ($) (g)[6]	Total ($) (h)[7]
Steven V. Lant	3,032,017	2,621,450	191,500	58,209	2,810,027	30,000	8,743,203
Christopher M. Capone	1,668,016	1,222,000	679,800	47,567	0	30,000	3,647,383
James P. Laurito	2,008,211	2,025,985	0	56,784	1,782,934	30,000	5,903,914
W. Randolph Groft	838,318	758,550	0	13,336	0	30,000	1,640,204
John E. Gould	1,382,500	560,625	200,000	0	0	30,000	2,173,125

(1)

As described above, this amount equals the aggregate value of the “double-trigger” monthly cash severance installments provided to the executives (other than Mr. Gould) under the terms of the change of control employment agreements for twelve months following a qualifying termination of employment after (or, in certain circumstances, in anticipation of) the merger, which equals the product of (A) assuming the termination occurs on March 31, 2012 (the assumed day the merger occurs), a severance multiple of three in the case of Messrs. Lant, Capone and Laurito and two in the case of Mr. Groft and (B) the sum of the executive’s then-current base salary and average annual bonus earned in respect of the three fiscal years ending prior to the closing of the merger (the “Average Annual Bonus”). Pursuant to the change of control employment agreements, each executive (other than Mr. Gould) is also entitled to a double-trigger prorated bonus payment equal to the product of (i) the executive’s Average Annual Bonus and (ii) a fraction, the numerator of which is the number of days in the fiscal year through the date of termination (assumed in this case to be March 31, 2012, the assumed day the merger occurs), and the denominator of which is 365. Because we have assumed that the executive’s termination of employment occurs on the day of the merger, which is assumed to be March 31, 2012, we have included a prorated bonus amount equal to 24.93% of the executive’s Average Annual Bonus in this column of the table. In the case of Mr. Gould, this amount represents the “double-trigger” monthly cash severance installments provided under his employment agreement, which equal the sum of (x) his base salary continued from his termination date (assumed in this case to be March 31, 2012, the assumed day the merger occurs) through the end of the term of his agreement (i.e., December 31, 2014), and (y) his target incentive award under our executive annual incentive plan multiplied by the number of years from such termination date through the end of the term of his agreement (i.e., December 31, 2014), with any partial year in the case of (y) rounded up to a whole year. Note that, as described above, the cash severance payable to Messrs. Capone, Groft and Gould would be “cut back” if the executive would, on an after-tax basis, receive greater payments and benefits after such cutback than if such executive’s payments and benefits had not been reduced and had been subject to the excise tax under Section 4999 of the Code. As described in footnote 6 below, the cash severance payable to Messrs. Groft and Gould would be reduced by such a “cutback” if the merger occurs and the executive’s employment is terminated on March 31, 2012. However, the amounts shown in this column have not been reduced for any such Code Section 280G cutback.
(2)	As described above, this amount equals the value of the “single-trigger” conversion of all unvested, time-vesting restricted shares and units of CH Energy common stock and performance share awards held by the executive as of March 31, 2012 into the right to receive, the per share merger consideration (i.e., $65 in cash per share) for all shares subject to such awards. Performance share awards single-trigger vest assuming target (i.e., 100%) level of attainment or based on actual results as of the end of the fiscal quarter immediately preceding the merger, whichever results in a higher number of shares, in each case without proration. For purposes of this table, we have assumed that such performance share awards vest assuming target (i.e., 100%) level of attainment (and, therefore, we have not excluded expenses and costs arising as a result of or in connection with the transactions contemplated by the merger agreement, including the merger, and any non-recurring charges, which would be excluded if actual results were measured). Set forth below are the values of each type of equity-based award that would be converted upon the consummation of the merger.

	Payments by FortisUS in Satisfaction of Unvested Equity Single-trigger Vesting
Named Executive Officers	Time-vesting Restricted Shares and Units ($)	Performance Shares ($)
Steven V. Lant	0	2,621,450
Christopher M. Capone	143,000	1,079,000
James P. Laurito	998,985	1,027,000
W. Randolph Groft	143,000	615,550
John E. Gould	560,625	0

(3)	As described above, this amount equals the sum of (i) for Mr. Capone, the value of single-trigger vesting of all unvested supplemental pension benefits provided to him upon the merger under our supplemental executive retirement plan, (ii) for Messrs. Lant and Capone, the double-trigger increase in each executive’s pension benefit under our supplemental executive retirement plan by crediting the executive with a number of years of additional service and compensation equal to the severance multiple for each of Messrs. Lant and Capone (i.e., assuming the termination occurs on March 31, 2012 (the assumed day the merger occurs), three) and (iii) for Mr. Gould, the double-trigger crediting of the remaining amounts that would have been credited on behalf of Mr. Gould under our directors and executives deferred compensation plan after his assumed termination date (March 31, 2012) had he continued employment until the end of the term of his agreement (i.e., December 31, 2014), set forth for each such officer as follows below:

Named Executive Officers	Value of Single-trigger Vesting of Supplemental Pension ($)	Value of Double-trigger Increase in Pension Benefit ($)
Steven V. Lant	0	191,500
Christopher M. Capone	357,700	322,100
James P. Laurito	0	0
W. Randolph Groft	0	0
John E. Gould	0	200,000

(4)	As described above, this amount equals the value of the double-trigger health and welfare continuation benefits provided to each executive (other than Mr. Gould) under the terms of their respective change of control employment agreements. For purposes of quantifying the value of healthcare benefits, CH Energy has used assumptions used for financial reporting purposes under generally accepted accounting principles. The welfare benefits include three times (or two times, in the case of Mr. Groft) the annual premiums for group term life insurance provided to the executives (other than Mr. Gould).
(5)	As described above, this amount equals the value of the double-trigger tax reimbursement benefits provided to Messrs. Lant and Laurito under the terms of their respective change of control employment agreements for any excise taxes triggered under Section 4999 of the Code. The amounts are estimated based on the following assumptions: (i) an excise tax rate of 20% and a combined federal, state, and local income and employment tax rate of 45.27%, (ii) discount rates of 0.23% and 1.30%, (iii) the closing of the merger and termination of employment occur on March 31, 2012, and (iv) no amounts were allocated to the non-solicitation or non-competition covenants contained in the applicable change of control employment or employment agreements as reasonable compensation for services.
(6)	As described above, the amount equals the value of the “double-trigger” outplacement services to be provided to each of the executives. In addition, as described in footnote 1 above, pursuant to their change of control employment agreements, the cash severance payable to Messrs. Capone, Groft and Gould would be “cut back” to the amount necessary to avoid the imposition of any excise tax that would otherwise be triggered under Section 4999 of the Code, to the extent that the net after-tax benefit of all amounts payable after such cutback would exceed the net after-tax benefit of the payment of the full amount of benefits subject to the excise tax under Section 4999. It is estimated that no cash severance payable to Mr. Capone would be reduced, the cash severance payable to Mr. Groft would be reduced by $421,496 and the cash severance payable to Mr. Gould would be reduced by $64,590 pursuant to the cutback provision of their respective change of control employment agreements. These estimates are based on the assumptions set forth in footnote 5 above.
(7)	This amount includes the aggregate dollar value of the sum of all amounts reported in columns (b) through (g).

Insurance and Indemnification of CH Energy Directors and Officers

The merger agreement provides that for six years following the merger, CH Energy will indemnify and hold harmless all past and present directors, officers and employees of CH Energy and its subsidiaries for actions in their official capacities prior to the merger, to the same extent as they are indemnified as of the date of the merger agreement pursuant to applicable law, CH Energy’s organizational documents, and indemnification agreements. In addition, CH Energy will indemnify and hold harmless such directors, officers and employees to the fullest extent permitted by applicable law for acts or omissions occurring in connection with the merger agreement and the merger. CH Energy will advance expenses incurred in the defense of any proceeding with respect to indemnified matters in accordance with the procedures in its and its subsidiaries’ organizational documents and any indemnification agreements filed with the SEC as of the date of the merger agreement, subject to repayment if it is ultimately determined that such director, officer or employee is not entitled to indemnification.

The merger agreement also provides that for six years following the merger, the certificate of incorporation and bylaws of CH Energy must contain exculpation, indemnification, and expense advancement provisions covering directors, officers, and employees of the Company and its subsidiaries for periods prior to the merger that are no less favorable than are currently in such documents. Specified indemnification agreements will also be assumed and continue in full force and effect following the merger.

CH Energy may, prior to the merger, obtain and prepay an insurance and indemnification policy that provides coverage for CH Energy’s directors and officers for a period of six years following the merger for events occurring prior to the merger that is substantially equivalent to and not less favorable in the aggregate than CH Energy’s existing directors’ and officers’ liability policy, so long as the premium payable for each year of such coverage does not exceed 300% of the last annual premium paid prior to the date of the merger agreement. If CH Energy does not purchase such insurance prior to the merger, then at the effective time of the merger, CH Energy will obtain an insurance and indemnification policy that is substantially equivalent to and not less favorable in the aggregate than CH Energy’s existing directors’ and officers’ liability policy, but will not be required to pay an annual premium exceeding 300% of the last annual premium paid prior to the date of the merger agreement. CH Energy will maintain such policies for at least six years following the merger.

Section 16 Matters

The CH Energy board will take steps to exempt from short-swing profit recapture liability under Section 16 of the Exchange Act any dispositions of CH Energy’s common stock by directors or executive officers who are subject to the reporting requirements of Section  16(a) of the Exchange Act with respect to CH Energy.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences to “U.S. holders” and “non-U.S. holders” (in each case, as defined below) of CH Energy common stock whose shares are exchanged for cash in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, and any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the U.S. federal income tax.

The following discussion applies only to holders of shares of CH Energy common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders liable for the alternative minimum tax, partnerships or other pass-through entities or investors in partnerships or such other pass-through entities, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. holders whose functional currency is not the U.S. dollar, holders who hold shares of CH Energy common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired CH Energy common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, or holders who, at any time within the five-year period ending on the date of the merger, owned, actually or constructively, 5% of more of the shares of CH Energy common stock).

As used herein, the term “U.S. holder” means a beneficial owner of shares of CH Energy common stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its worldwide income from all sources.

As used herein, the term “non-U.S. holder” means a beneficial owner of shares of CH Energy common stock (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of CH Energy common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of CH Energy common stock, you should consult your tax advisor regarding the tax consequences of exchanging the shares of CH Energy common stock for cash pursuant to the merger.

Holders of CH Energy common stock should consult their tax advisors as to the particular tax consequences to them of the receipt of cash in exchange for shares of CH Energy common stock pursuant to the merger, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws.

U.S. Holders

The receipt of cash by U.S. holders in exchange for shares of CH Energy common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares of CH Energy common stock pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the amount of cash received in such exchange and (2) the U.S. holder’s adjusted tax basis in such shares. Gain or loss must be determined separately for each block of shares of CH Energy common stock (i.e., shares acquired for the same cost in a single transaction) exchanged pursuant to the merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than one year as of the date of the merger. Long-term capital gains of certain non-corporate U.S. holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Subject to the discussion below under “—Information Reporting and Backup Withholding,” a non-U.S. holder who receives cash in exchange for shares of CH Energy common stock pursuant to the merger generally will not be subject to U.S. federal income tax or withholding on any gain recognized unless:

•

The gain, if any, on such shares is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder); or

•

The non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange of shares of CH Energy common stock for cash pursuant to the merger and certain other conditions are met.

Gain on the shares of CH Energy common stock that is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder) will be subject to U.S. federal income tax on a net basis at the graduated rates applicable to U.S. persons generally (and, with respect to corporate non-U.S. holders, may also be subject to a branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty). Gain described in the second bullet of the preceding paragraph generally will be subject to a flat 30% tax (unless reduced or eliminated by an applicable income tax treaty).

Information Reporting and Backup Withholding

Payments made to U.S. holders in exchange for shares of CH Energy common stock pursuant to the merger will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). Certain holders (including, with respect to certain types of payments, corporations) generally are not subject to backup withholding. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding, and should otherwise comply with the applicable backup withholding rules.

Payments made to a non-U.S. holder in exchange for shares of CH Energy common stock pursuant to the merger effected through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless such non-U.S. holder provides a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying such non-U.S. holder’s non-U.S. status or by otherwise establishing an exemption. Payments made to a non-U.S. holder in exchange for shares of CH Energy common stock pursuant to the merger effected through a U.S. office of a broker generally will be subject to information reporting and backup withholding (currently at a rate of 28%) unless such non-U.S. holder provides a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying such non-U.S. holder’s non-U.S. status or by otherwise establishing an exemption.

Backup withholding is not an additional tax. U.S. holders and non-U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

Regulatory Approvals

General

To complete the merger, CH Energy and FortisUS must obtain approvals, consents or waivers from, or make filings with, a number of United States federal and state public utility, antitrust and other regulatory authorities. The material United States federal and state approvals, consents and filings are described below. We refer to the approvals, consents, waivers and filings set out below as the governmental approvals.

We are not currently aware of any other material governmental consents, approvals or filings that are required prior to the parties’ consummation of the merger other than those described below. If additional approvals, consents and filings are required to complete the merger, we contemplate that such consents, approvals and filings will be sought or made.

We currently expect to complete the merger during the first quarter of 2013. Although we believe that we will receive the required consents and approvals described below to complete the merger, there can be no assurance as to the timing of these consents and approvals or as to our ultimate ability to obtain such consents or approvals (or any additional consents or approvals which may otherwise become necessary) or that such consents or approvals will be obtained on terms and subject to the conditions set forth in the merger agreement. If we and Fortis determine to amend the terms of the transaction in connection with obtaining any regulatory approvals, under applicable law and NYSE requirements, such amendments may not require the further consent of our shareholders.

Hart-Scott-Rodino Act

The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and the rules and regulations promulgated thereunder, which provide that certain acquisition transactions may not be consummated until required information has been furnished to the Antitrust Division of the Department of Justice, which we refer to as the DOJ, and the Federal Trade Commission, which we refer to as the FTC, and until certain waiting periods have been terminated or have expired. The expiration of the HSR Act waiting period does not preclude the DOJ or the FTC from challenging the merger on antitrust grounds and seeking to preliminarily or permanently enjoin the proposed merger. We do not believe that the merger will violate federal antitrust laws, but there can be no guarantee that the DOJ or the FTC will not take a different position even following the expiration of the waiting period. If the merger is not consummated prior to one year from obtaining clearance under the HSR Act, we will be required to submit new information to the DOJ and the FTC, and a new HSR Act waiting period will have to expire or be earlier terminated before the merger could be consummated. We and Fortis Parent expect to file our application under the HSR Act on                     , 2012.

Federal Power Act

Section 203 of the Federal Power Act, which we refer to as the FPA, provides, among other things, that no public utility may directly or indirectly merge or consolidate its jurisdictional facilities with those of any other person, or sell or otherwise dispose of its jurisdictional facilities, without first having obtained authorization from the Federal Energy Regulatory Commission, which we refer to as the FERC. In addition, under the amendments to Section 203 enacted under the Energy Policy Act of 2005, which we refer to as the EP Act, FERC approval also is required for a holding company (defined as an owner of a 10% or greater voting interest in a transmitting utility or an electric utility) to acquire any security of, or directly or indirectly merge or consolidate with, a transmitting utility, an electric utility or a holding company thereof with a value in excess of $10 million.

Because CH Energy, FortisUS and Fortis Parent are each a “holding company” with utility subsidiaries that own “jurisdictional facilities” and are considered “public utilities,” “transmitting utilities” and/or “electric utilities” within the meaning of the FPA, the approval of the FERC under Section 203 is required before we may consummate the merger. Section 203 provides that the FERC is required to grant its approval if the merger is found to be “consistent with the public interest.” The FERC stated in its 1996 Merger Policy Statement that, in analyzing a merger under Section 203, it will evaluate the following criteria:

•	the effect of the merger on competition in electric power markets;

•	the effect of the merger on the applicants’ transmission and wholesale power rates; and

•	the effect of the merger on state and federal regulation of the applicants.

In addition, under amendments to Section 203 enacted under the EP Act, the FERC also must find that the merger will not result in any cross-subsidization of a non-utility associate company or the pledge or encumbrance of utility assets for the benefit of an associate company unless such cross-subsidization, pledge or encumbrance is otherwise consistent with the public interest.

The FERC will review these factors to determine whether the merger should be approved. If the FERC finds that the merger would adversely affect competition, transmission or wholesale power rates, or regulation, or result in the improper cross-subsidization of, or pledge or encumbrance of utility assets to, an associate company, then the FERC may, pursuant to the FPA, deny approval of the merger or impose remedial conditions intended to mitigate such effects. In the event the FERC chooses to impose remedial conditions, we will then review such conditions with Fortis Parent and decide whether to accept them. Based on FERC precedent, we believe that the merger should satisfy the FERC’s merger guidelines and the requirements of the EP Act amendments, and that any mitigation conditions imposed by the FERC would not have a material adverse effect on the anticipated benefits of the merger. However, there can be no guarantee that the FERC will agree with the parties’ characterization of FERC precedent or that the FERC will not change its analytic framework in a manner adverse to the parties. We and Fortis Parent expect to file our application under Section 203 on                     , 2012.

New York Public Service Commission Approval

As an owner of an electric and gas corporation owning electric transmission and distribution facilities and natural gas distribution facilities within the state of New York, we are subject to certain jurisdiction of the NYPSC. We intend to seek the NYPSC’s written consent under Section 70 of the New York Public Service Law in connection with the transfer of the indirect ownership of our electric and gas facilities, the transfer of more than 10% of a gas or electric corporation’s voting capital stock as part of the merger and the holding of that stock indirectly by Fortis Parent. In that connection, we will ask the NYPSC to determine that the merger is in the public interest. We expect to file an application for approval with the NYPSC on                     , 2012 and expect that approval will be provided in the first quarter of 2013. The case will be scheduled for a full administrative hearing, although it may be resolved through settlement which could result in an approval earlier than currently anticipated.

Committee on Foreign Investment in the United States

The Exon-Florio Amendment to the Defense Production Act of 1950, authorizes the President to block/seek divestment of takeovers of U.S. companies by foreign persons that threaten to impair U.S. national security. In order to try to prevent such blockage/divestment, parties to a proposed or pending transaction may submit a Voluntary Notice to the Committee on Foreign Investment in the United States (“CFIUS”) if the transaction could result in foreign control of a U.S. company. After such notice is given, CFIUS has 30 days to review the transaction and determine whether to conduct a full-scale investigation. If no such investigation is commenced, CFIUS will clear the transaction and the transaction can proceed. If CFIUS determines that an investigation is warranted, it must be completed within 45 days. Alternatively, CFIUS may recommend that the President block the transaction. The President then has 15 days to determine whether to exercise his power to block the transaction. The parties to the transaction expect to submit a joint Voluntary Notice of the transaction to CFIUS on                      , 2012.

Certain Litigation Related to the Merger

Following the announcement of the proposed merger on February 21, 2012, several complaints were filed in the Supreme Court of the State of New York, County of New York (the “New York County Court”) and the Supreme Court of the State of New York, County of Dutchess (the “Dutchess County Court”), challenging the proposed merger. Four of the actions were filed in the New York County Court, and have been joined under the master caption In re CH Energy Group, Inc. Shareholder Litigation, Index No. 775,000/2012. Four of the actions were filed in the Dutchess County Court. The parties in those actions have stipulated to the transfer of the Dutchess County cases to New York County, to be joined with the actions filed in New York County.

All of the complaints raise substantially the same claims, challenge the same proposed transaction on behalf of an identical class of CH Energy public shareholders, and name as defendants CH Energy, its directors, FortisUS, Inc., and Cascade Acquisition Sub, Inc. All but one of the complaints also name Fortis Inc. as a defendant. The complaints generally allege that the individual defendants breached their fiduciary duties in connection with the proposed transaction and that the entity defendants aided and abetted that breach. All of the complaints seek, among other things, injunctive relief against the merger and an award of plaintiffs’ expenses. Some of the actions seek monetary damages as well.

The outcome of these lawsuits is uncertain and cannot be predicted with any certainty. An adverse judgment for monetary damages could have a material adverse effect on the operations of the surviving company after the completion of the merger. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the transaction. The defendants intend to vigorously defend themselves against the lawsuits.

Financing Arrangement

Fortis Parent estimates that the total amount of funds necessary to be paid to our shareholders and holders of our other equity-based interests to complete the merger and to pay fees and expenses in connection with the merger is approximately $1 billion. Additionally, Fortis Parent expects to assume approximately $500 million of consolidated debt currently outstanding at CH Energy. Fortis Parent and its subsidiaries have consolidated multi-year credit facilities of approximately $2.2 billion, of which approximately $1.9 billion was unused at December 31, 2011 (in each case, based on an exchange rate of 0.9833 US Dollars per Canadian Dollar as of December 31, 2011). Fortis Parent expects to use cash on hand and its available short-term credit to finance the acquisition of CH Energy initially. The acquisition will be financed on a long-term basis consistent with Fortis Parent current capital structure and commitment to maintaining its A- credit rating.

Householding

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless shareholders have notified the company whose shares they hold of their desire to receive multiple copies of the proxy statement. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy statements, or if you are receiving multiple copies of this proxy statement and wish to receive only one, please contact CH Energy at the address below. CH Energy will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: CH Energy Group, Inc., 284 South Avenue, Poughkeepsie, New York 12601-4839, Attn: Corporate Secretary, telephone (845) 452-2000.

THE MERGER AGREEMENT

The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A. This summary may not contain all of the information about the merger agreement that is important to you. We urge you to read carefully the merger agreement in its entirety as it is the legal document governing the merger.

The merger agreement contains representations and warranties that the parties have made to each other as of specific dates. The assertions embodied in the representations and warranties in the merger agreement were made solely for purposes of the merger agreement and the transactions and agreements contemplated thereby among the parties thereto and may be subject to important qualifications and limitations agreed to by the parties thereto in connection with negotiating the terms thereof. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard that is materially different from those generally applicable to shareholders, and may have been used for the purposes of allocating risk among the parties to the merger agreement rather than establishing matters as fact.

The Merger

The merger agreement provides that, subject to the terms and conditions of the merger agreement, and in accordance with the NYBCL, at the effective time of the merger, Merger Sub will be merged with and into CH Energy and, as a result of the merger, the separate corporate existence of Merger Sub will cease, and CH Energy will continue as the surviving corporation and become an indirect wholly-owned subsidiary of Fortis Parent. CH Energy will continue to be governed by the NYBCL, and all of its rights, privileges, immunities, powers and franchises will continue unaffected by the merger.

The closing of the merger will occur on a date specified by the parties no later than the second business day after all of the conditions set forth in the merger agreement and described under “—Conditions to the Merger” are satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, but subject to satisfaction or waiver of such conditions), or at such other time as agreed to by the parties. The merger will become effective when the certificate of merger has been duly filed with the Secretary of State of the State of New York or at a later time as agreed to by the parties to be specified in the certificate of merger.

Effects of the Merger

At the effective time of the merger, FortisUS will become the sole owner of CH Energy and its business. Therefore, current CH Energy shareholders will cease to have direct or indirect ownership interests in CH Energy or rights as CH Energy shareholders, will not participate in any future earnings or growth of CH Energy, will not benefit from any appreciation in value of CH Energy and will not bear the future risks of CH Energy’s operations.

Following completion of the merger, CH Energy common stock will be delisted from the NYSE and deregistered under the Exchange Act. As a result, there will be no public market for shares of CH Energy common stock. This will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with shareholders’ meetings, no longer applicable to CH Energy. After the effective date of the merger, CH Energy will also no longer be required to file periodic reports with the SEC on account of shares of CH Energy common stock.

The directors of Merger Sub immediately prior to the effective time of the merger will be the directors of the surviving corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation. FortisUS and the surviving corporation shall cause up to three members of the board of directors of CH Energy designated by CH Energy, one of whom will be CH Energy’s Chief Executive Officer, who are members of the board of directors of CH Energy as of the closing and who are reasonably acceptable to FortisUS to be elected to the board of directors of the surviving corporation as of the effective time.

At the effective time of the merger, the certificate of incorporation and bylaws of CH Energy will be amended and restated in their entirety to be in the form of the certificate of incorporation and bylaws of Merger Sub, except that the name of the surviving corporation will be CH Energy Group, Inc.

The Merger Consideration and the Conversion of CH Energy Common Stock

At the effective time of the merger, by virtue of the merger, each share of CH Energy common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by CH Energy or its subsidiaries or by FortisUS, Fortis Parent, Merger Sub, or any of their respective wholly-owned subsidiaries) will be cancelled and converted into the right to receive $65.00 in cash, without interest.

The price to be paid for each share of CH Energy common stock in the merger will be adjusted appropriately to reflect the effect of any change in the outstanding shares of capital stock of CH Energy, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination or exchange of shares, or any stock dividend with respect to the shares of CH Energy common stock that occurs prior to the effective time of the merger, but no such adjustment shall result in an increase of the aggregate merger consideration.

At the effective time of the merger, each share of CH Energy common stock owned of record by any subsidiary of CH Energy or by FortisUS, Merger Sub or any of their respective wholly-owned subsidiaries will, in each case, be canceled and cease to exist, and no consideration will be delivered in exchange for those shares.

Each share of common stock of Merger Sub outstanding immediately prior to the effective time of the merger will be converted into and become one fully paid and nonassessable share of common stock of the surviving corporation with the same rights, powers and privileges as the shares so converted and will constitute the only outstanding shares of capital stock of the surviving corporation.

Payment Procedures

Prior to the effective time of the merger, FortisUS will designate a nationally recognized financial institution reasonably acceptable to CH Energy to act as the paying agent for the per share merger consideration. Prior to, at or promptly after the effective time of the merger, Merger Sub or FortisUS will deposit with the paying agent for the merger the aggregate consideration to be paid to the former holders of shares of CH Energy common stock.

Promptly after the effective time of the merger (and in any event within three business days), FortisUS will, and will cause the surviving corporation to, cause the paying agent to send you (and make available for collection by hand) a letter of transmittal and instructions advising you how to surrender your stock certificates or book-entry shares in exchange for the merger consideration.

The paying agent will pay you your merger consideration after you have (1) surrendered your stock certificates or book-entry shares to the paying agent together with a properly completed letter of transmittal and any other documents required by the paying agent and (2) provided to the paying agent any other items specified by the letter of transmittal.

Interest will not be paid or accrue in respect of any cash payments of merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

If you hold stock certificates and the paying agent is to pay some or all of your merger consideration to a person other than you, you must have your stock certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other similar taxes payable by reason of the transfer or establish to the surviving corporation’s satisfaction that the taxes have been paid or are not required to be paid. Payment of the merger consideration with respect to book-entry shares will only be made to the person in whose name such book-entry shares are registered.

You should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

The transmittal instructions will tell you what to do if you have lost your stock certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the surviving corporation, post a bond in an amount that the surviving corporation reasonably directs as indemnity against any claim that may be made against it in respect of the stock certificate.

Upon demand, the paying agent will return to the surviving corporation all applicable funds in its possession nine months after the effective time of the merger, and the paying agent’s duties will terminate. After that time, if you have not received payment of the merger consideration, you may look only to the surviving corporation as a general creditor for payment of the merger consideration, without interest, subject to applicable abandoned property, escheat and similar laws.

Treatment of Options, Restricted Shares and Other Equity Awards

Stock Options. Upon the closing of the merger, each outstanding option to acquire CH Energy common stock, whether or not vested, that remains outstanding as of the closing of the merger will be cancelled in exchange for the right to receive a cash payment equal to the number of shares of CH Energy common stock underlying the option multiplied by the amount by which the per share merger consideration exceeds the applicable exercise price of the option, less any applicable withholding taxes.

Equity-Based Awards Other than Options. Upon the closing of the merger, other equity-based awards that are not subject to performance criteria will vest in full and be cancelled and converted into a right to receive a cash payment equal to the number of shares of CH Energy common stock subject to the award multiplied by the per share merger consideration. Other equity-based awards subject to performance criteria will vest based on target or actual performance levels (whichever results in a higher number of shares) and be cancelled for a cash payment equal to the number of shares of CH Energy common stock subject to the number of shares vested in respect of such other equity-based award multiplied by the per share merger consideration. Any expenses or costs arising in connection with the merger or any non-recurring charges that would not reasonably be expected to have been incurred had the merger not occurred will be excluded in determining the level of attainment.

Representations and Warranties

In the merger agreement, CH Energy has made customary representations and warranties to FortisUS and Merger Sub with respect to, among other things:

•	the due organization, valid existence, good standing, corporate power and authority of CH Energy and its subsidiaries;

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its capitalization, including in particular the number of shares of CH Energy common stock and preferred stock, and preferred stock of Central Hudson issued and outstanding, and options and other equity-based awards issued and outstanding pursuant to CH Energy benefit plans;

•

its authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement (subject to receipt of the vote of the holders of at least a majority of the outstanding shares of CH Energy common stock), and the enforceability of the merger agreement against CH Energy;

•	the approval by the CH Energy board of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

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the absence of conflicts with or breaches of CH Energy’s or its subsidiaries’ governing documents, certain agreements or applicable laws as a result of entering into the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	the required filings with, and the consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	compliance with laws and permits;

•	its SEC filings since January 1, 2009, including financial statements contained therein;

•	internal controls and compliance with the Sarbanes-Oxley Act of 2002;

•	the absence of undisclosed liabilities;

•	the conduct by CH Energy of its business in the ordinary course since December 31, 2011;

•	the accuracy of the information supplied by CH Energy in this proxy statement;

•	matters related to employee benefit plans and ERISA;

•	labor and employment matters;

•	matters with respect to certain of CH Energy’s contracts;

•	litigation or investigations;

•	matters with respect to CH Energy’s owned and leased real and personal property;

•	environmental matters;

•	intellectual property matters;

•	tax matters;

•	receipt by the CH Energy board of the Lazard opinion;

•	insurance matters;

•	the required vote of CH Energy shareholders to adopt the merger agreement;

•	the absence of undisclosed brokers’ fees and expenses;

•	its regulation as a utility;

•	its regulatory filings since January 1, 2009;

•	the inapplicability of state takeover statutes to the merger; and

•	trading policies.

Many of the representations and warranties in the merger agreement made by CH Energy are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect on CH Energy and its subsidiaries, as defined in the merger agreement).

Under the merger agreement a material adverse effect with respect to CH Energy and its subsidiaries is generally defined as any fact, change, event, circumstance, occurrence, effect or development that is materially adverse to the business, assets, liabilities, financial condition or results of operations of CH Energy and its subsidiaries, taken as a whole, or to CH Energy’s ability to consummate the merger on a timely basis in accordance with the merger agreement and applicable law. The definition excludes any effect relating to or resulting from:

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changes affecting the general economy or political, regulatory, business, economic, financial, credit or capital market conditions in the U.S., including interest rates or exchange rates, except to the extent materially disproportionately affecting CH Energy;

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changes affecting the national, regional, state or local wholesale or retail markets for natural gas or electric power or the national, regional, state or local electric or natural gas transmission or distribution systems, except to the extent materially disproportionately affecting CH Energy;

•

changes attributable to the execution, announcement or pendency of the merger, including any litigation, reduction in sales, changes in supplier, distributor, employee, financing source, shareholder, partner or similar relationships, or changes in the credit rating of CH Energy or its subsidiaries resulting from execution, announcement or pendency of the merger;

•	actions taken, or failures to act, at the request or with the consent of FortisUS;

•

acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of February 20, 2012, except to the extent materially disproportionately affecting CH Energy;

•

changes in national, regional, state or local wholesale or retail electric power and capacity or natural gas prices or in the market price for commodities, except to the extent materially disproportionately affecting CH Energy;

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shutdowns or suspensions of operations at the power plants from which CH Energy obtains electricity or facilities from which CH Energy obtains natural gas, except to the extent materially disproportionately affecting CH Energy;

•	hurricanes, earthquakes, floods or other natural disasters or acts of god, except to the extent materially disproportionately affecting CH Energy;

•	changes resulting from weather conditions or customer use patterns, except to the extent materially disproportionately affecting CH Energy;

•	changes in applicable law, except to the extent materially disproportionately affecting CH Energy, or changes in GAAP;

•	failures by CH Energy to meet any estimates of revenues, earnings, projections or other economic performance, whether published, internally prepared or provided to FortisUS; and

•	changes in the price or trading volume of CH Energy’s common stock on the NYSE or any suspension of trading in securities generally on the NYSE.

In the merger agreement, FortisUS and Merger Sub made customary representations and warranties to CH Energy with respect to, among other things:

•	the due organization, valid existence, good standing, corporate power and authority of FortisUS and Merger Sub;

•

the authority of each of FortisUS and Merger Sub to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against each of FortisUS and Merger Sub;

•

the absence of conflicts with or breaches of, FortisUS’s or Merger Sub’s governing documents, certain agreements or applicable laws as a result of entering into the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	the required filings with, and the consents and approvals of governmental entities in connection with, the transactions contemplated by the merger agreement;

•	the accuracy of the information supplied by FortisUS and Merger Sub contained in this proxy statement;

•	the absence of certain litigation or investigations;

•	the absence of ownership of CH Energy common stock by FortisUS and Merger Sub;

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the sufficiency of funds necessary to consummate the transactions contemplated by the merger agreement and to pay all fees and expenses incurred by FortisUS, Merger Sub and CH Energy in connection with the merger agreement and the transactions contemplated thereby;

•	the ownership and operations of Merger Sub; and

•	the absence of undisclosed brokers’ fees and expenses.

The representations and warranties contained in the merger agreement and in any certificate or other writing delivered pursuant to the merger agreement will not survive the effective time of the merger.

Covenants Regarding Conduct of Business by CH Energy Pending the Merger

Except as required pursuant to or permitted by the merger agreement, required by law, by a governmental entity, or by the rules or requirements of the NYSE, or consented to in writing by FortisUS (which consent may not be unreasonably withheld, delayed or conditioned), from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement with certain exceptions, CH Energy will, and will cause each of its subsidiaries to:

•	conduct its operations only in the ordinary course of business;

•	comply in all material respects with all laws, orders and permits applicable to it;

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use its commercially reasonable best efforts to preserve substantially intact its business organization and maintain satisfactory relationships with third parties and governmental entities having significant business dealings with it; and

•	keep available the services of its key officers and employees.

In addition, except as expressly required by the merger agreement, required by law, by a governmental entity, or by the rules or requirements of the NYSE, or by any agreement in effect on the date of the merger agreement, or consented to in writing by FortisUS (which consent may not be unreasonably withheld, delayed or conditioned), from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, with certain exceptions, CH Energy will not, nor will it permit its subsidiaries to:

•	amend its certificate of incorporation, by-laws or equivalent organizational documents;

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issue, sell, pledge or otherwise encumber any equity interests other than to the extent required by law or permitted by any CH Energy equity or 401(k) plan (not to exceed a value of $5,000,000 in any case) or in connection with the exercise of options or the vesting of other equity-based awards;

•

sell, pledge, dispose of, transfer, lease, license or encumber any material property or assets other than obsolete assets or assets with an individual fair market value not to exceed $4,000,000, or an aggregate fair value market not to exceed $15,000,000;

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declare or pay dividends or distributions, other than regular quarterly cash dividends not in excess of $0.555 per share per quarter for periods that begin within nine months after CH Energy’s shareholders have approved the merger, and $0.57 per quarter for dividends paid during periods beginning thereafter and other specified exceptions;

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split, combine, subdivide, amend or reclassify any of its equity interests, directly or indirectly, or in the cashless exercise of options or tax withholdings in the vesting or payment of restricted shares or other equity-based awards, or the redemption of the Central Hudson preferred stock pursuant to the merger agreement;

•	merge or consolidate with any other person or adopt or implement a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

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acquire an interest in any business or any assets, other than inventory in the ordinary course of business or assets that have an individual fair market value not to exceed $4,000,000 or an aggregate fair market value not to exceed $15,000,000;

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incur indebtedness for borrowed money, issue debt securities, or assume or guarantee the obligations of any person except for (i) refinancings of existing indebtedness as it matures upon market terms and conditions and in an amount not to exceed the amount of indebtedness prior to the refinancing, (ii) draw-downs or refinancings of credit facilities outstanding as of the date the merger agreement in the ordinary course or (iii) borrowings in the ordinary course of business in accordance with CH Energy’s financing plan;

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make any loans, advances or capital contributions to, or investments in, any other person other than wholly-owned subsidiaries that exceed $7,500,000 in aggregate other than in accordance with CH Energy’s capital expenditures budget;

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except to the extent required by law (including to avoid the imposition of penalty taxes under Section 409A of the Code) or the existing terms of any benefit plan: (i) other than in the ordinary course of business consistent with past practice, increase the compensation or benefits payable to its directors or officers, or other than in the ordinary course of business, increase the compensation or benefits payable to employees; (ii) grant any rights to severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, executive officer or, other than in the ordinary course of business, employee of CH Energy or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, employment, termination, severance or other plan or agreement for the benefit of any director, executive officer or, other than in the ordinary course of business, for the benefit of any employee; or (iii) other than in connection with the consummation of the merger, take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any benefit plan;

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make or rescind any material tax election, settle or compromise any material liability for taxes; or file any material amendment to tax returns, in each case, that are not in the ordinary course of business or not consistent with past practice;

•	make any change in accounting policies or procedures, other than as required by a change in GAAP;

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make or commit to make any capital expenditures, in the period from February 20, 2012 until December 31, 2012, or in the twelve-month period ending December 31, 2013, that in the aggregate exceed CH Energy’s capital expenditures budget plus $10,000,000 in either such period, other than certain emergency capital expenditures;

•

terminate or permit any material permit to lapse, other than in accordance with regular expirations of the permits’ terms, or failing to apply to renew those permits that are renewable in a timely manner;

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other than in the ordinary course of business (i) enter into, terminate early, amend or modify in any material respect certain contracts or (ii) waive, release, assign, pay, discharge, settle or satisfy any material claims, liabilities or obligations unless required by their terms as in effect on the date of the merger agreement;

•

announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees other than terminations in the ordinary course of business;

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institute, settle, or agree to settle any litigation, investigation, proceeding, or other claim pending or threatened before any arbitrator, court or other governmental entity that involves the payment of an amount in excess of $2,000,000 individually or $5,000,000 in the aggregate;

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redeem, repurchase, defease, cancel or otherwise acquire any indebtedness other than those (i) within 120 days of maturity, (ii) pursuant to any required amortization payments and mandatory prepayments, (iii) in connection with permitted refinancings, or (iv) in the ordinary course of business in accordance with CH Energy’s financing plan disclosed to FortisUS;

•

permit any material change in policies relating to energy price risk management or marketing of energy or enter into any physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof or similar transactions other than as permitted by the trading guidelines;

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other than in the ordinary course of business, make or agree to make any material changes in insurance policies that would affect the insurance coverage of CH Energy, its subsidiaries or its assets following the effective time;

•	other than in the ordinary course of business consistent with current business practices, seek to lower any reference price or bid or cap price for energy or capacity sold wholesale;

•	assign or license any material intellectual property owned by it to any third party; or

•	enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize in writing any of the foregoing.

No Solicitation

From and after the date of the merger agreement until the date, if any, on which the merger agreement is terminated, CH Energy has agreed not to and not permit or authorize its directors, officers, employees to, and to instruct its representatives not to, directly or indirectly:

•	initiate or knowingly solicit, encourage or facilitate the submission of any proposal or offer that constitutes or may reasonably be expected to lead to, an acquisition proposal; or

•

participate in any discussions or negotiations with any person, or furnish to any person any information, with respect to any proposal or offer that constitutes, or may reasonably be expected to lead to, an acquisition proposal.

If, however, at any time before the shareholders of CH Energy approve the merger, CH Energy receives from a third party a bona fide acquisition proposal that CH Energy did not solicit after the date of the merger agreement, and the CH Energy board determines in good faith, after consultation with its financial advisors and outside counsel, constitutes or is reasonably likely to lead to a superior proposal and CH Energy provides FortisUS notice of its decision to take such action, CH Energy is permitted to:

•

furnish information to the third party making such acquisition proposal and any of its representatives (which must also be furnished to FortisUS as promptly as reasonably practicable if CH Energy has not already done so) under a confidentiality agreement that contains terms that are no less favorable in the aggregate to CH Energy than those contained in its confidentiality agreement with FortisUS, and that does not include any provision having the effect of prohibiting CH Energy from satisfying its obligations under the merger agreement (which confidentiality agreement must be provided to FortisUS promptly after the execution thereof); and

•	participate in discussions or negotiations with the third party with respect to the acquisition proposal.

CH Energy is required to promptly (and in any event within one business day) notify FortisUS if it receives any written acquisition proposal, including the material terms and conditions of the proposal or any inquiry that would reasonably be expected to lead to a acquisition proposal. CH Energy is also required to keep FortisUS informed on a reasonably prompt basis of the status and details of such acquisition proposal, including any change to its material terms and conditions. CH Energy is also required to promptly (and in any event within one business day) provide FortisUS with a copy of any correspondence and written communication from a third party relating to the material terms and conditions of any acquisition proposal.

An “acquisition proposal” means any inquiry, offer, indication of interest or proposal (whether or not in writing) from, or public announcement by, any person relating to any transaction or series of transactions involving (a) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving CH Energy, (b) any sale, lease, license or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, joint venture, sale of equity interests, or any other economic interest, in CH Energy or its subsidiaries or otherwise), of assets of CH Energy or its subsidiaries representing 20% or more of their consolidated revenues, net income or assets, (c) issuance, sale or other disposition, directly or indirectly, of equity interests representing 20% or more of the voting power of CH Energy, (d) any direct or indirect acquisition of securities, tender offer or exchange offer or other similar transaction that, if consummated, would result in any person or “group” (as defined in the Exchange Act) of persons, directly or indirectly acquiring beneficial or record ownership of more than 20% of the shares then outstanding of CH Energy or (e) combination of the foregoing (in each case, other than the merger).

A “superior proposal” means any bona fide written acquisition proposal (except that all percentages in the definition of acquisition proposal shall be changed to “50%”) made by a third party that, in the good faith judgment of the CH Energy board, after consultation with its financial advisors and outside counsel, taking into account all the relevant terms and conditions of such proposal (including the legal, financial, regulatory, timing, likelihood of consummation and other aspects of the proposal and any changes to the terms of the merger agreement committed to by Fortis Parent in response to such proposal or otherwise) is more favorable to CH Energy than the merger with FortisUS.

CH Energy Shareholders’ Meeting

The merger agreement requires CH Energy, as promptly as reasonably practicable after February 20, 2012, to duly call, give notice of, convene and hold a shareholders’ meeting, notwithstanding (i) the commencement, public proposal, public disclosure or communication to CH Energy of any acquisition proposal or (ii) any change of CH Energy Board recommendation, subject to the ability of CH Energy to terminate the merger agreement in accordance with its terms, as further discussed in “—Termination of the Merger Agreement” beginning on page 68. The merger agreement requires the CH Energy board to solicit from its shareholders proxies in favor of the approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger, and to take all other action necessary or advisable to secure the shareholder approval, unless the CH Energy board changes its recommendation as further discussed in “—CH Energy Board Recommendation” immediately below.

CH Energy Board Recommendation

Subject to the provisions described below, the CH Energy board unanimously agreed to recommend that CH Energy shareholders vote in favor of the adoption and approval of the merger agreement and approval of the merger in accordance with the applicable provisions of the NYBCL. The CH Energy board also agreed to include the board recommendation in this proxy statement. Furthermore, until the date, if any, on which the merger agreement is terminated, neither the board of CH Energy nor any of its committees may:

•

approve or recommend an acquisition proposal or any inquiry or proposal that could reasonably be expected to lead to an acquisition proposal (or publicly propose to do so), or take any action or make any public announcement inconsistent with the recommendation of the CH Energy board in favor of the merger;

•	withdraw or modify the CH Energy board’s recommendation in favor of the merger or publicly propose to do so, in a manner adverse to FortisUS;

•

fail to issue a press release that expressly reaffirms the CH Energy board’s recommendation in favor of the merger within ten business days following FortisUS’ written request to do so after any acquisition proposal or material modification thereto is first made public or given to CH Energy’s shareholders;

•

allow or cause CH Energy or any its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement relating to an acquisition proposal or requiring CH Energy to abandon, terminate, delay or fail to consummate the merger or any other transaction contemplated by the merger agreement;

•

release, waive, or fail to enforce a standstill or similar agreement, unless the CH Energy board determines in good faith, after consultation with its financial advisors and outside counsel, that it would be a breach of its fiduciary duties not to do so; and

•

take any action pursuant to which any or acquisition proposal would become exempt from or not otherwise subject to any take-over statute or certificate of incorporation provision relating to acquisition proposals.

However, if (i) CH Energy receives an acquisition proposal which the CH Energy board determines in good faith, after consultation with its financial advisors and outside counsel, constitutes a superior proposal and such acquisition proposal is not withdrawn, or (ii) there is any material change, event, occurrence, effect or development that does not involve or relate to an acquisition proposal and is not known to the CH Energy board as of the date of the merger agreement, the CH Energy board may change its recommendation if (and only if) the CH Energy board determines in good faith, after consultation with its financial advisors and outside counsel, that the failure to do so would be a breach of its fiduciary duties under applicable law.

The CH Energy board may not change its recommendation unless (i) CH Energy provides prior written notice to FortisUS, specifying the reasons for the change and, in the case of a superior proposal, specifying the material terms and conditions of such superior proposal and attaching a copy of the most current draft of any written agreement, (ii) CH Energy has negotiated in good faith with FortisUS for at least five business days following receipt of such notice (and in the case of a superior proposal where FortisUS has committed to any changes to the terms of the merger agreement and there is a subsequent amendment to any material term of the superior proposal, for at least three business days following receipt of a new notice following such amendment) and (iii) taking into account any changes to the terms of the merger agreement committed to by FortisUS, the CH Energy board determines in good faith, after consultation with its financial advisors and outside counsel, that the failure to change its recommendation would be a breach of its fiduciary duties under applicable law and, if applicable, the proposal continues to be a superior proposal.

The merger agreement does not prohibit CH Energy or the CH Energy board from disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders), although such disclosure may still constitute a change of recommendation.

As further discussed in “—Termination of the Merger Agreement” beginning on page 68, if the CH Energy board changes its recommendation of the merger, FortisUS may terminate the merger agreement and require payment of a termination fee of $19.7 million. CH Energy may also terminate the merger agreement to enter into a transaction with respect to a superior proposal after following the procedures set forth in the merger agreement as described in more detail in “—Termination of the Merger Agreement” on payment of the termination fee.

Employee Benefits and Service Credit

From the effective time of the merger through the second anniversary thereof (which we refer to as the benefit protection period), each CH Energy employee will receive (1) an annual base salary and incentive compensation opportunities that are no less favorable than the annual base salary and incentive compensation opportunities (including substituting comparable incentive compensation opportunities for equity-based compensation arrangements) provided immediately prior to the closing time of the merger and (2) benefits that are, on a plan-by-plan basis, no less favorable than the benefits provided to such employee under each benefit plan prior to the closing time of the merger (excluding equity-based compensation arrangements), including qualified and non-qualified defined benefit and defined contribution pension benefits, 401(k) plan benefits, supplemental executive retirement plan benefits, defined benefit and defined contribution funding levels and matching contributions levels, and retiree health and life insurance benefits. In calculating the level of attainment of performance criteria applicable to performance-vesting restricted shares and restricted stock unit awards and any other short- or long-term cash or equity incentive awards, the CH Energy (or the surviving corporation) will exclude any expenses or costs arising as a result of or in connection with the transactions contemplated by the merger agreement or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by the merger agreement not occurred. In addition, the merger agreement provides that the surviving corporation will honor CH Energy’s existing collective bargaining agreements.

Following the merger, CH Energy will honor and continue, during the benefit protection period or, if earlier, until all obligations thereunder have been satisfied, all of its employment, severance and termination plans, policies, programs, agreements and arrangements (including any change in control or severance agreements and including any payments, benefits or rights arising as a result of the transactions contemplated by the merger agreement) without any amendment or modification, other than any amendment or modification required to comply with applicable law or as consented to by the parties to such arrangement.

The merger agreement contains standard provisions under which each continuing employee will receive credit for his or her years of service with CH Energy for all purposes under FortisUS or any of its subsidiaries’ (including the surviving corporation) employee benefit plans, subject to certain customary exceptions.

Other Covenants and Agreements

CH Energy and FortisUS have made certain other covenants to and agreements with each other regarding various other matters including:

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the CH Energy board taking steps to cause the disposition of our common stock and other equity awards in connection with the merger by each of our officers and directors who are covered persons for purposes of Section 16 of the Exchange Act to be exempt transactions for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated under the Exchange Act;

•	FortisUS’s access to CH Energy’s information and FortisUS’s agreement to keep the information provided to it confidential;

•

CH Energy notifying FortisUS of certain communications from government entities and any actions, suits, claims, investigations or proceedings relating to the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	state takeover laws;

•

indemnification of CH Energy directors, officers and employees for certain acts occurring prior to the merger (see “The Merger— Interests of CH Energy’s Directors and Executive Officers in the Merger— Insurance and Indemnification of CH Energy Directors and Officers”);

•

the ability of CH Energy to cause Central Hudson to redeem, in consultation with Fortis Parent, any and all outstanding shares of its preferred stock from time to time, and the obligation of CH Energy to cause Central Hudson to redeem all other outstanding shares of its preferred stock as close as possible to, but not later than, the consummation of the merger, unless instructed otherwise by FortisUS, subject to the reimbursement of costs and expenses of such required redemptions if the merger is not consummated;

•	the maintenance of CH Energy’s existing Poughkeepsie headquarters;

•	the maintenance of CH Energy’s current levels of charitable contributions and community involvement at the level prior to the consummation of the merger for a period of five years thereafter;

•	transfer taxes;

•	transition planning;

•	changes to rates or charges; and

•

the prohibition of any acquisition of CH Energy common stock (or securities convertible into or exchangeable or exercisable for CH Energy common stock) by FortisUS, Merger Sub, or any of their affiliates prior to the consummation of the merger.

Consents and Approvals

The consummation of the merger will require obtaining approvals, consents or waivers from, or making filings with, a number of United States federal and state public utility, antitrust and other regulatory authorities including (i) the Department of Justice and the Federal Trade Commission pursuant to the Hart-Scott-Rodino Act, (ii) the Federal Energy Regulatory Commission under the Federal Power Act, (iii) the United States Committee on Foreign Investment in the United States pursuant to the Exon-Florio Amendment to the Defense Production Act, and (iv) the New York Public Service Commission.

Each party is required to use its reasonable best efforts to obtain all such required governmental approvals. FortisUS is required to use its reasonable best efforts to take all actions as may be necessary to avoid or eliminate any impediment so as to close the merger before the outside date, but it is not required to agree to divestitures or hold separate orders, or accept operational restrictions that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the surviving corporation and its subsidiaries combined.

“Governmental entity” means any national, federal, state, county, municipal or local government, or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, including, the New York Independent System Operator and the North American Electric Reliability Corp. in its capacity as the FERC-certified Electric Reliability Organization and the Northeast Power Coordinating Council.

Conditions to the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to consummate the merger is subject to the satisfaction or waiver of the following mutual conditions:

•	adoption of the merger agreement by an affirmative vote of the holders of at least a majority of the outstanding shares of CH Energy common stock entitled to vote at the special meeting;

•	absence of any order, decree, judgment, injunction or other ruling by any governmental entity that prevents or prohibits the consummation of the merger;

•

the obtaining of required governmental approvals (including the expiration or termination of any applicable HSR waiting period) and such approvals being final orders without any conditions that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on CH Energy; and

•

the receipt of written confirmation from the Committee on Foreign Investment in the United States that it has reviewed the information provided to it regarding the merger, and that based on its review it has determined that there are no unresolved national security concerns with respect to the merger.

Conditions to CH Energy’s Obligations. The obligation of CH Energy to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

•

the representations and warranties of FortisUS and Merger Sub must be true and correct without regard to materiality qualifiers at and as of the date of the merger agreement and at and as of the date of the closing of the merger (or in the case of representations and warranties that are made as of a particular date or period, as of such date or period), except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to materially delay or materially impair FortisUS’ and Merger Sub’s ability to consummate the merger or any of the transactions contemplated by the merger agreement (the representations and warranties relating to the authority to enter into the merger agreement, however, must be true in all respects);

•

FortisUS’ and Merger Sub’s performance in all material respects of and compliance in all material respects with all agreements and covenants required to be performed or complied with by them under the merger agreement on or prior to the effective time; and

•

the New York Public Service Commission’s approval of the merger shall not contain any terms that have the effect of reducing the merger consideration to be received by the holders of CH Energy’s shares of common stock and that any required governmental approval that would reasonably be expected to contain such a term be obtained by final order.

Conditions to FortisUS’s and Merger Sub’s Obligations. The obligation of FortisUS and Merger Sub to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

•

the representations and warranties of CH Energy must be true and correct without regard to materiality qualifiers at and as of the date of the merger agreement and at and as of the date of the closing of the merger (or in the case of representations and warranties that are made as of a particular date or period, as of such date or period), so long as any failure of such representations and warranties to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect (the representations and warranties relating to capitalization, however, must be true in all respects (except for de minimis inaccuracies) and the representations and warranties relating to the authority to enter into the merger agreement must be true in all material respects);

•

CH Energy’s performance in all material respects of and compliance in all material respects with all obligations and covenants required to be performed or complied with by it under the merger agreement; and

•

there not having occurred since the date of the merger agreement any undisclosed changes, events or occurrences that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on CH Energy.

Termination of the Merger Agreement

CH Energy and FortisUS may terminate the merger agreement by mutual written consent at any time before the consummation of the merger. In addition, with certain exceptions, either FortisUS or CH Energy may terminate the merger agreement at any time before the consummation of the merger if:

•

the merger has not been completed on or before February 20, 2013 (which we refer to as the outside date) and the failure of the effective time to occur was not caused by the breach of the obligations under the merger agreement of the party seeking to terminate the merger agreement (the outside date is subject to an extension to August 20, 2013 if the closing conditions other than those relating to governmental approvals have been satisfied and further extensions in some cases where governmental approvals have been obtained but have not yet become final orders);

•	the approval of the merger shall not have been obtained at the special meeting;

•

any court of competent jurisdiction or other governmental entity shall have issued a final and non-appealable order or injunction or taken any other action that has the effect of permanently enjoining, restraining or prohibiting the merger and the party seeking to terminate the merger agreement has used its reasonable best efforts to resist, resolve or lift such order or injunction); and

•	the other party has breached or failed to perform its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform (1) would cause certain of the conditions to the terminating party’s obligation to consummate the merger not to be reasonably capable of being satisfied, and (2) cannot be cured or has not been cured within 30 days, but only if the party seeking to terminate is not itself in such a breach of any representation, warranty, covenant or agreement in the merger agreement.

CH Energy may also terminate the merger agreement to enter into a transaction with respect to a superior proposal if CH Energy receives an acquisition proposal which the CH Energy board determines in good faith, after consultation with its financial advisor and outside counsel, constitutes a superior proposal and such acquisition proposal is not withdrawn, and the CH Energy board determines in good faith, after consultation with its financial advisor and outside counsel, that the failure to do so would be a breach of its fiduciary duties under applicable law. CH Energy may only terminate the agreement for this reason if (i) CH Energy provides prior written notice to FortisUS, specifying the material terms and conditions of such superior proposal and attaching a copy of the definitive agreement proposed to be entered into, (ii) CH Energy has negotiated in good faith with FortisUS for at least five business days following receipt of such notice (and where FortisUS has committed to any changes to the terms of the merger agreement and there is a subsequent amendment to any material term of the superior proposal, for at least three business days following receipt of a new notice following such amendment) and (iii) taking into account any changes to the terms of the merger agreement committed to by FortisUS, the CH Energy board determines in good faith, after consultation with its financial advisor and outside counsel, that the proposal continues to be a superior proposal and the failure to change its recommendation would be a breach of its fiduciary duties under applicable law.

FortisUS may also terminate the merger agreement if the CH Energy board changes its recommendation of the merger or CH Energy enters into a definitive agreement with respect to a superior proposal.

Effect of Termination

If the merger agreement is terminated in accordance with its terms, there will be no liability on the part of FortisUS, Merger Sub or CH Energy, except that the confidentiality agreement between FortisUS and CH Energy, the provisions relating to reimbursement of expenses of redemption of Central Hudson preferred stock, the provisions related to the payment of fees and certain other provisions will survive such termination and except that termination will not relieve any party to the merger agreement from liability for a willful and material breach of its representations, warranties, covenants or agreements set forth in the merger agreement.

Termination Fee

CH Energy has agreed to pay FortisUS a termination fee of $19.7 million if FortisUS terminates the merger agreement because the CH Energy board has changed its recommendation in favor of the merger, FortisUS terminates the merger agreement because CH Energy enters into a definitive agreement with respect to a superior proposal, or CH Energy terminates the agreement to enter into a definitive agreement with respect to a superior proposal.

CH Energy has agreed to reimburse up to $4 million of FortisUS’s expenses if a competing proposal has been publicly disclosed and not withdrawn prior to the special meeting and FortisUS or CH Energy terminates the merger agreement because the merger has not been completed by the outside date or because the approval of CH Energy shareholders was not obtained at the special meeting or FortisUS terminates the merger agreement based on a breach of the merger agreement by CH Energy, and in addition to pay the termination fee of $19.7 million (less any expense reimbursement previously paid) if within 12 months after such termination, CH Energy enters into a definitive agreement providing for or consummates an acquisition transaction with the person who made the acquisition proposal prior to such termination or with any other third party making an acquisition proposal within three months following such termination.

Amendment of the Merger Agreement

The merger agreement may be amended if such amendment, modification or supplement is in writing and is signed by each party to the merger agreement. However, subsequent to the adoption of the merger agreement by CH Energy’s shareholders, no amendment to the merger agreement may be made that requires the approval of CH Energy’s shareholders under applicable law or in accordance with the rules of the NYSE unless the required further approval is obtained.

NO DISSENTERS’ RIGHTS

Pursuant to Section 910 of the NYBCL, CH Energy’s shareholders will not be entitled to exercise dissenters’ rights if the merger is adopted and consummated because our common stock was listed on the NYSE on the record date.

CURRENT MARKET PRICE OF CH ENERGY COMMON STOCK

Our common stock is traded on the NYSE under the symbol “CHG.” On                     , 2012, there were approximately             registered shareholders of our common stock. Below is a summary of the NYSE high and low sales prices of shares of CH Energy common stock on the NYSE, as reported in published financial sources as well as the cash dividend paid per share for the periods specified below. The closing sale price of CH Energy common stock on the NYSE on February 17, 2012, the last full trading day prior to the announcement of the merger, was $58.77. On                     , 2012, the last full trading day prior to the printing of this proxy statement, the closing price for CH Energy common stock on the NYSE was $             per share. You are encouraged to obtain current market quotations for CH Energy common stock in connection with voting your shares.

Period	High ($)	Low ($)	Cash Dividend ($)
2010
1st Quarter	43.57	38.25	.54
2nd Quarter	43.47	37.75	.54
3rd Quarter	44.77	38.60	.54
4th Quarter	50.33	43.72	.54

2011
1st Quarter	50.75	47.44	.54
2nd Quarter	54.44	48.76	.54
3rd Quarter	57.12	48.00	.54
4th Quarter	59.67	50.55	.555

2012
1st Quarter	67.36	55.52	.555

CH Energy has paid dividends on its common stock every year since 1903. Under the merger agreement, CH Energy is prohibited from paying dividends other than quarterly cash dividends not to exceed $0.555 per share for periods that begin within nine months after receipt of CH Energy shareholder approval and $0.57 per share for periods beginning thereafter. Nonetheless, the declaration and payment of dividends up to these limits remains subject to the discretion of the CH Energy board.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the merger is consummated prior to our 2013 annual meeting of shareholders, we will not have public shareholders, and there will be no public participation in any future meetings of shareholders. However, if the merger is not consummated prior to our 2013 annual meeting of shareholders, the following deadlines apply to the submission of shareholder proposals to be considered at our 2013 annual meeting of shareholders.

Any shareholder proposal submitted to CH Energy for inclusion in the proxy statement and proxy relating to the 2013 annual meeting of shareholders and any notice of a matter that a shareholder intends to bring before that meeting must be received by the Corporate Secretary of CH Energy no later than the close of business on February 23, 2013. Under CH Energy’s Amended and Restated Bylaws, no matter may be brought before, or acted upon at, any meeting of shareholders except pursuant to CH Energy’s notice of meeting, as directed by the CH Energy board or upon motion of any shareholder who has provided the notice required by the Bylaws to the Corporate Secretary of CH Energy of that intent. To be timely, a shareholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of CH Energy not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and no later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which the date of such meeting is first publicly announced or disclosed. The chairman of the meeting has the power and duty to determine whether any business proposed to be brought before the meeting was proposed in accordance with the procedures set forth in the Bylaws and, if any proposed business is not in compliance with the Bylaws, to declare that such defective proposal shall be disregarded.

BENEFICIAL OWNERSHIP

The following table lists the number of shares of equity securities of CH Energy beneficially owned by each of the directors, by each named executive officer, by beneficial owners of more than 5% of CH Energy’s common stock, and by all directors and executive officers of CH Energy as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of CH Energy’s Common Stock (1)(2)	Percentage of the CH Energy’s Common Stock (3)
Margarita K. Dilley (9)	0	Less than 1%
Steven M. Fetter (9)	5,671	Less than 1%
Stanley J. Grubel (2)(9)	3,341	Less than 1%
Manuel J. Iraola (9)	6,850	Less than 1%
E. Michel Kruse (2)(9)	1,100	Less than 1%
Steven V. Lant (2)(8)	30,936	Less than 1%
Edward T. Tokar (9)	5,000	Less than 1%
Jeffrey D. Tranen (9)	0	Less than 1%
Ernest R. Verebelyi (9)	0	Less than 1%
Christopher M. Capone	8,947	Less than 1%
John E. Gould	12,505	Less than 1%
W. Randolph Groft (8)	4,534	Less than 1%
James P. Laurito (8)	190	Less than 1%
Blackrock, Inc. (4)	1,185,675	7.96%
GAMCO Investors, Inc. (5)	1,543,938	10.35%
Manulife Financial Corporation (6)	1,069,530	7.17%
The Vanguard Group, Inc. (7)	789,626	5.29%
All Directors and Executive Officers as a Group (17 Persons)	82,485	Less than 1%

(1)	In the case of directors and executive officers, this table is based on information furnished to CH Energy by such persons as of March 23, 2012. Unless otherwise noted, each individual or entity named in the table has sole voting and dispositive power.
(2)	Includes shares of common stock covered by options that are exercisable within 60 days of March 23, 2012. The directors and executive officers named in the above table who have such options and the number of shares which may be acquired are as follows: Mr. Grubel (1,000); Mr. Kruse (1,000); and Mr. Lant (4,400). The directors and executive officers as a group hold a total of 7,300 options that are currently exercisable.
(3)	The percentage of ownership calculation for each beneficial owner, including each percentage calculation set forth in footnotes 4, 5, 6 and 7 below, has been made on the basis of the amount of outstanding shares of common stock as of March 23, 2012.
(4)	Based upon a Schedule 13G/A filed with the SEC on February 13, 2012, by Blackrock, Inc. In the Schedule 13G/A, Blackrock, Inc. reports beneficial ownership of common stock as of December 30, 2011, in the amount of 1,185,675 shares (7.96%). The principal business address of Blackrock, Inc., as reported in the filing, is 40 East 52nd Street, New York, New York 10022.
(5)	Based upon a Schedule 13G/A filed with the SEC on February 2, 2012, by GAMCO Investors, Inc. on behalf of Gabelli Funds, LLC, GAMCO Asset Management Inc., GGCP, Inc., GAMCO Investors, Inc., Teton Advisors, Inc., and Mario J. Gabelli. As reported in the Schedule 13G/A, as of December 30, 2011, CH Energy’s common stock was beneficially owned as follows: Gabelli Funds, LLC—810,394 (5.44%), GAMCO Asset Management Inc.—732,644 (4.92%), Teton Advisors, Inc.—400 (less than 1%) and Mario J. Gabelli—500 (less than 1%). GAMCO does not have the sole authority to vote 849,769 of the reported shares. The principal business address of GAMCO Investors, Inc., as reported in the filing, is One Corporate Center, Rye, New York 10580.

(6)	Based upon a Schedule 13G/A filed with the SEC on February 13, 2012, by Manulife Financial Corporation on behalf of Manulife Financial Corporation, Manulife Asset Management (North America) Limited, and Manulife Asset Management (US) LLC. As reported on the Schedule 13G/A, as of December 31, 2011, CH Energy common stock was beneficially owned as follows: Manulife Asset Management (North America) Limited—11,530 (less than 1%); and Manulife Asset Management (US) LLC—1,058,000 (7.11%). The principal business address for Manulife Financial Corporation, as reported in the filing, is 200 Bloor Street, East, Toronto, Ontario, Canada M4W 1E5.
(7)	Based upon a Schedule 13G filed with the SEC on February 10, 2012, by The Vanguard Group, Inc. on behalf of The Vanguard Group, Inc., and Vanguard Fiduciary Trust Company. As reported on the Schedule 13G, as of December 31, 2011, The Vanguard Group, Inc. reported beneficial ownership of 789,626 (5.30%), with sole voting and shared dispositive power with respect to 22,433 shares (0.15%) (as to which its wholly-owned subsidiary, Vanguard Fiduciary Trust Company held beneficial ownership as a result of serving as investment manager of collective trust accounts) and sole dispositive power with respect to 767,193 shares (5.15%). The principal business address of The Vanguard Group, Inc., as reported in the filing, is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(8)	Messrs. Lant, Groft and Laurito have deferred compensation accounts under the Directors and Executives Deferred Compensation Plan that are credited with deferred stock units of common stock as of March 23, 2012. As of that date, Mr. Groft had 5,329 deferred stock units and Mr. Laurito had 159 deferred stock units. The deferred stock units credited to Mr. Lant’s account under the plan are shown in the table set forth in the next section entitled “Stock and Stock Equivalents Ownership of Directors.” Such shares are not reflected in the “Beneficial Ownership” table.
(9)	The non-employee directors have deferred compensation accounts under the Directors and Executives Deferred Compensation Plan that are credited with deferred stock units of common stock as of March 23, 2012. Please refer to the next section entitled “Stock and Stock Equivalents Ownership of Directors” for more information. Such deferred stock units are not reflected in the “Beneficial Ownership” table.

STOCK AND STOCK EQUIVALENTS OWNERSHIP OF DIRECTORS

The following table sets forth the number of deferred stock units of common stock, as of December 31, 2011, credited to the accounts of CH Energy’s participating directors under the Directors and Executives Deferred Compensation Plan, including reinvested dividends (rounded to the nearest whole number), the number of shares of common stock beneficially owned by each participating director, and the aggregate number of shares of common stock and stock equivalents owned by each.

The deferred stock units shown in the following table are the sum of (i) deferred stock units granted to CH Energy’s current non-employee directors (i.e., each director other than Mr. Lant) as a part of their compensation for service as a director of CH Energy and (ii) deferred stock units resulting from the deferral, if any, into deferred stock units of an independent director’s fees which would have otherwise been paid to the director in cash. The deferred stock units shown in the following table for Mr. Lant are the sum of the deferred stock units resulting from Mr. Lant’s deferral into deferred stock units of compensation earned by Mr. Lant for his services as an executive of CH Energy.

Under the Directors and Executives Deferred Compensation Plan, payments are made in cash and are generally made following termination of service as a director based on the market value of the common stock at the time of termination.

Name	Number of Deferred stock units (1)	Number of Shares Beneficially Owned (2)	Total Ownership (3)
Steven V. Lant	1,921	30,936	32,857
Margarita K. Dilley	7,173	0	7,173
Steven M. Fetter	6,615	5,671	12,286
Stanley J. Grubel	7,288	3,341	10,629
Manuel J. Iraola	2,715	6,850	9,565
E. Michel Kruse	7,688	1,100	8,788
Edward T. Tokar	2,788	5,000	7,788
Jeffrey D. Tranen	7,428	0	7,428
Ernest R. Verebelyi	6,908	0	6,908

(1)	The information in this column is as of March 23, 2012.
(2)	The information in this column is as of March 23, 2012, and reflects the total number of shares beneficially owned by each of the directors as set forth in the table under the “Beneficial Ownership” section on page 73.
(3)	The total for each individual is less than 1% of the outstanding shares of common stock, and the total for the group of all independent directors (eight persons) is 70,029, which is less than 1% of the outstanding shares of common stock; both percentages are calculated as of the record date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the Investor Relations page of our corporate website at www.CHEnergyGroup.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Each statement contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (in each case, other than information and exhibits “furnished” to and not “filed” with the SEC in accordance with SEC rules and regulations, such information or exhibit is specifically not incorporated by reference into this proxy statement):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (filed on February 16, 2012);

•	Current Report filed on Form 8-K dated February 20, 2012 (filed on February 21, 2012); and

•	Proxy Statement for the 2012 Annual Meeting (filed on March 21, 2012).

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by contacting us in writing or by telephone at CH Energy Group, Inc., 284 South Avenue, Poughkeepsie, New York 12601-4839, Attn: Corporate Secretary, telephone (845) 452-2000, or on the Investor Relations page of our corporate website at www.CHEnergyGroup.com or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM, OR IN ADDITION TO, WHAT IS CONTAINED IN THIS PROXY STATEMENT OR IN ANY OF THE MATERIALS THAT ARE INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED                     , 2012. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

FORTISUS INC.,

CASCADE ACQUISITION SUB INC.,

FORTIS INC.

And

CH ENERGY GROUP, INC.

Dated as of February 20, 2012

i

-ii-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 20, 2012 (this “Agreement”), by and among FortisUS Inc., a Delaware corporation (“Parent”), Cascade Acquisition Sub Inc., a New York corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), CH Energy Group, Inc., a New York corporation (the “Company”), and, solely for the purposes of Sections 5.3(b), 5.5(a) and 8.15, Fortis Inc., a corporation incorporated under the Corporations Act of Newfoundland and Labrador (“Ultimate Parent”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the Company and its shareholders and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and has resolved to recommend authorization and adoption of this Agreement by the shareholders of the Company;

WHEREAS, the Boards of Directors of Parent (the “Parent Board”) and Merger Sub have, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of Parent and Merger Sub and their respective shareholders and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and the Board of Directors of Merger Sub has approved this Agreement and resolved to recommend authorization and adoption of this Agreement by Parent as the sole shareholder of Merger Sub; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the New York Business Corporation Law (the “NYBCL”), at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the NYBCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b) At the Effective Time, Parent shall cause the certificate of incorporation of the Surviving Corporation to be amended in its entirety to be identical to the certificate of incorporation of Merger Sub immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be changed to “CH Energy Group, Inc.”, until thereafter changed or amended as provided therein or by applicable Law, subject to Section 5.10. In addition, at the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, subject to Section 5.10.

(c) The directors of Merger Sub immediately prior to the Effective Time shall, at the Effective Time, be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. Parent and the Surviving Corporation shall cause up to three (3) members of the Company Board designated by the Company who are members of the Company Board as of the Closing and who are reasonably acceptable to Parent to be elected to the Board of Directors of the Surviving Corporation as of the Effective Time; provided, that at least one (1) such designee shall be the Chief Executive Officer of the Company.

(d) After the Effective Time, if the Surviving Corporation shall determine or shall be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section  1.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on a date to be specified by the parties (the “Closing Date”), such date to be no later than the second Business Day after satisfaction or waiver of all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, Merger Sub and the Company shall cause an appropriate certificate of merger or other appropriate documents (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of New York in accordance with the relevant provisions of the NYBCL and shall make all other filings or recordings required under the NYBCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of New York or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time”.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section  2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any capital stock of the Company or Merger Sub:

(a) Conversion of Company Common Stock. Subject to Section 2.2, each share of common stock, $0.10 par value, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (each, a “Share” and collectively, the “Shares”), other than Shares to be cancelled in accordance with Section 2.1(b), shall be converted into the right to receive in cash, without interest, $65.00 per Share (the “Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Shares to be cancelled in accordance with Section 2.1(b)) shall thereafter represent only the right to receive the Merger Consideration, without interest, subject to compliance with the procedures for surrender of such Shares as set forth in Section 2.2.

(b) Cancellation of Treasury Stock and Ultimate Parent-Owned Stock. All Shares that are held in the treasury of the Company or owned of record by any Company Subsidiary and all Shares owned of record by Ultimate Parent, Parent, Merger Sub or any of their respective wholly-owned Subsidiaries shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(c) Merger Sub Common Stock. Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) Merger Consideration Adjustment. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that no such adjustment shall result in any increase or decrease of the Aggregate Merger Consideration.

Section 2.2 Payment for Securities; Surrender of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall deposit with a nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the holders of Shares, a cash amount in immediately available funds equal to the Aggregate Merger Consideration (the “Exchange Fund”). Funds made available to the Paying Agent shall be invested by the Paying Agent, as directed by Parent, in (i) short-term obligations of the United States of America with maturities of no more than 30 days, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s, respectively, or (iii) deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $1.0 billion (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise), in each case, pending payment thereof by the Paying Agent to the holders of Shares pursuant to this Article II. Subject to the terms of this Agreement, the Paying Agent shall, pursuant to irrevocable instructions, deliver the cash contemplated to be paid pursuant to Section 2.1 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the Aggregate Merger

Consideration as contemplated hereby, Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to promptly make such cash payments.

(b) Procedures for Surrender. As promptly as practicable after the Effective Time, and in any event within three (3) Business Days after the Closing Date, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or non-certificated Shares represented by book-entry (“Book-Entry Shares”), in each case whose Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form and have such other provisions as Parent may reasonably specify after consultation with the Company; and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates or Book-Entry Shares, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the portion of the Aggregate Merger Consideration into which the Shares formerly represented by such Certificates or such Book-Entry Shares were converted pursuant to Section 2.1(a), and the Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made and Merger Consideration may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered or shall establish to the satisfaction of Parent that such Taxes either have been paid or are not required to be paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the portion of the Aggregate Merger Consideration into which the Shares theretofore represented by such Certificate or such Book-Entry Shares have been converted pursuant to Section 2.1(a). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or Book-Entry Share.

(c) Transfer Books; No Further Ownership Rights in Shares. As of the close of business on the date of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. The Merger Consideration paid in accordance with the terms of this Article II upon surrender of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; Abandoned Property; No Liability. At any time following nine (9) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest or other income received by the Paying Agent in respect of all funds made available to it) not disbursed to holders of Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Shares and compliance with the procedures set forth in Section 2.2(b), without interest. Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed as of the date that is immediately prior to such time as such Merger Consideration would otherwise escheat to or similarly become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interests of any Person previously entitled thereto.

(e) Withholding Rights. Parent, Merger Sub, the Surviving Corporation and their respective agents (including the Paying Agent), as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Options, Restricted Shares, Restricted Stock Units or Other Equity-Based Awards, as applicable, such amounts that Parent, Merger Sub, the Surviving Corporation or any of their respective agents (including the Paying Agent) is required to deduct and withhold with respect to such payment under the Code or any other provision of applicable Law (including any provision of federal, state, local or foreign tax law); provided that any transfer or other similar Taxes payable in connection with the Merger (other than such Taxes required to be paid by reason of the payment of the Merger Consideration to a Person other than the holder of record of the Shares with respect to which such payment is made) shall be borne and paid by Parent and Merger Sub. To the extent that amounts are so withheld by Parent, Merger Sub, the Surviving Corporation or any agent and paid to the applicable Tax authorities, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company Options, Restricted Shares, Restricted Stock Units or Other Equity-Based Awards, as applicable, in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or their applicable agent, as the case may be.

(f) Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates upon the making of an affidavit of that fact by the holder thereof, the portion of the Aggregate Merger Consideration into which the Shares formerly represented by such Certificate were converted pursuant to Section 2.1(a); provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

Section 2.3 Treatment of Company Options, Restricted Shares, Restricted Stock Units, Other Equity-Based Awards and Equity Plans.

(a) Treatment of Company Equity Awards. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions to provide that, immediately prior to the Effective Time:

(i) Treatment of Company Options. Each outstanding option to purchase Shares (each, a “Company Option”) granted pursuant to any equity incentive plan of the Company, including the Company’s Long-Term Equity Incentive Plan, Long-Term Performance-Based Incentive Plan and any other plan, agreement or arrangement of the Company or any Company Subsidiary (collectively, the “Company Equity Plans”), shall, without any action on the part of the holder thereof, be fully vested and cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive, in settlement therefor and full satisfaction thereof, a payment in cash (subject to any withholding in accordance with Section 2.2(e)) equal to the product of (i) the total number of Shares previously subject to such Company Option and (ii) the amount, if any, by which the Merger Consideration exceeds the exercise price per Share previously subject to such Company Option (such amounts payable hereunder, the “Option Payments”). In each case, the Option Payment shall be made within five (5) Business Days after the Closing Date. From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment. No interest shall be paid or accrued on any cash payable with respect to any Company Option.

(ii) Treatment of Restricted Shares. Each unvested Share subject to forfeiture restrictions, repurchase rights or other restrictions (each, a “Restricted Share”) granted pursuant to any Company Equity Plan shall, without any action on the part of the holder thereof, vest in full, and all restrictions (including forfeiture restrictions or repurchase rights) otherwise applicable to such Restricted Share shall lapse, and each Restricted Share shall be converted into the right to receive a payment in cash equal to the Merger Consideration, without interest (subject to any withholding in accordance with Section 2.2(e)). In each case, payment with respect to any Restricted Shares shall be made within five (5) Business Days after the Closing Date.

(iii) Treatment of Restricted Stock Units and Other Equity-Based Awards. Immediately prior to the Effective Time, each contractual right to receive a Share of Company Common Stock or the value of such a Share (each, an “Other Equity-Based Award”), including restricted stock units, phantom shares, and performance shares (such restricted stock units, phantom shares and performance shares collectively, “Restricted Stock Units”), granted pursuant to any Company Equity Plan that is outstanding immediately prior to the Effective Time, shall, without any action on the part of the holder thereof, vest in full, and all restrictions (including forfeiture restrictions or repurchase rights) otherwise applicable to such Other Equity-Based Award shall lapse, and each Other Equity-Based Award shall be cancelled and in exchange therefor, each former holder of any such cancelled Other Equity-Based Award shall be entitled to receive, in settlement therefor and full satisfaction thereof, a payment in cash (subject to any withholding in accordance with Section 2.2(e)) equal to the product of (i) the Merger Consideration and (ii) the number of Shares subject to the Other Equity-Based Award as of the Effective Time; provided, however, that in the case of any Restricted Stock Units subject to performance-based vesting conditions, the applicable performance criteria shall be deemed to have been satisfied based on (A) target level of attainment or (B) actual attainment during the full fiscal quarters of the Company completed during the applicable performance period prior to the Effective Time, whichever results in a greater payment, in each case without proration notwithstanding the early termination (if any) of the applicable performance period. In each case, payment with respect to any Other Equity-Based Award shall be made within five (5) Business Days after the Closing Date; provided, however, that in the case of any Other Equity-Based Awards that constitute deferred compensation within the meaning of Section 409A of the Code, payment shall occur on the date that it would otherwise occur under the applicable award agreement absent the application of this Section 2.3(a)(iii) to the extent necessary to avoid the imposition of any penalty or other taxes under Section 409A of the Code. No interest shall be paid or accrued on any cash payable with respect to any Other Equity-Based Award.

(b) Termination of Company Equity Plans. After the Effective Time, all Company Equity Plans shall be terminated and no further Company Options, Restricted Shares, Restricted Stock Units, Other Equity-Based Awards or other rights with respect to Shares shall be granted thereunder.

(c) Parent Funding. At the Effective Time, Parent shall make a cash contribution to the Surviving Corporation in immediately available funds to permit the Surviving Corporation to make the payments required under this Section 2.3.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in, or qualified by any matter set forth in, the Company SEC Documents filed before the date hereof (excluding, in each case, any risk factor disclosures contained under the heading “Risk Factors” or any disclosure of risks included in any “forward-looking statements” disclaimer or any other similar disclosures included in such Company SEC Documents that are predictive, cautionary or forward-looking in nature and, in each case, only to the extent the qualifying nature of such disclosure is reasonably apparent from the face of such Company SEC Documents), or the disclosure letter delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (it being agreed that disclosure of any item in any section or subsection of such disclosure letter shall also be deemed to be disclosed with respect to any other section or subsection to which the relevance of such item is reasonably apparent from the face of such disclosure letter) (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization and Qualification; Subsidiaries.

(a) The Company and each Company Subsidiary is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent true and complete copies of (i) the Certificate of Incorporation, as amended, of the Company (the “Company Certificate”), (ii) the By-laws, as amended, of the Company (the “Company By-laws”), and (iii) the certificate of incorporation and by-laws, or equivalent organizational documents, of each Company Subsidiary, each as in effect as of the date hereof. The Company has made available to Parent true and complete copies of all minutes prepared by the Company of meetings of the Company Board and each committee of the Company Board and the board of directors (or equivalent body) of each Company Subsidiary and any committees thereof, each since December 31, 2008; provided that such copies have been redacted to preserve attorney-client privilege or to remove material relating to (A) the consideration, negotiation and execution of this Agreement and the Merger or any other business combination with Ultimate Parent or Parent, (B) potential strategic alternatives to the Merger, and (C) the matter set forth on Section 3.1(b)(C) of the Company Disclosure Letter. Neither the Company nor any Company Subsidiary is in material violation of any provision of its certificate of incorporation or by-laws (or equivalent organizational document).

(c) Section 3.1(c) of the Company Disclosure Letter sets forth a true and complete list of the Subsidiaries of the Company (each a “Company Subsidiary”), together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary, the jurisdictions in which they are qualified to do business and the Company’s and any other person’s interest therein.

(d) Section 3.1(d) of the Company Disclosure Letter sets forth (i) the name of each Person (other than any Company Subsidiary) in which the Company or any Company Subsidiary owns, directly or indirectly, at least 5% of the outstanding Equity Interests (each Person referred to in this clause (i), a “Company Joint Venture Entity”) and (ii) the percentage of the Equity Interests of each such Company Joint Venture Entity (collectively, the “Company Joint Venture Securities”) held by the Company, directly or indirectly. Except as provided in any partnership, joint venture, shareholder, operating or similar agreement set forth on Section 3.1(d) of the Company Disclosure Letter providing for the sharing of any profits, losses or liabilities, including each agreement relating to the formation, creation, equity or other ownership interests, operation, management or control of any Company Joint Venture Entity (collectively, the “Company Joint Venture Agreements”), all of the Company Joint Venture Securities owned by the Company, directly or indirectly, are owned free and clear of any Lien. Prior to the date hereof, the Company has made available to Parent true and complete copies of all Company Joint Venture Agreements to which the Company or the Company Subsidiaries are a party.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 30,000,000 Shares and (ii) 1,200,000 shares of preferred stock, $0.10 par value (the “Company Preferred Stock”), of which no series have been designated. The authorized capital stock of Central Hudson Gas & Electric Corporation (“Utility Subsidiary”)

consists of: (i) 30,000,000 shares of common stock, $5 par value (the “Utility Subsidiary Common Stock”); and (ii) 1,200,000 shares of preferred stock, $100 par value (the “Utility Subsidiary Preferred Stock”) of which the following series have been designated: (A) 70,300 shares of 4 1/2% Cumulative Preferred Stock (the “4.50% Preferred Stock”); (B) 20,000 shares of 4.75% Cumulative Preferred Stock (the “4.75% Preferred Stock”); (C) 60,000 shares of Cumulative Preferred Stock, Series D (the “4.35% Preferred Stock”); (D) 60,000 shares of 4.96% Cumulative Preferred Stock, Series E (the “4.96% Preferred Stock”); (E) 130,000 shares of 7.72% Cumulative Preferred Stock (the “7.72% Preferred Stock”); (F) 120,000 shares of 7.44% Cumulative Preferred Stock, Series G (“7.44% Preferred Stock”), (G) 150,000 shares of 8.40% Cumulative Preferred Stock (the “8.40% Preferred Stock”); (H) 200,000 shares of Adjustable Rate Cumulative Preferred Stock, Series A (the “Series A Preferred Stock”); (I) 6.80% Redeemable Preferred Stock (the “6.80% Preferred Stock”); and (J) 6.20% Redeemable Cumulative Preferred Stock (the “6.20% Preferred Stock”). As of February 17, 2012, (I) 14,909,368 Shares were issued and outstanding (of which 24,909 Shares are Restricted Shares), (II) 1,952,719 Shares were held by the Company in its treasury, (III) no shares of Company Preferred Stock were issued and outstanding, (IV) 16,867,087 shares of Utility Subsidiary Common Stock were issued and outstanding, all of which was held by the Company, (V) 70,285 shares of 4.50% Preferred Stock were issued and outstanding, (VI) 19,980 shares of 4.75% Preferred Stock were issued and outstanding, (VII) 60,000 shares of 4.35% Preferred Stock were issued and outstanding, (VIII) 60,000 shares of 4.96% Preferred Stock were issued and outstanding, (IX) no shares of 7.72% Preferred Stock were issued and outstanding, (X) no shares of 7.44% Preferred Stock were issued and outstanding, (XI) no shares of 8.40% Preferred Stock were issued and outstanding, (XII) no shares of Series A Preferred Stock were issued and outstanding, (XIII) no shares of 6.80% Preferred Stock were issued and outstanding, and (XIV) no shares of 6.20% Preferred Stock were issued and outstanding. Except as set forth in this Section 3.2(a) or Section 3.2(b) of this Agreement, or Section 3.2(b) or Section 3.2(f) of the Company Disclosure Letter, as of the date hereof, no Equity Interests in the Company or any of its Subsidiaries were issued, reserved for issuance or outstanding. All of the outstanding shares of Company Common Stock and Utility Subsidiary Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and were not issued in violation of any preemptive right, purchase option, call, right of first refusal or any similar right. No Equity Interests of the Company are held by any Company Subsidiary.

(b) As of February 17, 2012, the Company has no Shares or Company Preferred Stock reserved for or otherwise subject to issuance, except for (i) 254,769 Shares reserved for issuance pursuant to the Company Equity Plans for outstanding Company Equity Awards and (ii) 358,868.45 shares of Company Common Stock reserved for future issuance pursuant to the Company Equity Plans (exclusive of the shares set forth in clause (i)). All such shares of Company Common Stock reserved for or otherwise subject to issuance, when issued in accordance with the respective terms thereof, will be duly authorized and validly issued and will be fully paid, nonassessable and not issued in violation of any preemptive rights, purchase option, call, right or first refusal or any similar right. Section 3.2(b) of the Company Disclosure Letter contains a complete and correct list of each Company Equity Award outstanding as of the Business Day immediately preceding the date of this Agreement, including, to the extent applicable, the holder thereof, the exercise price and number of shares of Company Common Stock or Company Preferred Stock subject thereto.

(c) As of the date hereof, except for Company Equity Awards disclosed in Section 3.2(b), there are no (i) options, warrants, subscriptions, calls, convertible securities or other rights relating to any Equity Interests of the Company or any Company Subsidiary or rights to acquire any such Equity Interests, or (ii) agreements or arrangements or commitments obligating the Company or any Company Subsidiary to issue, acquire, transfer or sell or cause to be issued, acquired, transferred or sold, any Equity Interests of the Company or any Company Subsidiary. The Company has delivered or made available to Parent an accurate and complete copy of each Company Equity Plan. There have been no repricings of any Company Options through amendments, cancellation and reissuance or other means during the current or prior two (2) calendar years. No Company Equity Award has been granted in connection with the Merger or the transactions contemplated by this Agreement. None of the Company Options was granted with an exercise price below or deemed to be below fair market value on the date of grant. All grants of Company Equity Awards were validly made and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with applicable Laws and recorded on the consolidated financial statements of the Company in accordance with GAAP, and, where applicable no such grants involved any “back dating,” “forward dating” or similar practices with respect to the grants of Company Stock Options.

(d) Except with respect to the Company Equity Awards, the Company Equity Plans and the related award agreements, there are no outstanding obligations of the Company or any Company Subsidiary or contracts to which the Company or any Company Subsidiary is bound (i) requiring the repurchase, redemption, acquisition or disposition of, or containing any right of first refusal with respect to, (ii) requiring the registration for sale of, (iii) applying voting restrictions to, (iv) granting any preemptive or antidilutive rights with respect to, or (v) otherwise restricting any Person from purchasing, selling, pledging or otherwise disposing of any Equity Interests in the Company or any Company Subsidiary. All outstanding Shares have been issued in compliance with (i) all applicable Laws and (ii) all requirements set forth in a Company Scheduled Contract applicable to the issuance of Company Common Stock, Company Preferred Stock or Company Equity Awards, as applicable.

(e) There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary the holders of which have the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which shareholders of the Company or any Company Subsidiary may vote.

(f) The Company or a Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company Subsidiaries, other than the Utility Subsidiary Preferred Stock, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws), and all of such outstanding shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and were not issued in violation of any preemptive rights, purchase option, call, right of first refusal or any similar right. Except for Equity Interests (x) in the Company Subsidiaries and as set forth in Section 3.2(f) of the Company Disclosure Letter and (y) in the Company Joint Venture Entities as set forth in Section 3.1(d), neither the Company nor any Company Subsidiary owns, directly or indirectly, any Equity Interest in any Person, or has any obligation to acquire any such Equity Interest, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person. There are no outstanding obligations to which the Company or any Company Subsidiary is a party (i) restricting the transfer, (ii) limiting the exercise of voting rights, or (iii) regarding registration under the Securities Act, in each case, with respect to any Equity Interests in any Company Subsidiary.

Section 3.3 Authority.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, subject to the Company Shareholder Approval and any regulatory approvals referenced in Section 3.5. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all requisite corporate action on the part of the Company, and no other corporate proceedings on the part of the Company, and no shareholder votes, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Company Shareholder Approval. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The Company Board, at a meeting duly called and held at which all directors of the Company were present (in person or by telephone), has (i) determined that the Merger is fair to, and in the best interests of, the

Company and its shareholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby (including the Merger), (iii) unanimously resolved, subject to Section 5.4, to recommend that the shareholders of the Company adopt this Agreement and the Merger and (iv) directed that this Agreement and the Merger be submitted for consideration of the shareholders of the Company at the Company Shareholder Meeting.

Section 3.4 No Conflict. None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both): (a) subject to obtaining the Company Shareholder Approval, conflict with or violate any provision of the Company Certificate or Company By-laws or any equivalent organizational or governing documents of any Company Subsidiary; (b) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company, any Company Subsidiary or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of payment, reimbursement, modification, termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of the Company, any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party or any Company Permit, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.5 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration or qualification with or notification to, any Governmental Entity, other than (a) the filing and recordation of the Certificate of Merger as required by the NYBCL, (b) the Company Shareholder Approval, (c) compliance with any applicable requirements of the HSR Act, (d) the approval of each of the New York Public Service Commission (the “NYPSC”) and the Federal Energy Regulatory Commission (the “FERC”) (the approvals described in clauses (c) and (d), together with the approvals set forth on Section 3.5 of the Company Disclosure Letter, being referred to herein as the “Company Required Governmental Approvals”), (e) compliance with the applicable requirements of the Exchange Act, (f) filings as may be required under the rules and regulations of the New York Stock Exchange, (g) the notification of the transactions contemplated by this Agreement to the Committee on Foreign Investment in the United States (“CFIUS”) under Section 721 of Title VII of the Defense Production Act of 1950, as amended by the Omnibus Trade and Competitiveness Act of 1988, as modified by the Foreign Investment and National Security Act of 2007 (“DPA”), (h) the approval of the Federal Communications Commission (the “FCC”) and (h) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Permits; Compliance with Laws.

(a) The Company and each Company Subsidiary is in possession of all franchises, grants, easements, authorizations, licenses, permits, consents, certificates, variances, exemptions, exceptions, permissions, qualifications, approvals, orders, registrations and clearances of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “Company Permits”), and all such Company Permits are in full force and effect, except where the failure to hold, or the failure to be in full force and effect of, any Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company

Material Adverse Effect. The Company and each of the Company Subsidiaries is, and since January 1, 2009 has been, in compliance in all respects with the terms of the Company Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) None of the Company or any Company Subsidiary is, or since January 1, 2009 has been, in conflict with, default under or violation of any Law applicable to the Company or any Company Subsidiary, or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except for any conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. No investigation by any Governmental Entity with respect to the Company or any Company Subsidiary is pending, nor, to the knowledge of the Company, has any Governmental Entity indicated to the Company an intention to conduct any such investigation, except for such investigations the outcomes of which, if determined adversely to the Company or any Company Subsidiary, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, none of the Company or any of the Company Subsidiaries have received any notice or communication of any noncompliance with any such Laws that has not been cured which, if determined adversely to the Company or any Company Subsidiary, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 SEC Filings; Financial Statements. Since January 1, 2009, each of the Company and Utility Subsidiary has filed with or otherwise furnished to (as applicable) the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (together with the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company and/or Utility Subsidiary with the SEC, as have been supplemented, modified or amended since the time of filing and including all schedules, exhibits and other information incorporated by reference therein, collectively, the “Company SEC Documents”). As of their respective filing dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (a) did not at the time each such document was filed contain, and in the case of filings made after the date hereof, will not contain, any untrue statement of a material fact or omit, and in the case of filings made after the date hereof, will not omit, to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied, and in the case of filings made after the date hereof, will comply, in each case in all material respects, with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the Sarbanes-Oxley Act, each in effect on the date each such document was filed. None of the Company Subsidiaries other than Utility Subsidiary is currently required to file any forms, registration statements, prospectuses, reports or other documents with the SEC by law or by contract. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries including the related notes and schedules included, or incorporated by reference, in the Company SEC Documents (collectively, the “Company Financial Statements”) (i) complied or, in the case of Company Financial Statements filed after the date hereof, will comply as of their respective dates of filing, in each case in all material respects, with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared or, in the case of Company Financial Statements filed after the date hereof, will be prepared in accordance with GAAP (as in effect in the United States on the date of such Company Financial Statement) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act and that were not or are not expected to be material in nature) and (iii) fairly present, or, in the case of Company Financial Statements filed after the date hereof, will fairly present, in each case in all material respects, the consolidated financial position and the consolidated results of operations, cash flows and changes in common stock equity of the Company and the consolidated Company Subsidiaries as of the dates and for the periods referred to therein (except, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act and that were not or are not expected to be material in nature).

Section 3.8 Internal Control and Disclosure Controls.

(a) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries. The Company (a) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) effective to ensure that information required to be disclosed by the Company and Utility Subsidiary in the reports that they file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management (including the Company’s principal executive and principal financial officers, or persons performing similar functions) as appropriate to allow timely decisions regarding required disclosure and (b) based on its most recent evaluation of internal control prior to the date hereof, has disclosed to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, except with respect to clause (a), those failures to design or maintain that would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. The Company has made available to Parent a summary of any such disclosure made by management to Company’s auditors and to the audit committee since December 31, 2008. Since December 31, 2008, to the knowledge of the Company, no attorney representing the Company or any of the Company Subsidiaries, whether or not employed by the Company or any of the Company Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2008.

(b) The Company has made available to Parent true and complete copies of all comment letters from the staff of the SEC since December 31, 2008 relating to Company SEC Documents and all written responses of the Company thereto through the date of this Agreement. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents.

(c) There are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the knowledge of the Company, threatened involving the Company or any Company Subsidiary, in each case regarding any accounting practices of the Company or any Company Subsidiary.

Section 3.9 No Undisclosed Liabilities. Except for those liabilities and obligations (a) set forth, reserved against or provided for in the audited consolidated balance sheet of the Company as of December 31, 2011, or in the respective notes thereto, (b) incurred in the ordinary course of business consistent with past practice since December 31, 2011, (c) incurred under this Agreement or in connection with the transactions contemplated hereby, including the Merger, or (d) that have not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is subject to any liabilities or obligations of any nature, whether accrued, absolute, determined, determinable, fixed or contingent, that would be required to be recorded or reflected on a balance sheet in accordance with GAAP. Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of

Regulation S-K under the Exchange Act), where the result, purpose or effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company Financial Statements or the Company SEC Reports.

Section 3.10 Absence of Certain Changes or Events.

(a) Since December 31, 2011, through the date of this Agreement, the business of the Company and the Company Subsidiaries has been conducted in the ordinary course of business and there has not been any Company Material Adverse Effect or any change(s), event(s), state of circumstance(s) or development(s) which have had or would reasonably be expected to have, individually or in the aggregate with all other such change(s), event(s), state of circumstance(s) or development(s), a Company Material Adverse Effect.

(b) Since December 31, 2011, through the date of this Agreement, neither the Company nor any Company Subsidiary has taken any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Sections 5.1(a)(iii), (iv), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiii), (xv)(B), (xvii), (xviii), (xix)(B), or (xxi).

Section 3.11 Information. None of the information to be included or incorporated by reference in the Proxy Statement will at the date mailed to the Company’s shareholders or at the time of the Company Shareholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, the rules and regulations thereunder and other applicable Laws, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement.

Section 3.12 Employee Benefit Plans.

(a) List of Plans. Section 3.12(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan. “Company Benefit Plan” shall mean each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material plan, policy, program, practice, agreement, understanding or arrangement providing compensation or other benefits to any current or former director, officer, employee or individual consultant, which are maintained, sponsored or contributed to by the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has any obligation or liability, including all incentive, bonus, profit sharing, savings, deferred compensation, cafeteria, “voluntary employees’ beneficiary associations” under Section 501(c)(9) of the Code (each a “VEBA”), medical, health, dental, life insurance, disability, accident, supplemental unemployment or retirement, employment, severance or salary or benefits continuation, fringe benefit, stock purchase or equity based compensation plans, policies or programs.

(b) General Compliance. Each Company Benefit Plan has been established, administered, and maintained in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code. Except as would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, (i) all contributions required to be made under the terms of any Company Benefit Plan have been timely made or have been reflected in the Company Financial Statements, and (ii) all Company Benefit Plans that are subject to Section 409A of the Code are in compliance with the requirements of Code Section 409A. Except as required to maintain the tax-qualified status of any Company Benefit Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Company Benefit Plan. Neither the Company nor any of its ERISA Affiliates has incurred, and no event has occurred and, to the knowledge of the Company, no condition or circumstance exists that would reasonably be expected to result, directly or indirectly, in, any material unsatisfied liability of the Company under Title IV of ERISA or Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA.

(c) Tax Qualification of Plans. (i) Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS covering all applicable Tax law changes, as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to materially adversely affect the qualified status of any such Company Benefit Plan under Section 401(a) of the Code, (ii) each VEBA has been determined by the IRS to be exempt from Federal income tax under Section 501(c)(9) of the Code, and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to materially adversely affect the tax-exempt status of any such VEBA, (iii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption), with respect to any Company Benefit Plan that would reasonably be expected to result in material liability to the Company, and (iv) no suit, administrative proceeding, claim, audit, examination, investigation, action or other litigation has been brought, or to the knowledge of the Company, is threatened against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims) that would reasonably be expected to result in material liability to the Company. Neither the Company nor any Company Subsidiary has filed, or is preparing to file, an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Company Benefit Plan.

(d) Retiree Welfare Benefits. Section 3.12(d) of the Company Disclosure Letter lists each Company Benefit Plan that provides health or other welfare benefits after retirement or other termination of employment (other than (i) continuation coverage required under Section 4980B(f) of the Code or other similar applicable Law, (ii) coverage or benefits the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee) or (iii) benefits provided during any applicable severance period).

(e) Single Employer Plans. Section 3.12(e) of the Company Disclosure Letter lists each Company Benefit Plan that is a single-employer pension plan subject to Title IV of ERISA or part 3 of Subtitle A of ERISA or Section 412 of the Code (each, a “Single Employer Plan”). Except as reflected in the Company Financial Statements, the actuarial present value of the accumulated plan benefits (whether or not vested) under the Single Employer Plans as of the close of the most recent plan year did not exceed the market value of the assets allocable thereto, and, to the knowledge of the Company, since such date, there has been no material adverse change in the financial condition of any Single Employer Plan. With respect to each Single Employer Plan, except as would not have or reasonably be expected to result in a material liability of the Company, (i) no reportable event (within the meaning of Section 4043 of ERISA, other than an event for which the reporting requirements have been waived by regulations) has occurred or is expected to occur, (ii) none of the Company nor any Company Subsidiary has failed to satisfy the minimum funding standard within the meaning of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA, or obtained a waiver of any minimum funding standard or any amortization period under Section 412 of the Code or Section 302 of ERISA, (iii) neither the Company nor any ERISA Affiliate is required to provide security under Section 436(f) of the Code, (iv) all premiums (and interest charges and penalties for late payment, if applicable) have been paid when due to the Pension Benefit Guaranty Corporation (“PBGC”), (v) no filing has been made by the Company or any Company Subsidiary with the PBGC to terminate any Single Employer Plan and no proceeding has been commenced by the PBGC to terminate, or appoint a trustee under Title IV of ERISA to administer, any Single Employer Plan and (vi) no liability has been incurred under Section 4062(e) of ERISA.

(f) Multiemployer Plans. None of the Company Benefit Plans is a multiemployer pension plan (as defined in Section 3(37) of ERISA).

(g) Change in Control. Section 3.12(g)(i) of the Company Disclosure Letter lists each Company Benefit Plan that provides for the payment (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement, including the Merger (either alone or upon the occurrence of any additional or subsequent event), to any employee, officer or director of the Company or any Company Subsidiary who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan that is reasonably expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Except as listed in Section 3.12(g)(ii) of the Company Disclosure Letter, none of the Company nor any Company Subsidiary has any obligation to pay, gross up or otherwise indemnify any individual for any taxes imposed under Code Section 4999 or 409A. Neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent event): (i) is reasonably expected to entitle any employees of the Company or any Company Subsidiary to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) is reasonably expected to accelerate the time of payment or vesting, result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to any of the Company Benefit Plans, or (iii) will limit or restrict the right of the Company to merge, amend or terminate any of the Company Benefit Plans.

(h) Plan Documentation. Correct and complete copies of the following documents with respect to each Company Benefit Plan have been delivered or made available by the Company to Parent, to the extent applicable: (i) all Company Benefit Plan documents, together with all amendments and attachments thereto (including, in the case of any material Company Benefit Plan not set forth in writing, a written description thereof); (ii) all trust documents, declarations of trust and other documents establishing other funding arrangements, and all amendments thereto and the latest financial statements thereof; (iii) the annual report on IRS Form 5500 for the past year and all schedules thereto; (iv) the most recent IRS determination letter or opinion letter; (v) all summary plan descriptions and summaries of material modifications; and (vi) the most recent actuarial valuation report.

Section 3.13 Labor and Other Employment Matters.

(a) The Company and each Company Subsidiary is, and since January 1, 2009 has been, in compliance in all material respects with (i) all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours, and (ii) all collective bargaining agreements. Neither the Company nor any Company Subsidiary is engaged in and since January 1, 2009, has not engaged in any unfair labor practice in any material respect. Section 3.13(a) of the Company Disclosure Letter lists each collective bargaining agreement covering the terms of employment of any employee of the Company or any Company Subsidiary. No labor union or collective bargaining agreement is currently being negotiated by or involves the Company or any Company Subsidiary and there is no pending or, to the knowledge of the Company, threatened demand for recognition or certification and no representation or certification proceedings or petitions relating to the Company or any Company Subsidiary. There is no ongoing, and to the knowledge of the Company, no pending or threatened, work stoppage, slowdown, labor strike, material labor dispute, union organizing efforts or requests for representation against the Company or any Company Subsidiary, and there have been no such actions within the past three (3) years. To the knowledge of the Company, there are no pending or threatened material grievances or arbitration proceedings arising out of or under any labor union or collective bargaining agreement, and since January 1, 2009, none have existed. Neither the Company nor any Company Subsidiary has engaged in layoffs or employment terminations sufficient in number to trigger application of the federal Worker Adjustment and Retraining Notification Act or any similar state, local or foreign Law (including, but not limited to, any state laws relating to plant closings or mass layoffs) (collectively, “WARN”) during the last six (6) years. The Company and each Company Subsidiary is and has been in compliance with WARN, and the Company and each Company Subsidiary has not incurred any liability or obligation under WARN which remains unsatisfied.

(b) Section 3.13(b) of the Company Disclosure Letter sets forth a true and complete list of all material (i) severance or employment agreements with directors, officers or employees of the Company or any Company

Subsidiary, (ii) severance programs of the Company or any Company Subsidiary with or relating to its employees and (iii) plans, programs or other agreements of the Company or any Company Subsidiary with its directors, officers or employees which contain change in control provisions, other than any Company Benefit Plan disclosed in Section 3.12(a) of the Company Disclosure Letter.

Section 3.14 Contracts.

(a) All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed, and no such Contract has been amended or modified, except for such amendments or modifications which have been filed as an exhibit to a subsequently dated and filed Company SEC Document. All such filed Contracts (excluding any redacted portions thereof) shall be deemed to have been made available to Parent.

(b) Other than the Contracts referenced in Section 3.14(a) that were filed in unredacted form, Section 3.14(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each Contract to which the Company or any Company Subsidiary is a party and which constitutes: (i) an agreement that limits in any material respect the freedom of the Company or any Company Subsidiary to compete in any line of business or sell, supply or distribute any product or service in any geographic area; (ii) a joint-venture or partnership agreement; (iii) an agreement that involves future expenditures or receipts by the Company or any Company Subsidiary of more than $10,000,000 in any one year period that cannot be terminated on less than 90 days notice without material payment or penalty; (iv) an acquisition agreement that contains “earn-out” or other contingent payment obligations that could reasonably be expected to result in future payments by the Company or a Company Subsidiary in excess of $1,000,000; (v) an agreement relating to Indebtedness or that grants or evidences a Lien on any material properties or assets of the Company or any Company Subsidiary in excess of $10,000,000 individually; (vi) other than leases, licenses or occupancy agreements in the way of easements or rights of way, a lease or sublease with respect to leased real property that involves annual rental payments in excess of $5,000,000 per year; (vii) a Contract for the purchase of natural gas, electricity, fuel oil, other petroleum product or other energy commodities, emissions allowance, emissions offsets, or renewable energy certificates or similar agreements that relate to renewable or clean energy, or for the purchase of any other item or service that is reasonably expected to result in future payments by the Company or any Company Subsidiary in excess of $10,000,000 in any one year period; (viii) a Contract (A) for the sale by the Company or any of the Company Subsidiary of materials, supplies, goods, services, equipment or other assets, and that involve or would reasonably be expected to involve aggregate payments in any one year period to the Company or any Company Subsidiary of $10,000,000 or more, or (B) pursuant to which the Company or any Company Subsidiary received payments of more than $10,000,000 in the year ending December 31, 2010 or 2011 or expects to receive payments of more than $10,000,000 in the year ending December 31, 2012; (ix) a Contract that requires the Company or any Company Subsidiary to purchase its total requirements of any product or service from a Person or that contains “take or pay” provisions, in each case, requiring the payment of an amount in excess of $5,000,000 per year; (x) a Contract pursuant to which the Company or any Company Subsidiary has granted pricing or other terms to a Person on a “most favored nation” or similar basis (other than pricing on the basis of standardized tariffs) or a material Contract pursuant to which the Company or any Company Subsidiary has agreed to deal with a Person on an exclusive basis; (xi) a Contract that is a wholesale or retail sale contract for fuel oil or other petroleum product, natural gas or electric power including reserve sharing agreements, commodities, emissions allowance, emissions offsets, or renewable energy certificates and similar agreements that relate to renewable or clean energy, involving an annual aggregate amount in excess of $5,000,000; (xii) an agreement for or related to the supply, transportation or storage of coal, natural gas, diesel fuel or other fuel for electric power generation, involving an annual aggregate amount in excess of $5,000,000; (xiii) an agreement for or related to the transmission of electric power, including joint ownership or participation in facilities for the transmission of electric power, involving an annual aggregate amount in excess of $5,000,000; (xiv) a Contract with any Governmental Entity involving an annual aggregate amount in excess of $2,000,000; (xv) a Contract with any current or former director or officer or other affiliate of the Company required to be disclosed in accordance with Item 404(a) of SEC Regulation S-K or a Contract that purports to prevent any affiliate of the Company other than a Company Subsidiary from engaging in any line of business or operating in any geographical area; (xvi) a material Contract with provisions that pursuant to the explicit terms of such Contract may be affected by rating downgrades from one or more rating agencies; (xvii) a Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of $10,000,000; and (xviii) a Contract with any investment banking or other similar firm which obligates the Company or any Company Subsidiary in any material way on or after the Effective Time.

Each Contract of the type described in Section 3.14(a) and Section 3.14(b) is referred to herein as a “Company Scheduled Contract.”

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Scheduled Contract is a valid and binding obligation of the Company or the Company Subsidiary party thereto and, to the knowledge of the Company, of the other parties thereto, enforceable against the Company or the Company Subsidiary party thereto and, to the knowledge of the Company, against the other parties thereto in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought; (ii) the Company and the Company Subsidiaries have, and to the knowledge of the Company, any other party thereto has, performed all respective material obligations required to be performed by them under the Company Scheduled Contracts and are not (with or without notice or lapse of time, or both) in material breach thereunder; and (iii) none of the Company or any Company Subsidiary has any knowledge of, or has received written notice of, any violation or default by it under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Company Scheduled Contract to which it is a party or by which it or any of its properties or assets is bound or affected.

Section 3.15 Litigation. There is no suit, claim, action, investigation, arbitration or proceeding to which the Company or any Company Subsidiary is a party or with respect to which any of their respective property is affected, as the case may be, pending or, to the knowledge of the Company, threatened that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, judgment or decree that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.16 Real Property.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a true and complete list of all real property (other than real property in the nature of transmission or distribution lines and substations) owned in whole or in part by the Company or any Company Subsidiary in fee (collectively, the “Company Owned Real Property”) and includes an identification of such property (e.g. an address, a metes and bounds description, a tax map identification or other specification), the name of the record title holder thereof and a list, as of the date hereof, of all Indebtedness secured by a Lien (other than Permitted Liens) thereon. The Company or a Company Subsidiary, as the case may be, holds good and marketable title in fee simple to all Company Owned Real Property, free and clear of all Liens (other than Permitted Liens). The Company or a Company Subsidiary, as the case may be, has valid title to the easements used by the Company and the Company Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All of the buildings, facilities, structures, infrastructures, lines, appurtenances and other improvements situated on the Company Owned Real Property are in operating condition and in a state of ordinary maintenance and repair (ordinary wear and tear excepted) and are adequate and suitable for the purposes for which they are presently being used except for any failures as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no outstanding options or rights of first refusal which have been granted by the Company or any Company Subsidiary to third parties to purchase any Company Owned Real Property.

(b) Section 3.16(b) of the Company Disclosure Letter contains an accurate and complete list and description, as of the date hereof, of all leases of material real property (collectively, the “Company Real Property Leases”) to which the Company or any of its Subsidiaries is a party (as lessee, sublessee, sublessor or lessor) and includes an identification of such property (e.g. an address, a metes and bounds description, a tax map identification or other specification) and the identity of the lessor, lessee and current occupant (if different from the lessee). True and correct copies of such Real Property Leases have been made available to the Parent. Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Real Property Lease for real property under which the Company or any Company Subsidiary is a lessee or sublessee (collectively, the “Company Leased Real Property”) is in full force and effect and is a valid and binding obligation of the Company or the Company Subsidiary party thereto and, to the knowledge of the Company, of the other parties thereto, enforceable against the Company or the Company Subsidiary party thereto and, to the knowledge of the Company, against the other parties thereto in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought; (ii) no written notices of default under any Company Real Property Lease have been received by the Company or any Company Subsidiary that have not been resolved; (iii) to the knowledge of the Company, there exists no default or event, occurrence, condition or act (including the Merger) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under any Company Real Property Lease; (iv) all rents due to date on each such Company Real Property Lease have been paid; and (v) the Company or a Company Subsidiary is and has been in peaceable possession of each Company Leased Real Property since the commencement of the original term of the related Company Real Property Lease and no waiver, indulgence or postponement of the lessee’s obligations under such Company Real Property Lease has been granted by the applicable lessor. The Company or any Company Subsidiary’s interest in any Company Real Property Lease is free and clear of all Liens (other than Permitted Liens).

(c) The Company Owned Real Property and the Company Leased Real Property are referred to collectively herein as the “Company Real Property.” With respect to the Company Real Property, neither the Company nor any Company Subsidiary has received any written notice of, nor to the knowledge of the Company does there exist, (i) any pending, threatened or contemplated condemnation or similar proceedings, or any sale or other disposition of any Company Real Property or any part thereof in lieu of condemnation or (ii) any non-compliance with any applicable building and zoning codes, deed restrictions, ordinances and rules, that, in each case, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries have lawful rights of use and access to all Company Real Property used in or necessary to conduct their businesses substantially as presently conducted except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Governmental Entity having the power of eminent domain over any of the Company Real Property has provided written notice to the Company or any Company Subsidiary that it intends to exercise the power of eminent domain or similar power with respect to all or any part of the Company Real Property.

Section 3.17 Personal Properties. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has good and marketable title or, in the case of leased assets, a valid leasehold interest in, free and clear of all Liens (other than Permitted Liens), all of the tangible personal property and assets (except for properties and assets disposed of in the ordinary course of business), used in or necessary to conduct their businesses substantially as presently conducted and (ii) each item of tangible personal property of the Company and each Company Subsidiary, or in which the Company or any Company Subsidiary owns an undivided interest, is in all material respects in good working order and is adequate for the Company or a Company Subsidiary’s current use, ordinary wear and tear excepted.

Section 3.18 Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and each Company Subsidiary are and since January 1, 2009 have been in compliance with applicable Environmental Laws, and hold or have obtained or applied for and are and since January 1, 2009 have been in compliance with all Environmental Permits necessary to conduct their current operations. All such Environmental Permits are final, valid and in full force and effect, and where necessary a renewal application has been timely filed. No action is pending, or to the knowledge of the Company threatened, to revoke, suspend, or modify any such Environmental Permits.

(b) None of the Company or any Company Subsidiary has received any written notice, demand, letter or claim alleging that the Company or such Company Subsidiary is in violation of, or liable under, any Environmental Law, including with respect to the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances, and to the knowledge of the Company no such notice, demand or claim has been threatened.

(c) None of the Company or any Company Subsidiary has entered into any consent decree or is subject to any judgment relating to compliance with Environmental Laws the subject matter of which has not been resolved.

(d) Neither the Company nor any Company Subsidiary has expressly assumed, by contract or otherwise, the liability of any other Person under any Environmental Law.

(e) Neither the Company nor any Company Subsidiary is conducting, or has undertaken or completed since January 1, 2010, any Remedial Action relating to any Release or threatened Release at the Company Real Property or at any other site, location or operation, either voluntarily or pursuant to the order of any Governmental Entity or the requirements of any Environmental Law or Environmental Permit.

(f) The Company has provided or made available to Parent all of the following in its possession, as of the date of this Agreement: (i) all material environmental reports, studies or audits conducted or prepared since January 1, 2009, including, reports or studies with respect to potential enforcement actions and strategies to comply with existing or upcoming regulations pursuant to the federal Clean Air Act, Clean Water Act, Resource Conservation and Recovery Act and similar state Laws, (ii) all material orders, decrees or judgments pursuant to applicable Environmental Laws, excluding any such matters that have been terminated or have no remaining material obligations or responsibilities on the part of the Company or its Subsidiaries, (iii) all written notices received since January 1, 2009 alleging liability, complaints, notices of violation or requests for information, and the responses to same, relating to material claims, investigations, proceedings, orders, judgments or decrees pursuant to applicable Environmental Laws, excluding any such matters that have been resolved with no further obligations or responsibilities on the part of the Company or the Company Subsidiaries and (iv) all existing material permits issued, and pending material permit applications submitted, pursuant to the federal Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act and corresponding state Laws.

Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.18 are the sole and exclusive representations and warranties made by the Company in this Agreement with respect to Hazardous Substances, Environmental Laws, Environmental Permits and any other matter related to the environment or the protection of human health and worker safety.

Section 3.19 Intellectual Property.

(a) The Company and the Company Subsidiaries own or have the right to use all material Intellectual Property used in their businesses as presently conducted. Section 3.19(a) of the Company Disclosure Letter contains a complete and accurate list, as of the date hereof, of all of the following owned by the Company or any of the Company Subsidiaries: (i) trademark registrations and applications for registrations, and material unregistered trademarks, (ii) copyright registrations and applications for registration, (iii) patents and patent applications, and (iv) Internet domain names and applications and registrations for the foregoing; including, for each, the title, registration or patent or application number, registration or issue or application date, and the registered owner. To the extent indicated in Section 3.19(a) of the Company Disclosure Letter, each such registration and patent and application has been duly registered in, filed in, or issued by the United States Patent and Trademark Office, United States Copyright Office, a duly-accredited domain name registrar, or the appropriate offices of states or foreign jurisdictions, and each such registration, patent, and application remains valid, enforceable, and in full force and effect, in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, such registrations, patents, and applications are not subject to any fees or other payments, or other actions falling due within one hundred eighty (180) days after the Closing Date that, if not taken, will adversely affect any of such Intellectual Property. To the knowledge of the Company, the Intellectual Property owned by the Company and the Company Subsidiaries is not being infringed, misappropriated or otherwise violated by any third party, except for such infringements, misappropriations or violations that have not had and would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and the Company Subsidiaries, including their products, services, conduct of their businesses and the use of the Intellectual Property owned by the Company and the Company Subsidiaries, are not infringing, misappropriating, or otherwise violating any third party’s right, title or interest in any Intellectual Property, except for such infringements, misappropriations or violations that have not had and would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company and the Company Subsidiaries have taken reasonable precautions to protect the secrecy and confidentiality of the trade secrets and other confidential information owned by the Company and the Company Subsidiaries.

(d) The IT Assets operate and perform in accordance with the Company’s and Company Subsidiaries’ internal standards as well as any applicable warranties, documentation, and functional specifications, and otherwise as currently required by the Company and Company Subsidiaries, except where such failure of compliance, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The IT Assets have not materially malfunctioned, been breached, or failed within the past five (5) years. The IT Assets do not contain any “time bombs,” “trojan horses,” “back doors,” “trap doors,” worms, viruses, bugs, spyware, keylogger software, or other faults or malicious devices that would adversely impact the functionality of the IT Assets or allow third parties to track or monitor activity using such IT Assets, except such faults or malicious devices that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have implemented backup, security, and disaster recovery technology consistent with applicable regulatory standards and prudent industry practices in all material respects. None of the IT Assets contain, incorporate, include, or are embedded with any shareware, freeware open source code, or other software subject to a general public license or other public or similar licensing regime, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.20 Tax Matters. Except as has not had and as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and each Company Subsidiary have (i) timely filed with the appropriate taxing authority all Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and accurate, and (ii) timely paid all Taxes payable (including Taxes that the Company or any Company Subsidiary are or were required to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other third party), except in each case of clause (i) or (ii) with respect to matters contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, are reflected in the Company Financial Statements;

(b) (i) Neither the Company nor any Company Subsidiary is currently subject to an audit or similar proceeding with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary; (ii) to the knowledge of the Company, there are no audits or other similar proceedings pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary; (iii) neither the Company nor any Company Subsidiary is presently contesting any Tax liability; and (iv) neither the Company nor any Company Subsidiary has waived in writing any statute of limitations with respect to Taxes for any open tax year.

(c) There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except for Permitted Liens of the type described in clause (iii) of the definition thereof.

(d) Neither the Company nor any Company Subsidiary is liable for Taxes of any other Person (other than the Company or a Company Subsidiary) under Treasury Regulation 1.1502-6 or any similar provision of state, local or foreign Tax Law.

(e) Since January 1, 2010, neither the Company nor any Company Subsidiary constituted or was purported to constitute either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(f) There are no Tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any Company Subsidiary and any other party under which the Company or any Company Subsidiary could be liable for any Taxes or other claims of any party (other than customary Tax gross-up or Tax indemnification provisions on credit agreements, derivatives, leases and other commercial agreements entered into in the ordinary course of business).

(g) Neither the Company nor any Company Subsidiary has engaged in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

Section 3.21 Opinion of Financial Advisor. The Company Board has received the written opinion of Lazard Frères & Co. LLC, the Company Board’s financial advisor, to the effect that as of the date of such opinion, the Merger Consideration to be paid to the holders of Company Common Stock is fair, from a financial point of view, to such holders.

Section  3.22 Insurance. All material fire, liability, workers’ compensation, property, casualty and other forms of insurance policies maintained by the Company and the Company Subsidiaries (collectively, the “Company Insurance Policies”) are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the businesses of the Company and the Company Subsidiaries and their respective properties and assets, and are in character and amount comparable to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Company Insurance Policy is in full force and effect and all premiums due with respect to all Company Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Company Insurance Policies are sufficient for compliance with all Laws and contracts to which the Company or any Company Subsidiary is subject (in the case of Laws) or a party or by which it is bound (in the case of contracts).

Section 3.23 Required Vote. The affirmative vote of the holders of shares representing a majority of the votes of all outstanding shares of the Company Common Stock entitled to vote at the Company Shareholder

Meeting is the only vote required of the holders of any class or series of capital stock or other Equity Interests of the Company or any Company Subsidiary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (the “Company Shareholder Approval”).

Section 3.24 Brokers. Except for the Company’s obligations to Lazard Frères & Co. LLC, the Company’s financial advisor, which has been engaged pursuant to an engagement letter provided to Parent, neither the Company nor any Company Subsidiary, nor any of their respective directors, officers or employees, has incurred, on behalf of the Company or any Company Subsidiary, any obligation to pay any brokerage, finders’, financial advisory or similar fee in connection with the transactions contemplated by this Agreement.

Section 3.25 Regulation as a Utility. The Company is a “single-state holding company system” as defined in the Public Utility Holding Company Act of 2005 and the implementing regulations of FERC in 18 C.F.R. Part 366 (“PUHCA”) and is exempt from the accounting, record-retention and reporting requirements of FERC’s regulations in 18 C.F.R. Part 366. Except for (i) the regulation of the Utility Subsidiary by the State of New York under the New York State Public Service Law as an electric corporation, a gas corporation, and a public utility company (or similar designation), (ii) the regulation of the Utility Subsidiary as a public utility, an electric utility and a transmitting utility under the Federal Power Act, as amended, and the implementing regulations of FERC thereunder (“FPA”), and (iii) the regulation of those companies in which the Company has an indirect equity interest that are engaged in the production of energy as qualifying facilities under the Public Utility Regulatory Policies Act of 1978, as amended, and the implementing regulations of FERC in 18 C.F.R. Part 292 (“PURPA”), neither the Company nor any Company Subsidiary is subject to regulation as a public utility or public service company (or similar designation) by the FERC (except that the Company’s hydroelectric facilities are subject to regulation by the NYS Department of Environmental Conservation) or any state in the United States having jurisdiction over them or their respective properties or assets. Neither the Company nor any Company Subsidiary owns, directly or indirectly, any interest in any nuclear generation station or manages or operates any nuclear generation station. Neither the Company nor any Company subsidiary is subject to the Natural Gas Act of 1938.

Section 3.26 Regulatory Filings. All filings required to be made by the Company or any Company Subsidiary since January 1, 2009 pursuant to the FPA, the Communications Act of 1934, as amended by the Telecommunications Act of 1996, the Natural Gas Act of 1938, PUHCA, the Energy Policy Act of 2005, PURPA, each pipeline safety law, as amended, that is administered by the U.S. Department of Transportation Pipeline and Hazardous Materials Administration, the New York Public Service Law and other applicable state Laws and regulations, have been filed or furnished, as applicable, with the applicable Governmental Entity, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments, and supplements appertaining thereto, including all rates, tariffs, franchises, service agreements and related documents and all such filings complied, as of their respective dates, with all applicable requirements of the applicable statute and the rules and regulations thereunder, except for filings the failure of which to make in compliance with all applicable requirements of the applicable statute and rules and regulations thereunder have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.27 Takeover Laws. No “moratorium,” “control share acquisition,” “fair price,” “business combination” or other anti-takeover Law (including Section 912 of the NYBCL) or anti-takeover provision of the Company Certificate or Company By-laws is applicable to this Agreement, the Merger or any other transaction contemplated by this Agreement.

Section 3.28 Trading. The Company has made available to Parent all material agreements that the Company or any Company Subsidiary has entered into with respect to any swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument, Contract or arrangement, based on or referencing any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including electricity, natural gas, crude oil and other commodities, currencies, interest rates or indices, or forward contracts for physical delivery, physical output of assets or physical load obligations or any similar derivatives transaction. The Company and each Company Subsidiary involved in such trading has established risk parameters, limits and guidelines in compliance with the Company’s risk management policy (the “Trading Guidelines”) to restrict the level of risk that the Company and Company Subsidiaries are authorized to take with respect to, among other things, the net position resulting from all derivatives and similar transactions (the “Net Position”) and monitors and enforces compliance by the Company and the Company Subsidiaries with such risk parameters. The Trading Guidelines comply with all applicable Law and, to the extent required, have been approved by all Governmental Entities, except for such non-compliance or non-approval as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made the Trading Guidelines available to Parent prior to the date of this Agreement. As of the date hereof, the Net Position is (i) within the risk parameters that are set forth in the Trading Guidelines and (ii) not material to the Company and the Company Subsidiaries, taken as a whole. From December 31, 2009 to the date hereof, neither the Company nor any Company Subsidiary has, in accordance with its mark to market accounting policies, experienced at any time an aggregate realized net loss in its trading and related operations that has had or would reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary has retained and maintained records, transcripts, pricing and trade data and other information required to be retained and maintained under Title VII of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the regulations thereunder in respect of its derivatives transactions entered into prior to and after enactment of the Dodd-Frank Act, except for such non-compliance as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in, or qualified by any matter set forth in, the disclosure letter delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (it being agreed that disclosure of any item in any section or subsection of such disclosure letter shall also be deemed to be disclosed with respect to any other section or subsection to which the relevance of such item is reasonably apparent from the face of such disclosure letter) (the “Parent Disclosure Letter”), Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.1 Organization and Qualification.

(a) Each of Parent and Merger Sub is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b) Parent has made available to the Company true and complete copies of the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of each of Parent and Merger Sub, each as in effect as of the date hereof. Neither Parent nor Merger Sub is in material violation of any provision of its certificate of incorporation or by-laws (or equivalent organizational document).

Section 4.2 Authority. Each of Parent and Merger Sub has the requisite corporate or other legal entity, as the case may be, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, subject to any regulatory approvals referenced in Section 4.4. The execution and delivery of this Agreement by each of Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all requisite corporate or other legal entity, as the case may be, action on the part of Parent and Merger Sub and no other corporate or other legal entity, as the case may be, proceedings on the part of Parent or Merger Sub, and no shareholder or other equity holder votes, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval and adoption of the Merger by Parent in its capacity as sole shareholder of Merger Sub. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3 No Conflict. None of the execution, delivery or performance of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the certificate of incorporation or bylaws, or any equivalent organizational or governing documents, of Parent or Merger Sub; (b) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub or any other Parent Subsidiary or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of Parent, Merger Sub or any other Parent Subsidiary pursuant to, any Contract or permit to which Parent, Merger Sub or any other Parent Subsidiary is a party or by which they or any of their respective properties or assets are bound, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

Section 4.4 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration or qualification with or notification to, any Governmental Entity, other than (a) the filing and recordation of the Certificate of Merger as required by the NYBCL, (b) compliance with any applicable requirements of the HSR Act, (c) the approval of each of the NYPSC, the FERC and the FCC, (d) compliance with the applicable requirements of the Exchange Act, (e) the notification of the transactions contemplated by this Agreement to the Committee on Foreign Investment in the United States under the DPA and (f) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

Section 4.5 Information Supplied. None of the information to be supplied by Parent and Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to the Company’s shareholders or at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6 Litigation. As of the date hereof, there is no suit, claim, action, investigation, arbitration or proceeding to which Parent, Merger Sub or any other Parent Subsidiary is a party or with respect to which any of their respective property is affected, as the case may be, pending or, to the knowledge of Parent, threatened that, individually or in the aggregate, would reasonably be expected to prevent or materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement or challenges the validity or propriety of the Merger. None of Parent, Merger Sub or any other Parent Subsidiary is subject to any outstanding order, writ, injunction, judgment or decree that, individually or in the aggregate, would reasonably be expected to prevent or materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

Section  4.7 Ownership of Company Capital Stock. None of Ultimate Parent or any of Ultimate Parent’s direct or indirect Subsidiaries owns, beneficially or of record, any Shares or any other securities convertible into or exchangeable or exercisable for, Company Common Stock or any other equity interests of the Company or the Company Subsidiaries.

Section 4.8 Funds. Parent and Merger Sub at the Closing will have sufficient funds to consummate the Merger and the other transactions contemplated hereby, including payment in full of the Aggregate Merger Consideration and payments in respect of Company Equity Awards pursuant to Section 2.3 and all fees, costs and expenses in connection with the transactions contemplated hereby.

Section 4.9 Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly by Parent. Except for obligations or liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, Merger Sub has not, and prior to the Effective Time will not have, incurred, directly or indirectly through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.10 Management Agreements. As of the date hereof, none of Parent, Merger Sub, Ultimate Parent or any of their respective executive officers or directors, has entered into any agreement, arrangement or understanding with any of the executive officers or directors of the Company or any of its Subsidiaries that is currently in effect or would or is expected to become effective in the future (upon consummation of the Merger or otherwise) and that, if effective at the date hereof, would be required to be disclosed under Item 1005(d) of Regulation M-A under the Exchange Act.

Section 4.11 Brokers. As of the date hereof, none of Parent, Merger Sub or any other Parent Subsidiary, nor any of their respective shareholders, members, directors, officers, employees or affiliates, has incurred or will incur on behalf of Parent, Merger Sub or any other Parent Subsidiary, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, except for such fees of Merrill Lynch, Pierce, Fenner & Smith Incorporated or its affiliates that will be incurred solely by Parent.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business Pending the Closing.

(a) The Company agrees that between the date of this Agreement and the Effective Time, except as set forth in Section 5.1(a) of the Company Disclosure Letter, as expressly permitted or required by this Agreement, or as required by applicable Law, by a Governmental Entity of competent jurisdiction or by the rules or requirements of the New York Stock Exchange, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Company will and will cause each Company Subsidiary to, (a) conduct its operations only in the ordinary course of business, (b) comply in all material respects with all Laws, orders and Company Permits applicable to them, and (c) use its commercially reasonable best efforts to preserve substantially intact its business organization and maintain satisfactory relationships with third parties and Governmental Entities having significant business dealings with it and to keep available the services of its key officers and employees. Without limiting the foregoing, except as set forth in Section 5.1(a) of the Company Disclosure Letter, as expressly permitted or required by this Agreement, or as required by applicable Law, by a Governmental Entity of competent jurisdiction or by the rules and requirements of the New York Stock Exchange, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) amend its Certificate of Incorporation, By-laws or equivalent organizational documents;

(ii) issue or authorize the issuance, pledge, transfer, subject to any Lien, sell or otherwise encumber or dispose of, any Equity Interests in the Company or any Company Subsidiary, or securities convertible into, or exchangeable or exercisable for, any such Equity Interests, or any rights of any kind to acquire any such Equity Interests or such convertible or exchangeable securities, other than (A) grants of Company Options, Restricted Stock and Other Equity-Based Awards, but only if and to the extent required by Law or permitted by the terms of any Company Equity Plan or the Company’s 401(k) plan in each case as in effect as of the close of business on the Business Day immediately preceding the date of this Agreement and not exceeding an aggregate value at the time of grant of $5,000,000 in any calendar year, in each case, in amounts, at times and on terms and conditions as in the ordinary course of business; (B) the issuance of Shares upon the exercise of Company Options outstanding as of February 17, 2012, or otherwise permitted to be granted under clause (A) of this Section 5.1(a)(ii), and the vesting or settlement of Other Equity-Based Awards outstanding as of February 17, 2012, or otherwise permitted to be granted under clause (A) of this Section 5.1(a)(ii), in accordance with their terms; and (C) the issuance of Equity Interests in a wholly owned Company Subsidiary to its parent, in each case of the foregoing clauses “(A)” through “(C)” in the ordinary course of business;

(iii) sell, pledge, dispose of, transfer, lease, license or encumber any material property or assets of the Company or any Company Subsidiary, except pursuant to existing Company Scheduled Contracts and except for (x) dispositions of obsolete equipment or assets, in each case, in the ordinary course of business consistent with past practice, or (y) dispositions in amounts not to exceed $4,000,000 individually or $15,000,000 in the aggregate;

(iv) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than (A) regular quarterly cash dividends paid by the Company at the times and in the manner paid in the past by the Company and in an amount per share of Company Common Stock not more than $0.555 for quarterly dividends paid for periods commencing prior to the date which is nine (9) months after receipt of the Company Shareholder Approval, and not more than $0.57 for quarterly dividends paid for periods commencing after the date which is nine (9) months after receipt of the Company Shareholder Approval, (B) dividends payable on any shares of the Utility Subsidiary Preferred Stock pursuant to their terms, (C) dividends paid by a wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary or (D) dividend equivalent rights on Other Equity-Based Awards payable by the Company pursuant to the Company Equity Plans), enter into any agreement with respect to the voting or registration of its Equity Interests or reduce its authorized capital;

(v) other than (A) in the case of wholly-owned Company Subsidiaries, (B) in the case of cashless exercises of Company Options, or Tax withholdings on the vesting or payment of Restricted Stock and Other Equity-Based Awards or (C) the redemption of Utility Subsidiary Preferred Stock pursuant to the terms of such Utility Subsidiary Preferred Stock or Section 5.14, reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

(vi) merge or consolidate the Company or any Company Subsidiary with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(vii) acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any Person or any assets, other than acquisitions of (A) inventory in the ordinary course of business or (B) any assets for consideration that is individually not in excess of $4,000,000, or in the aggregate not in excess of $15,000,000;

(viii) incur any indebtedness for borrowed money or issue any debt securities, or assume or guarantee the obligations of any Person (other than a wholly- owned Company Subsidiary) for borrowed money, except (A) in connection with refinancings of existing indebtedness for borrowed money as such indebtedness matures upon market terms and conditions, so long as the amount of Indebtedness (or credit facility capacity) following such refinancing shall not exceed the amount of Indebtedness (or credit facility capacity) immediately prior to the refinancing, (B) draw-downs of credit facilities outstanding as of the date hereof (or refinancings of such credit facilities permitted under clause (A)) in the ordinary course of business or (C) for borrowings in the ordinary course of business in accordance with the financing plan set forth in Section 5.1(a)(viii) of the Company Disclosure Letter;

(ix) make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned Company Subsidiary) in excess of $7,500,000 in the aggregate other than as set forth in the Company’s capital expenditures budget as disclosed in Section 5.1(a)(xiii) of the Company Disclosure Letter;

(x) except to the extent required by Law (including to avoid the imposition of penalty taxes under Section 409A of the Code) or the existing terms of any Company Benefit Plan: (A) other than in the ordinary course of business consistent with past practice, increase the compensation or benefits payable or to become payable to its directors or officers, or other than in the ordinary course of business, increase the compensation or benefits payable to employees; (B) grant any rights to severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, executive officer or, other than in the ordinary course of business, employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, employment, termination, severance or other plan or agreement for the benefit of any director, executive officer or, other than in the ordinary course of business, employee; or (C) other than in connection with the consummation of the Merger, take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan;

(xi) (A) make any material Tax election, (B) settle or compromise any material liability for Taxes, or (C) file any material amendment to Tax Returns, in each case in a manner which is (x) not in the ordinary course of business or (y) inconsistent with the past practices of any of the Company or any Company Subsidiary, as applicable, with respect to the treatment of items on such Tax Returns;

(xii) make any material change in accounting policies or procedures, other than as required by GAAP;

(xiii) make or commit to make any capital expenditures, in the period from the date hereof until December 31, 2012, or in the twelve (12) month period ending December 31, 2013, that in the aggregate exceed the Company’s capital expenditures budget as disclosed in Section 5.1(a)(xiii) of the Company Disclosure Letter for such period plus $10,000,000 in either such period; provided, however, that notwithstanding the foregoing, the Company and any Company Subsidiary shall be permitted to make emergency capital expenditures in any amount (A) required by a Governmental Entity or (B) that the Company determines is incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident or natural disaster or other force majeure event necessary to maintain or restore safe, adequate and reliable natural gas and electric service to customers; provided, that the Company shall use commercially reasonable efforts to consult with Parent prior to making or agreeing to make any such expenditure;

(xiv) terminate or permit any material Company Permit to lapse, other than in accordance with the terms and regular expiration of any such Company Permit, or fail to apply on a timely basis for any renewal of any renewable material Company Permit;

(xv) (A) enter into, terminate early, amend or modify in any material respect a Company Scheduled Contract, other than in the ordinary course of business, or (B) waive, release, assign, pay, discharge, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the waiver, release, assignment, payment, discharge, settlement or satisfaction of any such claims, liabilities or obligations in the ordinary course of business consistent with past practices, or as required by their terms as in effect on the date of this Agreement;

(xvi) announce, implement or effect any reduction in force, lay-off, early retirement program, severance program (except as permitted by Section 5.1(a)(x)(B)) or other program or effort concerning the termination of employment of employees of the Company (other than employee terminations in the ordinary course of business);

(xvii) institute, settle, or agree to settle any litigation, investigation, proceeding, or other claim pending or threatened before any arbitrator, court or other Governmental Entity in any manner involving the payment of an amount in excess of $2,000,000 individually or $5,000,000 in the aggregate;

(xviii) except for transactions between (A) the Company and wholly-owned Company Subsidiaries or (B) among wholly-owned Company Subsidiaries, redeem, repurchase, defease, cancel or otherwise acquire any Indebtedness, other than (w) at or within one hundred twenty (120) days of stated maturity, (x) pursuant to any required amortization payments and mandatory prepayments or (y) in connection with refinancings permitted by clause (viii) above, or (z) in the ordinary course of business in accordance with the financing plan set forth in Section 5.1(viii) of the Company Disclosure Letter;

(xix) (A) permit any material change in policies governing or otherwise relating to energy price risk management or marketing of energy or (B) enter into any physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof or similar transactions other than as permitted by the Trading Guidelines;

(xx) other than in the ordinary course of business, make or agree to any material changes to be made to any insurance policies so as to affect the insurance coverage of the Company or any Company Subsidiary or their respective assets following the Closing;

(xxi) seek to lower any reference price or bid or cap price for energy or capacity sold wholesale by the Company or any Company Subsidiary, other than in the ordinary course of business, consistent with current business practices;

(xxii) assign or license any material Intellectual Property owned by the Company or any Company Subsidiary to any third party; or

(xxiii) authorize or enter into any Contract to do any of the foregoing.

Parent will, promptly following the date hereof, designate two individuals from either of whom the Company may seek approval to undertake any actions not permitted to be taken under this Section 5.1(a), and will ensure that such persons will respond, on behalf of Parent, to the Company’s requests in an expeditious manner but in any event no later than two (2) Business Days after the Company’s request.

(b) The Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, without, in each case, first consulting in good faith with Parent (i) hire any officer of the Company who would earn more than $200,000 in annual base salary or fix the compensation of such newly hired officer or terminate the employment, other than for cause, of any officer of the Company who earns more than $200,000 in annual base salary, (ii) notwithstanding anything set forth in Section 5.1(a)(viii), incur long term Indebtedness, whether contemplated or not by the financing plan set forth in Section 5.1(a)(viii) of the Company Disclosure Letter, in excess of $5,000,000 in the aggregate and (iii) notwithstanding anything set forth in Sections 5.1(a)(ix) and (xiii), make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned Company Subsidiary), or make or commit to make any capital expenditures, in each case, in any way related to or in connection with the project referred to on Section 3.1(b)(C) of the Company Disclosure Letter, in excess of $5,000,000 in the aggregate. The individuals with whom the Company is to consult with respect to each of clauses (i) through (iii) of this Section 5.1(b) shall be the individuals designated pursuant to Section 5.1(a).

Section 5.2 Preparation of the Proxy Statement; Shareholder Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement (but in no event later than forty (40) days after the date hereof), the Company shall prepare and file a preliminary Proxy Statement with the SEC. Subject to Section 5.4, the Proxy Statement shall include the Company Board Recommendation. Parent shall cooperate with the Company in the preparation and filing of the Proxy Statement, and shall furnish all information concerning it that is necessary in connection with the preparation of the Proxy Statement and is requested by the Company. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing and the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s common shareholders, in each case as promptly as reasonably practicable after the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. Prior to filing or mailing the Proxy Statement or filing any other required documents (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with an opportunity to review and comment on such document or response (including by participating in any discussions or meetings with the SEC) and shall give good faith consideration to any comments made by Parent and its counsel. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company and the SEC or its staff with respect to the Proxy Statement or the transactions contemplated by this Agreement.

(b) If, at any time prior to obtaining the Company Shareholder Approval, any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable notify the other party and an appropriate amendment or supplement describing such information shall be filed with the SEC as promptly as practicable after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to the common shareholders of the Company. The Proxy Statement will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and other applicable Law, including the regulations and requirements of the New York Stock Exchange.

(c) The Company shall, as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s common shareholders in accordance with Section 5.2(a), duly call, give notice of, convene and hold the Company Shareholder Meeting. Notwithstanding the foregoing sentence, if on a date for which the Company Shareholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares to constitute a quorum and to obtain the Company Shareholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Shareholder Meeting, provided that the Company Shareholder Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Company Shareholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). The Company Board shall present this Agreement for approval at the Company Shareholder Meeting. At the Company Shareholder Meeting, unless there shall have been a Company Board Change of Recommendation in accordance with Section 5.4, the Company Board shall recommend that the Company’s common shareholders approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (the “Company Board Recommendation”), and the Company shall, unless there has been a Change of Company Board Recommendation, use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, and to take all other action necessary or advisable to secure the Company Shareholder Approval. The Company shall include relevant disclosure in the Proxy Statement as necessary or advisable to allow Parent, directly or through its representatives, to solicit proxies in favor of the Merger and this Agreement and against any resolution submitted by any holder of Company Common Stock, including, if so requested by Parent, using the services of dealers and proxy solicitation services, to secure the approval and adoption of the Merger and this Agreement by the Company’s common shareholders. The Company agrees that its obligations pursuant to this Section 5.2 (other than those set forth in the second sentence of Section 5.2(a) and the fourth sentence of this Section 5.2(c)) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (ii) any Change of Company Board Recommendation. The Company shall provide Parent with the Company’s shareholder list upon request by Parent, including at any time following a Change of Company Board Recommendation.

Section  5.3 Access to Information; Confidentiality.

(a) From the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Company Representatives”) to: (i) provide to Parent and Merger Sub and their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents, and other representatives (collectively, the “Parent Representatives”) reasonable access during normal business hours in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company or any Company Subsidiary, upon prior written notice to the Company, to the officers, employees, auditors, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof; (ii) furnish promptly information concerning the business, properties, contracts, assets and liabilities of the Company and Company Subsidiaries as Parent or the Parent Representatives may reasonably request; (iii) to the extent permitted by Law, furnish promptly each report, schedule and other document filed or received by the Company or any of the Company Subsidiaries pursuant to the requirements of federal or state securities or regulatory Laws or filed with or sent to the SEC, FERC, the U.S. Department of Justice, the Federal Trade Commission or any other Governmental Entity; and (iv) promptly notify the Parent of any material developments in any audit or similar proceeding related to the change in Utility Subsidiary’s tax accounting method, effective for the tax year ending December 31, 2009, related to costs to repair and maintain utility assets; provided, however, that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes in good faith that doing so would: (A) result in the loss of attorney-client privilege; (B) violate any obligations of the Company or any Company Subsidiary with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective Contract to which the Company or any Company Subsidiary is a party; or (C) breach, contravene or violate any applicable Law (including the HSR Act or any other antitrust or competition Law) (provided that the Company shall use its reasonable best efforts to (a) allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege with respect to clause (A) of this proviso, (b) obtain the required consent of such third party to provide access to or disclosure of such information with respect to clause (B) of this proviso, or (c) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company with respect to clauses (A), (B) or (C) of this proviso); it being understood and agreed that the Company shall advise Parent in such circumstances that it is unable to comply with Parent’s reasonable requests for information as a result of attorney-client privilege, Contract obligations or applicable Law and the Company shall use its reasonable best efforts to generally describe the types of information being withheld. No access, review or notice pursuant to this Section 5.3 shall have any effect for the purpose of determining the accuracy of any representation or warranty given by any of the parties hereto to any of the other parties hereto.

(b) With respect to the information disclosed pursuant to Section 5.3(a), Ultimate Parent and Parent shall comply with all of their respective obligations under the Confidentiality Agreement dated November 8, 2011 among the Company, Parent and Ultimate Parent (the “Confidentiality Agreement”). Notwithstanding the foregoing, (i) the Confidentiality Agreement shall be deemed amended as of the date hereof to permit Parent and its affiliates to take any action permitted to be taken hereunder, including any action taken by Parent in connection with an Acquisition Proposal by a Person other than Parent and (ii) each of Ultimate Parent, Parent and the Company agree that the Confidentiality Agreement is hereby amended to delete the standstill provisions set forth in paragraph 5 thereof. The Company acknowledges and agrees that the immediately preceding sentence shall not constitute or be deemed a request from Parent or Ultimate Parent that the Company waive or amend the provisions of paragraph 5 of the Confidentiality Agreement.

Section 5.4 No Solicitation of Transactions; Change of Company Board Recommendation.

(a) Subject to Section 5.4(b), from and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall not, and shall cause the Company Subsidiaries not to, and shall not authorize or permit any of its officers, directors, or employees to, and shall instruct the Company Representatives not to on behalf of the Company, directly or indirectly, (i) initiate or knowingly solicit, encourage or facilitate the submission of any Acquisition Proposal, or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal, or (ii) participate in any discussions or negotiations with any person, or furnish to any person any information, with respect to an Acquisition Proposal, or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal. The Company shall, and shall cause the Company Subsidiaries and the Company Representatives to, immediately cease and cause to be terminated any discussion or negotiation with any Persons conducted prior to the date hereof by the Company, the Company Subsidiaries or any of the Company Representatives with respect to any Acquisition Proposal.

(b) Notwithstanding anything to the contrary contained in Section 5.4(a), if, at any time following the date hereof and prior to the Company securing the Company Shareholder Approval, (i) the Company has received a bona fide written Acquisition Proposal from a third party that was not solicited after the date hereof by the Company, the Company Subsidiaries or the Company Representatives and that did not otherwise result from a breach of this Section 5.4 and (ii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, then the Company may, subject to providing prior notice to Parent of its decision to take any such action, (A) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Acquisition Proposal and its representatives and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal and its representatives regarding such Acquisition Proposal; provided, however, that the Company (x) will not, will not allow the Company Subsidiaries to, will not permit or authorize the directors and officers of the Company to, and will instruct the Company Representatives not to, disclose any non-public information to such Person without first entering into an Acceptable Confidentiality Agreement (a copy of which shall be provided, promptly after its execution, for informational purposes only, to Parent) and (y) will as promptly as reasonably practicable provide to Parent any material information concerning the Company or the Company Subsidiaries provided or made available to such other Person (or its representatives) which was not previously provided or made available to Parent.

(c) The Company shall as promptly as reasonably practicable (and in any event within one Business Day) notify Parent in writing in the event that the Company receives any written Acquisition Proposal, including the material terms and conditions of such Acquisition Proposal, or any inquiry that would reasonably be expected to lead to an Acquisition Proposal. The Company shall (i) keep Parent informed, in all material respects, on a reasonably prompt basis, of the status, and details of any such Acquisition Proposal (including any change to the material terms and conditions thereof) and (ii) provide to Parent as soon as reasonably practicable (and in any event within one Business Day) after receipt or delivery thereof copies of all correspondence and other written material (including draft agreements) relating to the material terms and conditions of such Acquisition Proposal exchanged between the Company, the Company Subsidiaries or the Company Representatives, on the one hand, and the Person making such Acquisition Proposal (or its representatives), on the other hand.

(d) Except as set forth in this Section 5.4, neither the Company Board nor any committee thereof shall (i) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal, or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal or take any action or make any public announcement inconsistent with the Company Board Recommendation, (ii) withdraw or modify, in a manner adverse to Parent, or publicly propose to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification), (iii) following the date any Acquisition Proposal or any material modification thereto is first made public, sent or given to the shareholders of the Company, fail to issue a press release that expressly reaffirms the Company Board Recommendation within ten (10) Business Days following Parent’s written request to do so (which request may only be made once with respect to any such Acquisition Proposal and each material modification thereto) (any action set forth in the foregoing clauses (i), (ii) or (iii), a “Change of Company Board Recommendation”), (iv) allow or cause the Company or any of the Company Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement relating to any Acquisition Proposal (which, for the avoidance of doubt, would not include an Acceptable Confidentiality Agreement) or requiring the Company to abandon, terminate, delay or fail to consummate the Merger or any other transaction contemplated by this Agreement, (v) release any third party from, grant any waiver of, or fail to enforce, any standstill or similar agreement, unless the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that it would be a breach of its fiduciary duties under applicable Law not to do so, or (vi) take any action pursuant to which any Person (other than Parent, Merger Sub or their respective affiliates) or Acquisition Proposal would become exempt from or not otherwise subject to any take-over statute or certificate of incorporation provision relating to Acquisition Proposals.

(e) Notwithstanding anything to the contrary contained in Section 5.4(d), at any time prior to obtaining the Company Shareholder Approval and so long as the Company is in compliance with this Section 5.4, if (A) the Company receives an Acquisition Proposal which the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, constitutes a Superior Proposal and such Acquisition Proposal is not withdrawn, or (B) there occurs any change, event, occurrence, effect or development that (1) is material, individually or in the aggregate, with any other such fact, change, event, circumstance, occurrence, effect or development, (2) does not involve or relate to an Acquisition Proposal and (3) is not known to the Company Board as of the date hereof, the Company Board may, in the cases of clauses (A) or (B), make a Change of Company Board Recommendation if (and only if) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that the failure to do so would be a breach of its fiduciary duties under applicable Law; provided, however, that the Company Board may not make a Change of Company Board Recommendation unless (i) the Company has provided prior written notice to Parent that the Company Board intends to effect a Change of Company Board Recommendation (a “Notice of Change of Recommendation”), which notice shall specify the reasons therefor and, in the case of a Superior Proposal, include the material terms and conditions of such Superior Proposal and attach a copy of the most current draft of any written agreement relating thereto, (ii) the Company has negotiated in good faith with Parent (including by making the Company’s Representatives reasonably available to negotiate) with respect to any changes to the terms of this Agreement proposed by Parent for at least five (5) Business Days following receipt by Parent of such Notice of Change of Recommendation (it being understood and agreed that, in the case of a Superior

Proposal, if Parent has committed to any changes to the terms of this Agreement and there has been any subsequent amendment to any material term of such Superior Proposal, the Company Board shall provide a new Notice of Change of Recommendation and an additional three (3) Business Day period from the date of such notice) and (iii) taking into account any changes to the terms of this Agreement committed to by Parent to the Company, the Company Board has determined in good faith, after consultation with its financial advisors and outside counsel, that the failure by it to make a Change of Company Board Recommendation would be a breach of its fiduciary duties under applicable Law and, in the case of a Superior Proposal, such Superior Proposal continues to meet the definition of the term “Superior Proposal”. The parties agree that nothing in this Section 5.4(e) shall in any way limit or otherwise affect the Company’s right to terminate this Agreement under Section 7.1(f). The parties agree that nothing in this Section 5.4(e) shall in any way limit or otherwise affect Parent’s right to terminate this Agreement under Section 7.1(e). Any such Change of Company Board Recommendation shall not change the approval of this Agreement or any other approval of the Company Board in any respect that would have the effect of causing any corporate takeover statute or other similar statute or any provision of the Company Certificate to be applicable to the transactions contemplated hereby, including the Merger. Notwithstanding any Change of Company Board Recommendation, unless this Agreement is terminated pursuant to its terms, this Agreement shall be submitted to the shareholders of the Company at the Company Shareholder Meeting for the purpose of approving the Merger, and nothing contained in this Section 5.4, including any rights of the Company to take certain actions pursuant to this Section 5.4, shall be deemed to relieve the Company of such obligation.

(f) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Company Shareholder Approval and so long as the Company is in compliance with this Section 5.4, if the Company receives an Acquisition Proposal which the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, constitutes a Superior Proposal and such Acquisition Proposal has not been withdrawn, the Company may terminate this Agreement pursuant to Section 7.1(f) to enter into a definitive agreement with respect to such Superior Proposal if the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that the failure to do so would be a breach of its fiduciary duties under applicable Law; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 5.4(f), and any purported termination pursuant to this Section 5.4(f) shall be void, unless (i) concurrently with such termination the Company pays (or causes a third party to pay) the Company Termination Fee payable pursuant to Section 7.2(b)(i), (ii) the Company has provided prior written notice to Parent that the Company intends to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal (a “Notice of Superior Proposal”), which notice shall specify the material terms and conditions of such Superior Proposal and attach a copy of the definitive agreement proposed to be entered into with respect to such Superior Proposal, (iii) the Company has negotiated in good faith with Parent (including by making the Company’s Representatives reasonably available to negotiate) with respect to any changes to the terms of this Agreement committed to by Parent for at least five (5) Business Days following receipt by Parent of such Notice of Superior Proposal (it being understood and agreed that if Parent has committed to any changes to the terms of this Agreement and there has been any subsequent amendment to any material term of such Superior Proposal, the Company Board shall provide a new Notice of Change of Recommendation and an additional three (3) Business Day period from the date of such notice) and (iv) taking into account any changes to the terms of this Agreement committed to by Parent to the Company, the Company Board has determined in good faith, after consultation with its financial advisors and outside counsel, that such Superior Proposal continues to meet the definition of the term “Superior Proposal” and the failure by it to terminate this Agreement to enter into the definitive agreement with respect to such Superior Proposal would be a breach of its fiduciary duties under applicable Law.

(g) Nothing contained in this Section 5.4 shall prohibit the Company Board from (i) disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the shareholders of the Company if the Company Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be a breach of its fiduciary duties to the shareholders of the Company or would be required by Law (for the avoidance of doubt, it being agreed that the fact that a disclosure or other action may be deemed permissible by virtue of this sentence does not in and of itself mean that such disclosure or other action does not constitute a Change of Company Board Recommendation and the issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Company Board Recommendation).

Section 5.5 Appropriate Action; Consents; Filings.

(a) The Company and Parent shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including those in connection with the HSR Act and the New York Public Service Law), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) cause the satisfaction of all conditions set forth in Article VI, (iv) defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable order, (v) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby and (vi) as promptly as practicable, and in any event within 60 days after the date hereof, make or cause to be made all necessary applications and filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement and the Merger required under or with respect to the Company Required Governmental Approvals, the DPA and any other applicable Law; provided, that the Company and Parent shall cooperate with each other in connection with determining whether any action by or in respect of, or filing with, any Governmental Entity is required in connection with the consummation of the Merger and seeking any such actions, consents, approvals or waivers or making any such filings. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. Neither the Company nor Parent shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the consent of the other, which consent shall not be unreasonably withheld, delayed or conditioned. Neither Ultimate Parent, Parent nor the Company, directly or indirectly through one or more of their respective affiliates, shall take any action, including acquiring or making any investment in any corporation, partnership, limited liability company or other business organization or any division or assets thereof, that would reasonably be expected to cause a material delay in the satisfaction of the conditions contained in Article VI or the consummation of the Merger. Without limiting the foregoing, Parent agrees to use its reasonable best efforts to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition or trade regulation Law or any other Law applicable to the Company, any Company Subsidiary or the Merger that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Effective Time and the Closing, respectively, to occur as promptly as practicable (and in any event, no later than the Extended Outside Date), including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of Parent or the Company or any of their respective Subsidiaries or (B) accepting any operational restrictions, including restrictions on the ability to change rates or charges or standards of service, or otherwise taking or committing to take actions that limit Parent’s or any Parent Subsidiary’s freedom of action with respect to, or its ability to retain or freely operate, any of the assets, properties, licenses, rights, product lines, operations or businesses of Parent, the Company or any of their respective Subsidiaries, in each case as may be required in order to avoid the entry of, or to effect the lifting or dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Effective Time or the

Closing, as applicable. Notwithstanding the foregoing or anything in this Agreement to the contrary, Parent shall not be required to, and the Company shall not, in connection with obtaining any consents or approvals hereunder, or in connection with otherwise complying with any provisions of this Agreement, consent to or take any action of the types described above, including proposing or making any divestiture or other undertaking or proposing, accepting or entering into any consent decree, hold separate order or operational restriction, in each case, that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Surviving Corporation and its Subsidiaries taken as a whole. For the avoidance of doubt, none of the exclusions set forth in the definition of “Company Material Adverse Effect” shall be deemed to apply to any reference to “material adverse effect” in this Section 5.5(a).

(b) The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement or (ii) disclosed in the Company Disclosure Letter or the Parent Disclosure Letter, as applicable; provided, however that the Company and Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Scheduled Contracts in connection with consummation of the Merger and in seeking any such actions, consents, approvals or waivers. In the event that either party shall fail to obtain any third party consent described in this Section 5.5(b), such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, as applicable, from the failure to obtain such consent.

(c) Without limiting the generality of anything contained in this Section 5.5, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice, the FERC, the FCC, the New York Department of Environmental Conservation (“NYDEC”), the NYPSC, CFIUS or any other Governmental Entity regarding the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding.

(d) Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 5.6 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly after obtaining knowledge thereof, notify the other party hereto of: (a) the occurrence or non-occurrence of any event that, individually or in the aggregate, would reasonably be likely to cause any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied; (b) the failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied; (c) any material actions, suits, claims or proceedings with respect to the transactions contemplated by this Agreement commenced against the Company, any Company Subsidiary or Parent, as the case may be (and the Company shall give Parent the opportunity to participate in the defense and settlement of any shareholder litigation against the Company or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned)); and (d) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 5.7 Public Announcement. The Company, on the one hand, and Merger Sub and Parent, on the other hand, agree to (i) consult with each other before issuing any press release or public statement announcing the execution and delivery of this Agreement, (ii) provide to each other for review a copy of any such press release or public statement and (iii) not issue any such press release or public statement prior to providing each other with a reasonable period of time to review and comment on such press release or public statement. Prior to making any material, broad-based written communications to the employees of the Company or any Company Subsidiary generally that primarily relates to the transactions contemplated by this Agreement, the Company shall use its reasonable best efforts to provide Parent with a copy of the intended communication and provide Parent with a reasonable period of time to review and comment on the communication.

Section 5.8 Employee Benefit Matters.

(a) From and after the Effective Time and for the period ending on the second anniversary of the Effective Time (the “Benefit Protection Period”), the Surviving Corporation shall provide to each employee of the Company or a Company Subsidiary immediately prior to the Effective Time (the “Company Employees”) (i) an annual base salary and incentive compensation opportunities that are no less favorable than the annual base salary and incentive compensation opportunities (including substituting comparable incentive compensation opportunities for equity-based compensation arrangements) provided to such Company Employee under the Company Benefit Plans immediately prior to the Effective Time, and (ii) benefits to each Company Employee that, on a plan-by-plan basis, are no less favorable than the benefits under each applicable Company Benefit Plan provided to such Company Employee immediately prior to the Effective Time (for the avoidance of doubt, excluding any equity-based compensation arrangements, which shall be included under clause (i) above). Without limiting the foregoing, for the Benefit Protection Period, Parent shall provide or cause the Surviving Corporation to provide to each Company Employee and former employee of the Company or a Company Subsidiary (A) qualified and non-qualified defined benefit and defined contribution pension benefits, including 401(k) plan benefits, supplemental executive retirement plan benefits and defined benefit and defined contribution funding and matching contributions, as applicable, in each case which are no less favorable than the benefits and funding and matching contributions, as applicable, provided to such Company Employee or former employee, as applicable, immediately prior to the Effective Time, and (B) retiree health and life insurance benefits which are no less favorable than the retiree health and life insurance benefits provided to such Company Employee or former employee, as applicable, immediately prior to the Effective Time. Notwithstanding anything to the contrary in this Agreement (including, for the avoidance of doubt, Section 2.3(a)(iii)), in calculating the level of attainment of the performance criteria applicable to Restricted Stock Units and any other short or long-term cash or equity incentive awards in each case subject to performance-based vesting conditions and regardless of whether such awards are settled upon or after the Effective Time, the Company (or the Surviving Corporation) shall exclude any expenses or costs associated with or arising as a result of or in connection with the transactions contemplated by this Agreement or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement not occurred.

(b) Without limiting the generality of Section 5.8(a), from and after the Effective Time, Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to, assume, honor and continue without amendment during the Benefit Protection Period or, if sooner, until all obligations thereunder have been satisfied, all of the Company Benefit Plans, disclosed in Section 3.12 of the Disclosure Letter or entered into after the date hereof to the extent permitted by Section 5.1(a)(x), that constitute employment, severance and termination plans, policies, programs, agreements and arrangements (including any change in control or severance agreement between the Company and any Company Employee), in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with applicable Law or as consented to by the parties thereto.

(c) With respect to any compensation or benefit plan, program, arrangement or agreement including any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Parent or any of the Parent Subsidiaries, including the Surviving Corporation (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, each Company Employee’s service with the Company or any Company Subsidiary (as well as service with any predecessor employer of the Company or any Company Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Company Subsidiary) shall be treated as service with Parent or any of the Parent Subsidiaries, including the Surviving Corporation, to the extent such service was credited for similar purposes under a similar Company Benefit Plan; provided, however, that such service need not be recognized (i) for purposes of benefit accrual under any defined benefit pension plan other than any Single Employer Plan, or (ii) to the extent that such recognition would result in any duplication of benefits.

(d) Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to waive, or cause to be waived, with respect to the Company Employees any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of the Parent Subsidiaries in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) under any Company Benefit Plan that is an employee welfare benefit plan during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company Employee (and dependents) will be eligible to participate from and after the Effective Time, to the extent so recognized under such applicable Company Benefit Plan.

(e) Nothing in this Agreement, whether express or implied, shall: (i) confer upon any Company Employee or another employee of the Company or any Company Subsidiary, or any other Person, any rights or remedies, including any right to employment or continued employment for any period or terms of employment, of any nature whatsoever; (ii) be interpreted to prevent or restrict Parent, or any Parent Subsidiary, including the Surviving Corporation, from modifying or terminating the employment or terms of employment of any Company Employee or such other employee including the amendment or termination of any Company Benefit Plan or any employee benefit or compensation plan, program or arrangement according to its terms, after the Effective Time; or (iii) be treated as an amendment or other modification of any Company Benefit Plan or other employee benefit plan or arrangement.

Section 5.9 Takeover Laws. If any “moratorium,” “control share acquisition,” “fair price,” “business combination” or other anti-takeover Law becomes, or is deemed to be, applicable to the Merger, including the acquisition of Shares pursuant thereto, or any other transaction contemplated by this Agreement, then the Company Board or the Parent Board, as applicable, shall take all action reasonably available to it to render such Law inapplicable to the foregoing.

Section 5.10 Indemnification of Directors and Officers.

(a) For a period beginning at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present directors, officers and employees of the Company or any Company Subsidiary to the same extent such Persons are indemnified as of the date of this Agreement by the Company or any Company Subsidiary pursuant to applicable Law, the Company Certificate, the Company By-laws, the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of any Company Subsidiary, and indemnification agreements, if any, in existence on the date of this Agreement with any directors, officers, and employees of the Company or any Company Subsidiary, arising out of acts or omissions in their capacity as directors, officers or employees of the Company or any Company Subsidiary occurring at or prior to the Effective Time; provided, however, that the Surviving Corporation shall indemnify and hold harmless such persons to the fullest extent permitted by applicable Law for acts or omissions occurring in connection with the approval, adoption, execution and performance of this Agreement and the consummation of the transactions contemplated hereby. The Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.10(a) in accordance with the procedures set forth in the Company Certificate, the Company By-laws, the certificate of incorporation and bylaws, or equivalent organizational documents, of any Company Subsidiary, and indemnification agreements, if any, in existence on the date of this Agreement and filed as an exhibit to a Company SEC Document, including any expenses incurred in enforcing such Person’s rights under this Section 5.10, regardless of whether indemnification with respect to or advancement of such expenses is authorized under the Company Certificate, the Company By-laws, the certificate of incorporation and bylaws, or equivalent organizational documents, of any Company Subsidiary, or such indemnification agreements; provided, however, that the director, officer or employee to whom expenses are advanced undertakes to repay such advanced expenses to Parent and the Surviving Corporation if it is ultimately determined that such director, officer or employee is not entitled to indemnification pursuant to this Section 5.10(a). Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against such persons with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 5.10(a) shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(b) For not less than six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors, officers and employees of the Company and the Company Subsidiaries for periods at or prior to the Effective Time than are currently set forth in the Company Certificate and the Company By-laws. The indemnification agreements, if any, in existence on the date of this Agreement as disclosed on Section 5.10(b) of the Company Disclosure Letter with any of the directors, officers or employees of the Company or any Company Subsidiary shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms following the Effective Time.

(c) For the benefit of the Company’s directors and officers, as of the date of this Agreement and as of the Effective Time, the Company shall be permitted, prior to the Effective Time, to obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six (6) years from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (true and complete copies of which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the portion of the premium payable in respect of each year of such coverage shall not exceed 300% of the last annual premium paid prior to the date of this Agreement (which annual premium is disclosed on Section 5.10(c) of the Company Disclosure Letter). If the Company is unable to purchase such D&O Insurance prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, as of the Effective Time, obtain and fully pay the premium for D&O Insurance that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (true and complete copies of which have been previously provided to Parent); provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement; and provided, further, that if the annual premium would at any time exceed 300%, the Surviving Corporation shall be obligated to provide the maximum available coverage as may be obtained for 300% from an insurance carrier having a minimum A.M. Best credit rating of A- or higher. The Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder, for a period of not less than six (6) years from and after the Effective Time.

(d) In the event Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.10.

(e) The obligations under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect any past or present directors, officers and employees of the Company to whom this Section 5.10 applies without the consent of such affected Person (it being expressly agreed that the persons for whose benefit this Section 5.10 applies are express third party beneficiaries of this Section 5.10).

Section 5.11 Agreements Concerning Merger Sub. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder. Parent shall, promptly following execution of this Agreement, approve and adopt this Agreement in its capacity as sole shareholder of Merger Sub and deliver to the Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub. During the period from the date of this Agreement through the Effective Time, Merger Sub shall not, and Parent shall not permit Merger Sub to, engage in any activity of any nature except as provided in or expressly contemplated by this Agreement.

Section 5.12 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Shares or other Equity Interests in the Company (including Company Options, Restricted Stock and Other Equity-Based Awards) pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

Section 5.13 Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement, including the Merger, (other than such Taxes required to be paid by reason of the payment of the Merger Consideration to a Person other than the holder of record of the Shares with respect to which such payment is made) shall be borne and paid by either Merger Sub or the Surviving Corporation (regardless of the Person liable for such Taxes under applicable Law) and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

Section 5.14 Utility Subsidiary Preferred Stock. (a) The Company shall be permitted, in consultation with Parent, to cause Utility Subsidiary to redeem from time to time prior to the Closing any and all outstanding shares of any series of Utility Subsidiary Preferred Stock that it determines to so redeem. The Company shall notify Parent following any such redemption and identify such redemption as being pursuant to this Section 5.14(a).

(b) In addition, the Company shall cause Utility Subsidiary to redeem all other outstanding shares of Utility Subsidiary Preferred Stock (unless, prior to the issuance by Utility Subsidiary of any call notice for such Utility Subsidiary Preferred Stock, Parent instructs the Company not to cause such redemption), such redemption to be completed as close as possible to, but not later than, the Closing, pursuant to the terms of such Utility Subsidiary Preferred Stock. Parent agrees that, if this Agreement is terminated other than pursuant to Section 7.1(g), Parent shall reimburse the Company for one hundred percent (100%) of its out-of-pocket costs and expenses incurred (including any premium paid but excluding the par amount of such Utility Subsidiary Preferred Stock) in connection with any redemption of Utility Subsidiary Preferred Stock pursuant to this Section 5.14(b) (but, for the avoidance of doubt, excluding any redemptions under Section 5.14(a)).

Section  5.15 Post-Merger Operations.

(a) Corporate Offices. The Surviving Corporation shall maintain its headquarters in Poughkeepsie, New York.

(b) Community Involvement. From the Effective Time and for a period of five (5) years thereafter, the Surviving Corporation shall make annual charitable contributions within the communities served by the Surviving Corporation not less than the level of charitable contributions made by the Company as of the date hereof, and otherwise maintain a level of involvement in community activities in the State of New York not less than the level of community involvement and related activities carried on by the Company as of the date hereof. Section 5.15(b) of the Company Disclosure Letter sets forth the aggregate dollar amount of charitable contributions made by the Company during the fiscal year ended December 31, 2011.

(c) Board of Directors. The Surviving Corporation shall not permit the removal of any Person elected to the Board of the Surviving Corporation pursuant to the last sentence of Section 1.1(c) from his or her position as a director of the Surviving Corporation, except for cause, until at least the second anniversary of the Closing Date and until his or her successor is duly qualified and elected.

(d) Labor Contracts. After the Effective Time, the Surviving Corporation shall continue to perform all of the Company’s obligations under and in accordance with the terms of the Company’s collective bargaining agreements, subject to any amendments or waivers to such contracts as may be agreed by all of the parties thereto.

(e) In the event the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.15.

Section 5.16 Transition Planning. Promptly following the date hereof, the Company and Parent shall each appoint one or more representatives to a working committee that will be responsible for coordinating transition planning and implementation relating to the Merger and obtaining regulatory approvals with respect to the transactions contemplated hereby.

Section 5.17 Changes to Rates or Charges. The Company shall, and shall cause the Company Subsidiaries to, (i) obtain Parent’s written consent prior to initiating any general rate case, (ii) consult with Parent prior to making any material changes in the Company’s or the Company Subsidiaries’ rates or charges, standards of service or accounting from those in effect on the date of this Agreement or (iii) further consult with Parent prior to initiating any material proceeding (or filing any amendment thereto), or effecting any material agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto.

Section 5.18 Ownership of Company Stock. Prior to the Effective Time, none of Parent, Merger Sub or any other Parent Subsidiary or any affiliate of any of the foregoing will acquire, directly or indirectly, beneficially or of record, any Shares or any other securities convertible into or exchangeable or exercisable for, Company Common Stock or any other equity interests of the Company or the Company Subsidiaries.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver by a joint action of the parties hereto at or prior to the Effective Time of each of the following conditions:

(a) Company Shareholder Approval. The Company shall have obtained the Company Shareholder Approval.

(b) No Injunction. No federal or state court of competent jurisdiction or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling or Law (whether temporary, preliminary or permanent), in any case which is in effect and which has the effect of making the Merger illegal or otherwise prevents or prohibits consummation of the Merger; provided, however, that the condition in this Section 6.1(b) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.2 or Section 5.5 shall have been the cause of, or shall have resulted in, such order, decree, judgment, injunction or other ruling.

(c) Governmental Approvals. The Company Required Governmental Approvals shall have been obtained (including the expiration or termination of any applicable waiting period, together with any extensions thereof, under the HSR Act) at or prior to the Effective Time, and such approvals shall have been Final Orders, and such approvals shall not, and no order, action or regulatory condition of a regulatory body shall, impose any terms or conditions that, individually or in the aggregate, have or would reasonably be expected to have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole. For purposes of this Section 6.1(c), a “Final Order” means an action by the relevant Governmental Entity that is legally effective as of the Effective Time and has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the transactions contemplated hereby may be consummated has expired (a “Final Order Waiting Period”), and as to which all conditions to the consummation of such transactions prescribed by Law have been satisfied.

(d) CFIUS. Parent and the Company shall have received written confirmation from CFIUS that CFIUS has reviewed the information provided to it regarding the Merger and based on its review and, where applicable, investigation, and CFIUS has determined that there are no unresolved national security concerns with respect to the Merger.

Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of each of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company set forth in

Sections 3.2(a), 3.2(b), 3.3, and the first two sentences of 3.2(c)), without regard to materiality or Company Material Adverse Effect qualifiers contained within such representations and warranties, shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date); provided, however, that the condition in this Section 6.2(a)(i) shall be deemed to be satisfied so long as any failures of such representations and warranties to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect; and (ii) the representations and warranties of the Company set forth in Sections 3.2(a) and 3.2(b) and the first two sentences of Section 3.2(c) shall be true and correct in all respects (except for de minimis inaccuracies) and Section 3.3 shall be true and correct in all material respects, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct in all material respects as of such date). Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company as to the satisfaction of the condition in this Section 6.2(a).

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company as to the satisfaction of the condition in this Section 6.2(b).

(c) Material Adverse Effect. Except with respect to matters set forth in Section 6.2(c) of the Company Disclosure Letter (without giving effect to the second parenthetical contained in the first paragraph of Article III of this Agreement), since the date of this Agreement there shall not have occurred any Company Material Adverse Effect or any change, event, occurrence, effect or development that, individually or in the aggregate has had, or would reasonably be expected to result in, a Company Material Adverse Effect.

Section 6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of each of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent and Merger Sub contained in this Agreement (other than the representations and warranties of Parent set forth in Section 4.2), without regard to materiality qualifiers contained within such representations and warranties, shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date); provided, however, that the condition in this Section 6.3(a)(i) shall be deemed to be satisfied so long as any failures of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement; and (ii) the representations and warranties of Parent set forth in Section 4.2 shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct in all material respects as of such date). The Company shall have received a certificate signed on behalf of the Parent by the Chief Executive Officer or Chief Financial Officer of Parent as to the satisfaction of the condition in this Section 6.3(a).

(b) Agreements and Covenants. Each of Ultimate Parent, Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent as to the satisfaction of the condition in this Section 6.3(b).

(c) Governmental Approvals. The approval of the Merger and the other transactions contemplated by this Agreement from the NYPSC shall not contain any term that has the effect of reducing the Merger Consideration to be received by the holders of Shares in their capacity as such, and any Company Required Governmental Approval that would reasonably be expected to contain such a term shall have been obtained by Final Order.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either the Company or Parent, if the Effective Time shall not have occurred on or before February 20, 2013 (the “Initial Outside Date”); provided, however, that (i) if on the Initial Outside Date the conditions to the Closing set forth in Sections 6.1(c), 6.1(d) and 6.3(c) shall not have been satisfied, but all other conditions to the Closing shall have been satisfied or waived (or shall be capable of being satisfied at the Closing), then the Initial Outside Date shall be extended to August 20, 2013 (the “Extended Outside Date”) and (ii) if the Initial Outside Date or the Extended Outside Date, as the case may be, shall occur during any Final Order Waiting Period, the Initial Outside Date or the Extended Outside Date, as the case may be, shall be extended until the third (3rd) Business Day after the expiration of such Final Order Waiting Period; and provided, further, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party if the failure of the Effective Time to occur on or before such date is the result of such party having breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;

(c) by either the Company or Parent, if the Company Shareholder Approval shall not have been obtained upon a vote taken thereon at the Company Shareholder Meeting (including any adjournment or postponement thereof);

(d) by either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity shall have issued an order or injunction or taken any other action, in each case, permanently enjoining, restraining or prohibiting the Merger, and such order, injunction or other action shall have become final and non-appealable (which order, injunction or other action the party seeking to terminate this Agreement shall have used its reasonable best efforts to resist, resolve or lift, as applicable);

(e) by Parent, at any time prior to the receipt of the Company Shareholder Approval, if (i) the Company Board shall have effected a Change of Company Board Recommendation (whether or not in compliance with Section 5.4) or (ii) the Company shall have entered into a definitive agreement with respect to a Superior Proposal;

(f) by the Company, at any time prior to the receipt of the Company Shareholder Approval, in accordance with the provisions of Section 5.4(f); provided, however, that the Company shall have complied with all of the requirements of Section 5.4(f);

(g) by Parent, if: (i) (A) the Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 6.2(a) or 6.2(b), respectively, is not reasonably capable of being satisfied; (B) Parent shall have delivered to the Company written notice of such breach or failure to perform; and (C) either such breach or failure to perform is not capable of cure or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such breach or failure to perform shall not have been cured; provided, however, that

Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 6.3(a) or 6.3(b) is not reasonably capable of being satisfied; or (ii) all of the conditions in Sections 6.1 and 6.3 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived and the Company has failed to effect the Closing pursuant to Section 1.2; or

(h) by the Company, if: (i) (A) Ultimate Parent, Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 6.3(a) or 6.3(b), respectively, is not reasonably capable of being satisfied; (B) the Company shall have delivered to Parent written notice of such breach or failure to perform; and (C) either such breach or failure to perform is not capable of cure or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such breach or failure to perform shall not have been cured; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h)(i) if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 6.2(a) or 6.2(b) is not reasonably capable of being satisfied; or (ii) all of the conditions in Sections 6.1 and 6.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived and Parent and Merger Sub have failed to effect the Closing pursuant to Section 1.2.

Section 7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Ultimate Parent, Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors, in either case, except (i) with respect to Section 5.3(b), the second sentence of Section 5.14, this Section 7.2 and Article VIII or (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by another party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b) In the event that this Agreement is terminated:

(i) by (A) Parent pursuant to Section 7.1(e), or (B) the Company pursuant to Section 7.1(f), then the Company shall pay (or cause to be paid) to Parent, within two (2) Business Days following the date of such termination by Parent pursuant to clause (A), or prior to or concurrently with such termination by the Company pursuant to clause (B), a termination fee of $19,700,000 (the “Company Termination Fee”);

(ii)(A) by (1) either Parent or the Company pursuant to Section 7.1(b) or Section 7.1(c) or (2) Parent pursuant to Section 7.1(g), (B) prior to the termination pursuant to Section 7.1(b), the Company Shareholder Meeting or the breach of or failure to perform giving rise to Parent’s right to terminate under Section 7.1(g), as the case may be, an Acquisition Proposal involving the Company shall have been made to the Company or the Company Board or publicly disclosed and, in each case, not withdrawn (the party making such Acquisition Proposal being referred to herein as the “Pre-Termination Bidder”) and (C) within twelve (12) months after the termination of this Agreement the Company shall have entered into a definitive agreement with respect to, or consummated, an Acquisition Proposal with the Pre-Termination Bidder or with any other third party that has submitted an Acquisition Proposal or made any inquiry or proposal relating to any potential Acquisition Proposal on or prior to the date that is three (3) months after the date of termination of this Agreement (including prior to the date of termination), then the Company shall pay to Parent, within two (2) Business Days after the earlier of the date the Company enters into such definitive agreement or consummates such Acquisition Proposal, an amount equal to the Company Termination Fee less any Parent Transaction Expenses previously paid in accordance with Section 7.2(b)(iii). For purposes of clause “(C)” of this Section 7.2(b)(ii), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 8.4, except that all percentages therein shall be changed to “50%”; or

(iii)(A) by (1) either Parent or the Company pursuant to Section 7.1(b) or Section 7.1(c) or (2) Parent pursuant to Section 7.1(g), and (B) prior to the termination pursuant to Section 7.1(b), the Company Shareholder Meeting or the breach or failure to perform giving rise to Parent’s right to terminate under Section 7.1(g), as the case may be, an Acquisition Proposal involving the Company shall have been made to the Company or the Company Board or publicly disclosed and, in each case, not withdrawn, then the Company shall reimburse Parent promptly upon demand, but in no event later than three (3) Business Days after the date of such demand, by wire transfer of same day funds, for all fees and expenses incurred by or on behalf of Parent in connection with the Merger or the other transactions contemplated by this Agreement, including all fees and expenses of counsel (“Parent Transaction Expenses”); provided, however, that the Company shall not be obligated to reimburse Parent for Parent Transaction Expenses pursuant to this Section 7.2(b)(iii) in excess of $4,000,000 in the aggregate.

(c) Any payment under Section 7.2(b) shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.

(d) Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and (ii) without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. It is acknowledged and agreed that the Company Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which the Company Termination Fee is payable; provided, however, that the foregoing shall not limit Parent’s rights with respect to any liabilities or damages incurred or suffered by Ultimate Parent, Parent or Merger Sub as a result of the willful and material breach by the Company of any of its representations, warranties, covenants or agreements set forth in this Agreement (including any such case in which the Company Termination Fee or Parent Transaction Expenses is payable pursuant to this Section 7.2, to the extent any such liability or damage suffered by Parent exceeds the amount of the Company Termination Fee or Parent Transaction Expenses payable pursuant to this Section 7.2, it being the intent that any Company Termination Fee and Parent Transaction Expenses paid shall, to the extent of such payment, serve as credit against and off-set any liability or damage suffered by Parent as a result of the willful and material breach by the Company of any of its representations, warranties, covenants or agreements set forth in this Agreement). In no event shall the Company be required to pay to Parent more than one Company Termination Fee pursuant to Section 7.2(b).

Section 7.3 Amendment. This Agreement may be amended by the Company, Parent and Merger Sub by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after receipt of the Company Shareholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company’s shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 7.4 Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the covenants or conditions contained herein; provided, however, that after receipt of the Company Shareholder Approval, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company’s shareholders hereunder without the approval of such shareholders at a duly convened meeting of the Company’s shareholders called to obtain approval of such extension or waiver. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants and agreements of the parties contained this Agreement shall survive the Effective Time.

Section 8.2 Fees and Expenses. Subject to Sections 5.13 and 5.14, whether or not the Merger is consummated, all fees and expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that all fees and expenses associated with filings made pursuant to the HSR Act shall be paid by Parent.

Section 8.3 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

c/o Fortis Inc.

The Fortis Building, 139 Water Street, Suite 1201

P.O. Box 8837

St. John’s, Newfoundland A1B 3T2

Canada

Fax: (709) 737-5307

Attention: Ronald W. McCabe

with a copy to (for information purposes only):

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Fax: (212) 354-8113

Attention: Earle H. O’Donnell

                 John M. Reiss

If to the Company, addressed to it at:

CH Energy Group, Inc.

284 South Avenue

Poughkeepsie, New York 12601-4839

Fax: (845) 486-5465

Attention: John E. Gould

with copies to (for information purposes only):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Fax: (212) 403-2000

Attention: Eric S. Robinson

                 Trevor S. Norwitz

Section 8.4 Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions of the relevant third party that has made an Acquisition Proposal that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, provided that such Acceptable Confidentiality Agreement does not in any way restrict the Company from complying with its obligations under this Agreement, including with respect to the Company’s disclosure obligations to Parent under this Agreement with respect to any Acquisition Proposal.

“Acquisition Proposal” means any inquiry, offer, indication of interest or proposal (whether or not in writing) from, or public announcement by, any Person relating to any transaction or series of transactions involving (a) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company, (b) any sale, lease, license or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, joint venture, sale of Equity Interests, or any other economic interest, in the Company or a Company Subsidiary or otherwise), of assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (c) issuance, sale or other disposition, directly or indirectly, of Equity Interests representing 20% or more of the voting power of the Company, (d) any direct or indirect acquisition of securities, tender offer or exchange offer or other similar transaction that, if consummated, would result in any Person or “group” (as defined in the Exchange Act) of Persons, directly or indirectly acquiring beneficial or record ownership of more than 20% of the Shares then outstanding or (e) combination of the foregoing (in each case, other than the Merger).

“affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Aggregate Merger Consideration” means the product of the Merger Consideration and the number of Shares issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(b)).

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in New York, New York, the Province of Ontario, Canada or the Province of Newfoundland and Labrador, Canada.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Equity Award” means Company Options, Restricted Shares, Restricted Stock Units, Other Equity-Based Awards or any other equity-based compensation awards of the Company.

“Company Material Adverse Effect” means any fact, change, event, circumstance, occurrence, effect or development that is materially adverse to (i) the business, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the Merger on a timely basis in accordance with the terms of this Agreement and applicable Law; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect, except, in the case of clauses (a), (b), (e), (f), (g), (h), (i), and (j), to the extent such fact, change, event or development has a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, compared with other Persons operating in the natural gas and electric utility industries: (a) any change affecting the general economy or political, regulatory, business, economic, financial, credit or capital market conditions in the United States, including interest rates or exchange rates, or any changes therein; (b) any change affecting the national, regional, state or local wholesale or retail markets for natural gas or electric power or the national, regional, state or local electric or natural gas transmission or distribution systems; (c) any change attributable to the execution or announcement of this Agreement, or the pendency of the transactions contemplated hereby, including any litigation resulting therefrom (including any shareholder litigation), any reduction in sales resulting therefrom, any adverse change in supplier, distributor, employee, financing source, shareholder, partner or similar relationships resulting therefrom or any change in the credit rating of the Company or any Company Subsidiary resulting therefrom; (d) any action taken, or failure to act, at the request or with the consent of Parent or Merger Sub; (e) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement; (f) any change in national, regional, state or local wholesale or retail electric power and capacity or natural gas prices or in the market price for commodities; (g) any shutdown or suspension of operations at the power plants from which the Company obtains electricity or facilities from which the Company obtains natural gas; (h) any hurricane, earthquake, flood or other natural disasters or acts of God; (i) any change resulting from weather conditions or customer use patterns; (j) any adoption, proposal or implementation of, or change in, any applicable Law after the date hereof or any interpretation thereof by any Governmental Entity; (k) changes in GAAP after the date hereof or any interpretation thereof by any Governmental Entity; (l) any failure by the Company to meet any estimates of revenues, earnings, projections or other economic performance, whether published, internally prepared or provided to Parent and any Parent Representatives; or (m) any change in the price or trading volume of the Company Common Stock on the New York Stock Exchange or any suspension of trading in securities generally on the New York Stock Exchange; provided, however, that with respect to clauses (l) and (m), it is understood that the facts and circumstances giving rise to such failure or change may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)-(k) of this definition.

“Company Shareholder Meeting” means a duly convened meeting of the Company’s shareholders called to obtain the Company Shareholder Approval, or any valid adjournment or postponement thereof made in accordance with this Agreement.

“Contract” means any agreement, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan, evidence of indebtedness, letter of intent, purchase order, letter of credit, settlement agreement, franchise agreement, covenant not to compete, employment agreement, license, purchase and sales order or other legal commitment to which a Person is a party or to which the properties or assets of such Person are subject.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of Equity Interests, by Contract or otherwise.

“Environmental Laws” means all applicable federal, state or local Laws (including the common law), statutes, ordinances and regulations which (a) regulate or relate to the protection or clean up of the environment, the protection of human health or worker safety (to the extent related to the exposure to Hazardous Substances) or the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, membership, voting security or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any Company Subsidiary or Parent or any Parent Subsidiary, as applicable, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any national, federal, state, county, municipal or local government, or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, including, for the avoidance of doubt, the New York Independent System Operator and the North American Electric Reliability Corp. in its capacity as the FERC-certified Electric Reliability Organization and the Northeast Power Coordinating Council.

“Hazardous Substances” means any toxic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas that is subject to regulation, control or remediation under any Laws regulating or relating to the protection or clean up of the environment or the protection of human health or worker safety.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means and includes each of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, “synthetic” leases or conditional sale or other title retention agreements, (e) any non-contingent reimbursement obligations under acceptance credit, letters of credit or similar facilities that have been drawn, (f) any guaranty or other contingent liability of any of the foregoing, (g) any so-called keep-well agreements, or (h) any other agreement to maintain any financial condition of another person or any arrangement having the economic effect of any of the foregoing.

“Intellectual Property” means all U.S. (a) patents and patent applications, (b) trademarks, service marks, trade dress, logos, Internet domain names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) copyrights and rights under copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (d) trade secrets and other rights in know-how and confidential or proprietary information, including any technical data, specifications, techniques, inventions and discoveries, (e) rights of privacy and rights of publicity, and (f) all other intellectual property rights recognized by applicable Law enforceable in the U.S.

“IT Assets” means all computers, computer software, hardware, firmware, middleware, servers, source code, object code, development tools, workstations, routers, hubs, switches, data communications lines, websites, data, and all other information technology equipment, and all associated documentation (a) owned by the Company or one of the Company’s Subsidiaries or (b) which the Company or one of the Company’s Subsidiaries uses, including any and all outsourced or cloud computing based arrangements.

“IRS” means the United States Internal Revenue Service.

“knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed in Exhibit A-1 hereto after reasonable inquiry of those employees of the Company or the Company Subsidiaries known to such individuals to have specialized knowledge of the subject matter of the applicable representation or warranty and (ii) with respect to the Parent, the actual knowledge of the individuals listed in Exhibit A-2 hereto.

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree, including for the avoidance of doubt, reliability standards developed and enforced by the North American Electric Reliability Council in its capacity as the FERC-certified Electric Reliability Organization or the Northeast Power Coordinating Council and the filed rates and market rules and regulations of the New York Independent System Operator.

“Lien” means any lien, claim, mortgage, defect of title, conditions, preemption right, debenture, indenture, hypothecation, license to third parties, equity, charge, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature (contingent or otherwise), whether voluntarily incurred or arising by operation of Law.

“Parent Subsidiary” means any Subsidiary of Parent.

“Permitted Lien” means (i) Liens specifically reflected or reserved against or otherwise disclosed in the Company Financial Statements; (ii) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’ or repairmen’s Liens arising or incurred in the ordinary course that are not material in amount or effect on the business of the Company and the Company Subsidiaries; (iii) Liens for Taxes (x) not yet due and payable or (y) being contested in good faith by appropriate proceedings; (iv) with respect to real property, (A) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report, (B) any conditions that would be shown by a current survey or physical inspection, and (C) zoning, building, subdivision or other similar requirements or restrictions; and (v) encumbrances that would not materially impair the conduct of the business of the Company and its Subsidiaries, or the use or value of the relevant asset.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or “person” (as defined in Section 13(d)(3) of the Exchange Act).

“Proxy Statement” means a proxy statement relating to the approval and adoption of this Agreement by the Company’s shareholders and any amendments or supplements thereto.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying and seeping into or upon any land or water or air or otherwise entering the environment.

“Remedial Action” means all action to (a) clean up, remove, treat or handle in any other way Hazardous Substances in the environment, (b) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or the environment, or (c) perform preliminary assessments, site investigations, remedial investigations, remedial actions, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance, reporting and monitoring.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the voting power of the Equity Interests representing the right to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Superior Proposal” means any bona fide written Acquisition Proposal (except that all percentages therein shall be changed to “50%”) made by a third party that, in the good faith judgment of the Company Board, after consultation with its financial advisors and outside counsel, taking into account all the terms and conditions of such proposal that the Company Board deems relevant (including the legal, financial, regulatory, timing, likelihood of consummation and other aspects of the proposal and any changes to the terms of this Agreement committed to by Parent in response to such proposal or otherwise), is more favorable to the Company than the Merger.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means (a) any federal, state, local or foreign taxes, assessments, duties, fees, levies, or other governmental charges, including taxes based on or measured by value, worth, capital, income, receipts, profits, sales or other business activity, or a tax imposed in lieu thereof, including withholding of any of the foregoing and collection of sales taxes, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding, fuels, ad valorem and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, and (b) any interest, penalty or addition to any of the foregoing.

Section 8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“4.35% Preferred Stock”	Section 3.2(a)
“4.50% Preferred Stock”	Section 3.2(a)
“4.75% Preferred Stock”	Section 3.2(a)
“4.96% Preferred Stock”	Section 3.2(a)
“6.20% Preferred Stock”	Section 3.2(a)
“6.80% Preferred Stock”	Section 3.2(a)
“7.44% Preferred Stock”	Section 3.2(a)
“7.72% Preferred Stock”	Section 3.2(a)
“8.40% Preferred Stock”	Section 3.2(a)
“Agreement”	Preamble
“Certificate of Merger”	Section 1.2
“Benefit Protection Period”	Section 5.8(a)
“Book-Entry Shares”	Section 2.2(b)
“Certificates”	Section 2.1(a)
“CFIUS”	Section 3.5
“Change of Company Board Recommendation”	Section 5.4(d)
“Closing Date”	Section 1.2
“Closing”	Section 1.2
“Company”	Preamble
“Company Benefit Plan”	Section 3.12(a)
“Company Board”	Recitals
“Company Board Recommendation”	Section 5.2(c)
“Company By-laws”	Section 3.1(b)

“Company Common Stock”	Section 2.1(a)
“Company Certificate”	Section 3.1(b)
“Company Disclosure Letter”	Article III
“Company Employees”	Section 5.8(a)
“Company Equity Plans”	Section 2.3(a)(i)
“Company Financial Statements”	Section 3.7
“Company Insurance Policies”	Section 3.22
“Company Joint Venture Agreements”	Section 3.1(d)
“Company Joint Venture Entity”	Section 3.1(d)
“Company Joint Venture Securities”	Section 3.1(d)
“Company Leased Real Property”	Section 3.16(b)
“Company Options”	Section 2.3(a)(i)
“Company Owned Real Property”	Section 3.16(a)
“Company Permits”	Section 3.6(a)
“Company Preferred Stock”	Section 3.2(a)
“Company Real Property”	Section 3.16(c)
“Company Real Property Lease”	Section 3.16(b)
“Company Representatives”	Section 5.3(a)
“Company Required Governmental Approvals”	Section 3.5
“Company Scheduled Contract”	Section 3.14(b)
“Company SEC Documents”	Section 3.7
“Company Shareholder Approval”	Section 3.23
“Company Scheduled Contract”	Section 3.14(b)
“Company Subsidiary”	Section 3.1(c)
“Company Termination Fee”	Section 7.2(b)(i)
“Confidentiality Agreement”	Section 5.3(b)
“D&O Insurance”	Section 5.10(c)
“Dodd-Frank Act”	Section 3.28
“DPA”	Section 3.5
“Effective Time”	Section 1.2
“ERISA”	Section 3.12(a)
“Exchange Fund”	Section 2.2(a)
“Extended Outside Date”	Section 7.1(b)
“FCC”	Section 3.5
“FERC”	Section 3.5
“Final Order”	Section 6.1(c)
“Final Order Waiting Period”	Section 6.1(c)
“FPA”	Section 3.25
“Initial Outside Date”	Section 7.1(b)
“Merger”	Recitals
“Merger Consideration”	Section 2.1(a)
“Merger Sub”	Preamble
“Net Position”	Section 3.28
“Notice of Change of Recommendation”	Section 5.4(e)
“Notice of Superior Proposal”	Section 5.4(f)
“NYDEC”	Section 5.5(c)
“NYBCL”	Section 1.1(a)
“NYPSC”	Section 3.5
“Option Payments”	Section 2.3(a)(i)
“Other Equity-Based Award”	Section 2.3(a)(iii)
“Parent”	Preamble
“Parent Board”	Recitals

“Parent Disclosure Letter”	Article IV
“Parent Representatives”	Section 5.3(a)
“Parent Transaction Expenses”	Section 7.2(b)(iii)
“Paying Agent”	Section 2.2(a)
“PBGC”	Section 3.12(e)
“Pre-Termination Bidder”	Section 7.2(b)(ii)
“PUHCA”	Section 3.25
“PURPA”	Section 3.25
“Restricted Share”	Section 2.3(a)(ii)
“Restricted Stock Unit”	Section 2.3(a)(iii)
“Sarbanes-Oxley Act”	Section 3.7
“Section 16”	Section 5.12
“Series A Preferred Stock”	Section 3.2(a)
“Shares”	Section 2.1(a)
“Single Employer Plan”	Section 3.12(e)
“Surviving Corporation”	Section 1.1(a)
“Trading Guidelines”	Section 3.28
“Transfer Taxes”	Section 5.13
“Ultimate Parent”	Preamble
“Utility Subsidiary”	Section 3.2(a)
“Utility Subsidiary Common Stock”	Section 3.2(a)
“Utility Subsidiary Preferred Stock”	Section 3.2(a)
“VEBA”	Section 3.12(a)
“WARN”	Section 3.13(a)

Section 8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.8 Entire Agreement. This Agreement (together with the Exhibits, Company Disclosure Letter, Parent Disclosure Letter and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more direct or indirect wholly-owned Subsidiaries of Ultimate Parent at any time and (ii) after the Effective Time, to any Person; provided, that no such transfer or assignment shall relieve Ultimate Parent, Parent or Merger Sub from any of its obligations hereunder or make it more difficult for Ultimate Parent to comply with its obligations under the Ultimate Parent guarantee set forth in Section 8.15. Any assignment or transfer in violation of the preceding sentence shall be void.

Section 8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than: (a) any Persons entitled to indemnification under the provisions of Section 5.10, with respect to such provisions, who shall be entitled to enforce their rights under this Agreement as third-party beneficiaries; (b) the shareholders of the Company, in the event of a termination of this Agreement as a result of a breach of this Agreement by Parent or Merger Sub, subject to Section 7.2(a), with respect to the lost opportunity to receive the Merger Consideration pursuant to this Agreement; provided, however, that the rights granted pursuant to this clause (b) shall only be enforceable by the Company on behalf of the shareholders of the Company (and not directly by any such shareholder) (it being understood and agreed that any and all interests in such claims shall attach to the Shares and subsequently trade and transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (i) distributed, in whole or in part, by the Company to the holders of Shares of record as of any date determined by the Company or (ii) retained by the Company for the use and benefit of the Company on behalf of its shareholders in any manner the Company deems fit); and (c) the shareholders of the Company, after the Effective Time, with respect to the right of such shareholders to receive Merger Consideration for any Share such shareholder holds.

Section  8.11 Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits,” are intended to refer to Sections of this Agreement and Exhibits to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 8.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with the Laws of the State of New York without regard to Laws that may be applicable under conflicts of laws principles that would cause the application of the Laws of any jurisdiction other than the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York located in New York County, New York and of the United States of America located in the Southern District of New York and any appellate court thereof), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating hereto or thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

Section 8.13 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section  8.14 Specific Performance.

(a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that each party hereto shall be entitled to an injunction, specific performance and other equitable relief. without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically in the courts of the State of New York located in New York County, New York and of the United States of America located in the Southern District of New York the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Without limitation of the foregoing and notwithstanding anything in this Agreement to the contrary, the parties hereby further acknowledge and agree that prior to the Closing: (i) the Company shall be entitled to specific performance (A) to enforce specifically the terms and provisions of, and to prevent or cure breaches of, Section 5.5 by Parent or Merger Sub or Section 8.15 by Ultimate Parent and (B) if (x) all conditions in Sections 6.1 and 6.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied and (y) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, to prevent or cure breaches of this Agreement by Parent or Merger Sub and/or to enforce specifically the terms and provisions of this Agreement, including to cause Ultimate Parent, Parent and/or Merger Sub to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions of this Agreement; and (ii) Parent and Merger Sub shall be entitled to specific performance if (A) all conditions in Sections 6.1 and 6.3 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied and (B) the Company fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, to prevent or cure breaches of this Agreement by the Company and/or to enforce specifically the terms and provisions of this Agreement, including to cause the Company to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions of this Agreement. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (x) the other party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

(b) The parties further agree that (i) the seeking of the remedies provided for in Section 8.14(a) shall not in any respect constitute a waiver by any party seeking such remedies of its respective right to seek any other form of relief that may be available to it under this Agreement, including under Section 7.2, in the event that this Agreement has been terminated or in the event that the remedies provided for in Section 8.14(a) are not available or otherwise are not granted, and (ii) nothing set forth in this Agreement shall require a party to institute any proceeding for (or limit a party’s right to institute any proceeding for) specific performance under Section 8.14(a) prior or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to Section 8.14(a) or anything set forth in this Section 8.14(b) restrict or limit a party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 8.15 Ultimate Parent Guarantee.

(a) Ultimate Parent hereby irrevocably, absolutely and unconditionally guarantees to the Company the due, prompt and punctual payment and performance when due of all of Parent’s and Merger Sub’s obligations and agreements under this Agreement up to and including the Closing, including the consummation of the Merger, the payment of the Aggregate Merger Consideration and the performance of Parent’s and Merger Sub’s obligations under Sections 2.2 and 5.5, it being understood that Ultimate Parent shall have no obligation to guarantee any post-Closing obligations or agreements. Ultimate Parent’s obligations are unconditional irrespective of any circumstances which might otherwise constitute, by operation of law, a discharge of a guarantor and it shall not be necessary for the Company to institute or exhaust any remedies or causes of action against Parent or Merger Sub or any other Person as a condition to the obligations of Ultimate Parent hereunder.

(b) Ultimate Parent hereby represents and warrants to the Company that it: (i) is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted; (ii) is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Ultimate Parent, Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement or to perform its obligations hereunder; and (iii) owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests in Parent.

(c) Ultimate Parent hereby represents and warrants to the Company that it: (i) has the requisite corporate or other legal entity, as the case may be, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger; (ii) the execution and delivery of this Agreement by Ultimate Parent, and the performance by Ultimate Parent of its obligations hereunder, have been duly and validly authorized by all requisite corporate or other legal entity, as the case may be, action on the part of Ultimate Parent and no other corporate or other legal entity, as the case may be, proceedings on the part of Ultimate Parent, and no shareholder or other equityholder votes, are necessary to authorize this Agreement or to perform its obligations hereunder; (iii) this Agreement has been duly authorized and validly executed and delivered by Ultimate Parent and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Ultimate Parent, enforceable against Ultimate Parent in accordance with its terms, except that (x) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (iv) none of the execution, delivery or performance of this Agreement by Ultimate Parent will (with or without notice or lapse of time, or both): (x) conflict with or violate any provision of the articles of incorporation or bylaws, or any equivalent organizational or governing documents, of Ultimate Parent; (y) conflict with or violate any Law applicable to Ultimate Parent or any of its properties or assets; or (z) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the properties or assets of Ultimate Parent pursuant to, any Contract or permit to which Ultimate Parent is a party or by which it or any of its respective properties or assets are bound, except, with respect to clauses (y) and (z), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Ultimate Parent to perform its obligations under this Agreement.

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and Ultimate Parent have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FORTISUS INC.

By:

Name:	Mr. Barry V. Perry
Title:	Vice President, Finance and Chief Financial Officer

By:

Name:	Mr. Ronald W. McCabe
Title:	Vice President, General Counsel and Corporate Secretary

CASCADE ACQUISITION SUB INC.

By:

Name:	Mr. Barry V. Perry
Title:	Vice President, Finance and Chief Financial Officer

By:

Name:	Mr. Ronald W. McCabe
Title:	Vice President, General Counsel and Corporate Secretary

FORTIS INC.

By:

Name:	Mr. Barry V. Perry
Title:	Vice President, Finance and Chief Financial Officer

By:

Name:	Mr. Ronald W. McCabe
Title:	Vice President, General Counsel and Corporate Secretary

CH ENERGY GROUP, INC.

By:

Name:	Steven V. Lant
Title:	Chairman of the Board, President and Chief Executive Officer

ANNEX B

[LAZARD LETTERHEAD]

February 20, 2012

The Board of Directors

CH Energy Group, Inc.

284 South Avenue

Poughkeepsie, New York 12601

Dear Members of the Board:

We understand that CH Energy Group, Inc., a New York corporation (“Company”), FortisUS Inc., a Delaware corporation (“Parent”), Cascade Acquisition Sub Inc., a New York corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Fortis Inc., a corporation incorporated under the Corporations Act of Newfoundland and Labrador (“Ultimate Parent”) propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Parent will acquire Company (the “Transaction”). Pursuant to the Agreement, Merger Sub will be merged with and into Company and each outstanding share of the common stock, par value $0.10 per share, of Company (“Company Common Stock”), other than shares of Company Common Stock held in the treasury of Company or owned of record by any Company subsidiary, Ultimate Parent, Parent, Merger Sub or any of their respective wholly-owned subsidiaries (such holders, collectively, “Excluded Holders”), will be converted into the right to receive $65.00 in cash (the “Consideration”), subject to certain adjustments as more fully described in the Agreement. The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Company Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of a draft, dated February 19, 2012, of the Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to Company;

(iii)	Reviewed various financial forecasts and other data provided to us by Company relating to the business of Company;

(iv)	Held discussions with members of the senior management of Company with respect to the business and prospects of Company;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of Company;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the businesses of Company;

(vii)	Reviewed historical stock prices and trading volumes of Company Common Stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Company or concerning the solvency or fair value of Company, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, we have assumed, with the consent of Company, that they have been

The Board of Directors

CH Energy Group, Inc.

February 20, 2012

reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Company. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Transaction. In connection with our engagement, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with Company, nor were we requested to consider, and our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Company might engage or the merits of the underlying decision by Company to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of Company, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. Representatives of Company have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with the consent of Company, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Company or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Company in connection with the Transaction and will receive a fee for such services: a portion of which is payable upon the public announcement of the Transaction, a portion of which is payable contingent upon the receipt of requisite shareholder approval of the Transaction, and the remainder of which is payable contingent upon the closing of the Transaction. We and certain of our affiliates in the past have provided certain investment banking services to Company, for which we have received compensation, including, during the past two years, having advised on the disposition of certain assets from Company’s fuel oil distribution business in 2009 and 2010. In addition, in the ordinary course of their respective businesses, Lazard, LFCM Holdings LLC (an entity indirectly owned in large part by current and former managing directors of Lazard) and their respective affiliates may actively trade securities of Company, Parent and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Company, Parent and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Company (in its capacity as such) and our opinion is rendered to the Board of Directors of Company in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

The Board of Directors

CH Energy Group, Inc.

February 20, 2012

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Company Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

LAZARD FRERES & CO. LLC

BY	/s/ Jonathan P. Mir
Jonathan P. Mir
Managing Director

EXHIBIT A-1

List of Knowledge Persons—Company

Steven Lant

James Laurito

Christopher Capone

John Gould

EXA-1

EXHIBIT A-2

List of Knowledge Persons—Parent

Ronald McCabe

Barry Perry

James Spinney

EXB-1

V O T E B Y T E L E P H O N E

Use any touch-tone telephone to appoint your proxy and transmit your voting instructions until 11:59 p.m. Eastern Time on , , 2012. Have your proxy card available when you call the Toll-Free number 1-888-693-8683 and follow the simple instructions to record your vote.

V O T E B Y I N T E R N E T

Use the Internet to appoint your proxy and transmit your voting instructions until 11:59 p.m. Eastern Time on , , 2012. Have your proxy card available when you access the website www.cesvote.com, and follow the simple instructions to record your vote.

V O TE B Y M A I L

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided, or return it to: CH Energy Group, Inc., c/o Corporate Election Services, PO Box 3200, Pittsburgh, PA 15230-3200.

VOTE BY TELEPHONE Call Toll-Free using a touch-tone telephone: 1-888-693-8683	VOTE BY INTERNET Access the Website and cast your vote: www.cesvote.com	VOTE BY MAIL Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week.

If you vote by telephone or by using the Internet, please do not send your proxy by mail.

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ê  Please fold and detach card at perforation before mailing.  ê

CH ENERGY GROUP, INC.	SPECIAL MEETING PROXY CARD

This proxy is solicited on behalf of the Board of Directors for the Special Meeting of Shareholders to be held on                          , 2012.

The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Shareholders and Proxy Statement, each dated                          , 2012, and does hereby appoint Steven V. Lant and John E. Gould and each of them as Proxies, each with the power to appoint his or her substitute and hereby authorizes each of them to represent and vote, as indicated on the reverse, all the shares of Common Stock, $0.10 par value per share, of CH Energy Group, Inc. held of record by the undersigned on                          , 2012 at the Special Meeting of Shareholders to be held on                          , 2012, and any adjournment(s) or postponement(s) thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. Unless otherwise specified, the shares will be voted “FOR” the adoption of the Agreement and Plan of Merger, dated as of February 20, 2012, “FOR” the approval on an advisory, non-binding basis, of the compensation that may be paid or become payable to named executive officers of CH Energy Group, Inc. that is based on or otherwise relates to the merger, and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Signature(s)

Signature(s)

Date:	, 2012
Please sign exactly as your name appears to the left. Joint owners should each sign. When signing on behalf of a corporation or partnership or as attorney, executor, administrator, trustee or guardian, please give full title as such. If a partnership, please sign in partnership name by authorized person.

Please sign and date this proxy where indicated above before mailing.

ADMISSION TICKET

Please bring this ticket to the Annual Meeting of Shareholders.
CH ENERGY GROUP, INC.
2012 Special Meeting of Shareholders

For the purpose of considering and acting upon three proposals, including (1) the adoption of the Agreement and Plan of Merger, dated as of February 20, 2012, (2) the approval on an advisory, non-binding basis, of the compensation that may be paid or become payable to named executive officers of CH Energy Group, Inc. that is based on or otherwise relates to the merger, and (3) the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, and such other business as may properly come before the meeting or any adjournment thereof.

, 2012
a.m. Eastern Time
CH Energy Group, Inc.
284 South Avenue
Poughkeepsie, NY 12601-4839

Please Admit	Non-Transferable

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YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Special Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope, or by voting via the internet or telephone, as described on the reverse side.

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CH ENERGY GROUP, INC.	SPECIAL MEETING PROXY CARD

Proposals - The Board of Directors recommends a vote FOR Proposals 1- 3.

1.	To adopt the Agreement and Plan of Merger, dated as of February 20, 2012, by and among FortisUS Inc., Cascade Acquisition Sub Inc., a wholly owned subsidiary of FortisUS Inc., Fortis Inc. (solely for purposes of certain provisions thereof), and CH Energy Group, Inc., as it may be amended from time to time.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	To approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to named executive officers of CH Energy Group, Inc. that is based on or otherwise relates to the merger.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to adopt the merger agreement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To act upon any other matters that may properly come before the special meeting.

Change of Address — Please print new address below.	Comments — Please print your comments below.

IMPORTANT—THIS PROXY CARD MUST BE SIGNED AND DATED ON THE REVERSE SIDE.